EXHIBIT 2.1

MASTER PURCHASE AGREEMENT

BETWEEN

BCP ACQUISITION COMPANY L.L.C.

AND

NORTHROP GRUMMAN CORPORATION

Dated as of November 18, 2002

		Page
ARTICLE I	TRANSFER AND ASSUMPTION	2
1.1	Preliminary Steps; Acquisition Structure Steps and Acquisition Steps	2
1.2	Transfer and Contribution of the Equity Interests, the Automotive Assets and the Excluded Assets	4
1.3	Assumption of Liabilities; Excluded Liabilities	5
1.4	Method of Transfer and Assumption	6
1.5	Nonassignable Contracts	6
1.6	Treatment of Transfers	7

ARTICLE II	SALE AND PURCHASE OF THE SHARES, THE LLC INTERESTS, THE FOREIGN SHARES, THE PARENT RULING NEWCO STOCK, THE LUCAS-VARITY CAPITAL STOCK, THE TRW UK CAPITAL STOCK AND THE INO CAPITAL STOCK	7
2.1	Sale and Purchase of the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling Newco Stock, the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the INO Capital Stock	7

ARTICLE III	CLOSING; PURCHASE PRICE AND PAYMENT	8
3.1	Closing; Purchase Price; Closing Deliveries; Ancillary Agreements	8
3.2	Purchase Price Adjustment	9

ARTICLE IV	TERMINATION	12
4.1	Termination of Agreement	12
4.2	Procedure Upon Termination	13
4.3	Effect of Termination	13

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF NORTHROP GRUMMAN, TRW AND TRW AUTOMOTIVE	14
5.1	Authority; No Conflicts; Governmental Consents; Corporate Matters	14
5.2	Capitalization of the Company and its Subsidiaries	16
5.3	Financial Statements; Absence of Changes	17
5.4	Taxes	19
5.5	Assets Other than Real Property Interests	19
5.6	Real Property Interests	19
5.7	Intellectual Property	20
5.8	Contracts	20
5.9	Litigation; Decrees	23
5.10	Employee Benefits	23
5.11	Environmental Matters	26
5.12	Employee and Labor Relations	27
5.13	Compliance with Law; Permits	28
5.14	Assets of the Business	28
5.15	Affiliate Transactions	28

i

(Continued)

(Continued)

EXHIBITS

EXHIBIT A-1	Intellectual Property License Agreement (In-Bound)

EXHIBIT A-2	Intellectual Property License Agreement (Out-Bound)

EXHIBIT B	Transition Services Agreement

EXHIBIT C	Employee Matters Agreement

EXHIBIT D	Insurance Allocation Agreement

EXHIBIT E	Key Terms of Stockholders’ Agreement

EXHIBIT F	Transaction and Monitoring Fee Agreement

EXHIBIT G	Calculation of OPEB Indemnity Obligations

EXHIBIT H	Summary of Key Terms of Seller Note

SCHEDULES

Schedule 1.1	Purchase Price Allocation
Schedule 1.1(b)(vi)	Foreign Acquirors
Schedule 1.1(c)(ii)	Foreign Entities
Schedule 1.1(c)(iii)	French Foreign Entities
Schedule 7.11	Guarantees and Letters of Credit
Schedule 7.20	Summary of Automotive Debt
Schedule 8.2(g)	Consents to Close
Schedule 11.5(a)	338(h)(10) Elections
Schedule 12.1(a)	Adjusting Indebtedness
Schedule 12.1(b)	Automotive Affiliates
Schedule 12.1(c)	Excluded Assets
Schedule 12.1(d)	Separate Purchases
Schedule 12.1(e)	Knowledge of TRW

v

SCHEDULES TO NORTHROP GRUMMAN DISCLOSURE LETTER

Schedule 5.1(b)	No Conflicts
Schedule 5.1(c)	Government Consents
Schedule 5.1(d)	Subsidiary Authority
Schedule 5.1(e)	Commitments or Agreements for the Issuance or Sale of Securities of the Company or its Subsidiaries
Schedule 5.2(b)	Commitments or Agreements for the Issuance or Sale of Securities of the Company or its Subsidiaries
Schedule 5.2(c)	Capital Stock of the Company and its Subsidiaries
Schedule 5.2(d)	Indebtedness
Schedule 5.3(a)	Financial Statements
Schedule 5.3(b)	Absence of Changes
Schedule 5.4	Taxes
Schedule 5.6	Real Property Interests
Schedule 5.7(a)	Intellectual Property
Schedule 5.7(b)	Infringement Intellectual Property
Schedule 5.8(a)	Employment, Relocation and Severance Agreements
Schedule 5.8(b)	Material Collective Bargaining Agreements
Schedule 5.8(c)	Supplier Contracts
Schedule 5.8(d)	Customer Contracts
Schedule 5.8(g)	Capital Expenditure Agreements
Schedule 5.8(h)	Agreements Relating to Location and Number of Employees
Schedule 5.8(i)	Indentures, Notes, Loans and Credit Agreements
Schedule 5.8(j)	Agreements That Restrict Company Business Activities
Schedule 5.8(k)	Tangible Personal Property Leases
Schedule 5.8(l)	Material IP Licenses
Schedule 5.8(m)	Indemnification Related to Divestitures
Schedule 5.8(n)	Material Joint Ventures, Partnerships, LLCs
Schedule 5.9	Litigation; Decrees
Schedule 5.10	Employee Benefit Plans
Schedule 5.10(l)	Collective Bargaining Agreements
Schedule 5.11	Environmental Matters
Schedule 5.12	Employee and Labor Relations
Schedule 5.13	Compliance with Laws; Permits
Schedule 5.15	Affiliate Transactions
Schedule 5.16	Products Liability
Schedule 5.17	Insurance
Schedule 7.2	Conduct of Business Pending Closing

Schedule 12.1	Capital Expenditure Budget

ANNEXES

Annex I	Preliminary Steps

Annex II	Final Structure

INDEX OF DEFINED TERMS

		Page
Accounting Arbitrator	Section 3.2(f)	11
Acquisition Steps	Section 1.1(c)	4
Acquisition Structure Steps	Section 1.1(b)	3
Acquisition Transaction	Section 7.8(a)	37
Adjusted Interim Balance Sheet	Section 5.3(a)	17
Adjusting Indebtedness	Section 12.1	64
Affiliate	Section 12.1	64
Aggregate Indemnity Amount	Section 10.9(b)	52
Aggregate Shortfall Amount	Section 10.9(b)	52
Aggregate Unreimbursed Indemnity Amount	Section 10.9(b)	52
Aggregate Unreimbursed Shortfall Amount	Section 10.9(b)	52
Agreed Assumed Indebtedness	Section 7.20	43
Agreed Foreign Entity	Section 7.6	36
Agreement	Preamble	1
Ancillary Agreements	Section 3.1(e)	9
Assets	Section 12.1	65
ATV Payment Date	Section 10.9(h)	57
Audited Balance Sheet	Section 5.3(a)	17
Auto Newco I	Section 1.1(c)	4
Auto Newco	Recitals	1
Automotive Affiliate	Section 12.1	66
Automotive Assets	Section 12.1	66
Automotive Business Employee	Section 12.1	67
Automotive Business	Section 12.1	66
Automotive Liabilities	Section 12.1	67
Basket	Section 10.2(a)	47
BCP Entities	Recitals	2
BCP	Preamble	1
Blackstone	Section 6.4	31
Business Day	Section 12.1	67
Business Property or Properties	Section 5.6(a)	20
Cap	Section 10.2(a)	47
Capital Expenditure Budget	Section 12.1	67
Capital Stock	Section 12.1	67
Claim	Section 10.3(a)	48
Closing Adjusting Indebtedness	Section 12.1	68
Closing Balance Sheet	Section 3.2(b)	9
Closing Date Shareholders	Section 10.9(i)	57
Closing Date	Section 3.1(a)	8
Closing Statement	Section 3.2(c)	10
Closing Working Capital	Section 12.1	68
Closing	Section 3.1(a)	8

Index of Defined Terms
(Continued)

		Page
Code	Section 12.1	68
Commitment Letters	Section 6.4	31
Company Intellectual Property	Section 12.1	68
Company Plans	Section 5.10(a)	23
Company	Recitals	1
Confidential Information	Section 12.1	68
Confidentiality Agreement	Section 7.1(a)	32
Consent	Section 12.1	69
Contract	Section 12.1	69
Copyright	Section 12.1	69
Copyrights	Section 12.1	73
Current Year	Section 10.9(h)	56
Debt Commitment Letters	Section 6.4	31
Debt Financing	Section 6.4	31
Disclaimed Damages	Section 10.7	50
EC Merger Regulation	Section 6.1(c)	31
Employee Benefit Plans	Section 5.10(a)	23
Employee Matters Agreement	Section 3.1(e)	9
Environmental Claim	Section 12.1	69
Environmental Law	Section 12.1	69
Environmental Liabilities	Section 12.1	69
Equity Commitment Letters	Section 6.4	31
Equity Consideration	Section 1.1(b)	3
Equity Financing	Section 6.4	31
Equity Interests	Section 12.1	70
ERISA	Section 5.10(a)	23
Estimated Adjusting Indebtedness	Section 3.2(a)	9
Estimated Closing Balance Sheet	Section 3.2(a)	9
Estimated Working Capital	Section 3.2(a)	9
Exchange Act	Section 5.1(c)	15
Excluded Assets	Section 12.1	70
Excluded Liabilities	Section 12.1	71
Fee Payment Date	Section 4.3(b)	13
Final Closing Adjusting Indebtedness	Section 3.2(f)	11
Final Closing Balance Sheet	Section 3.2(f)	11
Final Closing Statement	Section 3.2(f)	11
Final Closing Working Capital	Section 3.2(f)	11
Financial Statements	Section 5.3(a)	17
Finco	Section 1.1(b)	3
Foreign Acquirors	Section 1.1(b)	3
Foreign Entities	Section 1.1(c)	3
Foreign Shares	Section 1.1(c)	4
Foreign Stock Closing Threshold Date	Section 12.1	72

2

Index of Defined Terms
(Continued)

		Page
French Foreign Acquiror	Section 12.1	72
Freuhauf Liabilities	Section 12.1	72
Freuhauf Matter	Section 12.1	72
GAAP	Section 12.1	72
Governmental Body	Section 12.1	72
Hazardous Substance	Section 12.1	72
Holdings	Recitals	1
HSR Act	Section 5.1(c)	15
Income Tax Return	Section 12.1	72
Income Tax	Section 12.1	72
Indebtedness	Section 12.1	73
Indemnity Payment	Section 10.9(a)	52
Infringe	Section 5.7(b)	20
INO	Recitals	1
Intellectual Property Agreements	Section 3.1(e)	9
Intellectual Property	Section 12.1	73
Intended Transferee	Section 1.5	6
Intended Transferor	Section 1.5	6
Interim Balance Sheet	Section 5.3(a)	17
Interim Financial Statements	Section 5.3(a)	17
Intermediate Holdco	Recitals	1
Law	Section 12.1	74
Leased Property	Section 5.6(a)	19
Leases	Section 5.6(a)	19
Legal Proceeding	Section 12.1	74
Liability	Section 12.1	74
LIBOR	Section 3.2(g)	11
Lien	Section 12.1	74
LLC Interests	Recitals	1
Losses	Section 12.1	74
Lucas-Varity Capital Stock	Recitals	1
Lucas-Varity	Recitals	1
Material Adverse Change	Section 12.1	74
Material Adverse Effect	Section 12.1	75
New Early Retirement Program	Section 10.9(c)	53
New Program Early Retiree	Section 10.9(c)	53
Newco Sub	Section 1.1(b)	3
Newco	Recitals	2
Non-U.S. Plans	Section 5.10(j)	26
Northrop Grumman Disclosure Letter	Article V	14
Northrop Grumman Indemnified Parties	Section 10.1(b)	47
Northrop Grumman	Preamble	1
Northrop Refunds	Section 11.3	61

3

Index of Defined Terms
(Continued)

		Page
Northrop/TRW Closing	Recitals	1
Northrop/TRW Merger Agreement	Recitals	1
Northrop/TRW Merger	Recitals	1
OPEB Arbitrator	Section 10.9(j)	57
Owned Property	Section 5.6(a)	19
Parent Ruling Newco Stock	Section 1.1(b)	2
Parent	Recitals	1
Patents	Section 12.1	73
Payment Date	Section 10.9(a)	51
PBGC	Section 5.10(c)	24
Permits	Section 12.1	76
Permitted Liens	Section 5.5	19
Person	Section 12.1	76
Post Employment Benefits	Section 10.9(c)	53
Post-Closing Periods	Section 11.1(c)	59
Preceding Year	Section 10.9(e)	54
Pre-Closing Periods	Section 11.1(a)	58
Preliminary Steps	Section 1.1(a)	2
Prior Year	Section 10.9(h)	56
Purchase Price Allocation Schedule	Section 1.1(b)	2
Purchase Price	Section 3.1(b)	8
Purchaser Carryback Refunds	Section 11.3	61
Purchaser Indemnified Parties	Section 10.1(a)	46
Qualified Plans	Section 5.10(b)	23
Ruling Newco	Section 1.1(b)	2
Section 338 Allocation	Section 11.5(c)	62
Section 338 Election	Section 11.5(a)	62
Section 338 Forms	Section 11.5(b)	62
Seller Note	Section 12.1	77
Seller Plans	Section 5.10(a)	23
Shares	Recitals	1
Shortfall Amount	Section 10.9(b)	52
SMLLC	Recitals	1
Stockholders’ Agreement	Section 7.18	42
Straddle Period	Section 12.1	77
Subject Year	Section 10.9(b)	52
Subsidiary	Section 12.1	77
Target Working Capital	Section 12.1	77
Tax Losses	Section 11.1(a)	58
Tax Return	Section 12.1	77
Taxes	Section 12.1	77
Termination Fee	Section 4.3(b)	13
Trademarks	Section 12.1	73

4

Index of Defined Terms
(Continued)

		Page
Transaction and Monitoring Fee Agreement	Section 7.19	42
Transaction Steps	Section 1.1	2
Transfer Documents	Section 12.1	78
Transferee	Section 12.1	78
Transferor	Section 12.1	78
Transferred Entities	Section 12.1	78
Transfers	Section 1.3(c)	5
TRW Asset Transferring Companies	Section 12.1	78
TRW Automotive	Recitals	1
TRW Equity Transferring Companies	Section 12.1	78
TRW Execution Date	Section 7.12	39
TRW Fee	Section 4.3(b)	13
TRW Intellectual Property	Section 12.1	78
TRW Participants	Section 12.1	78
TRW Transferring Companies	Section 12.1	78
TRW UK Capital Stock	Recitals	1
TRW UK	Recitals	1
TRW	Recitals	1
Updated Financial Statements	Section 7.17(b)	42
VSSI	Section 1.1(b)	2

5

MASTER PURCHASE AGREEMENT

MASTER PURCHASE AGREEMENT, dated as of November 18, 2002 (this “Agreement”), by and between NORTHROP GRUMMAN CORPORATION, a Delaware corporation (“Northrop Grumman”), and BCP ACQUISITION COMPANY L.L.C., a Delaware limited liability company (“BCP”).

W I T N E S S E T H:

WHEREAS, Northrop Grumman and TRW Inc., an Ohio corporation (“TRW”), are parties to that certain Agreement and Plan of Merger, dated as of June 30, 2002 (the “Northrop/TRW Merger Agreement”), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into TRW (the “Northrop/TRW Merger”) and TRW, as the surviving corporation, will become a wholly-owned subsidiary of Northrop Grumman;

WHEREAS, TRW Automotive Inc., a Delaware corporation (“TRW Automotive”) and a wholly owned subsidiary of TRW, has formed or will form prior to the Closing Date TRW Auto Holdings Inc., a Delaware corporation (“Holdings”), and will own all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Holdings;

WHEREAS, TRW has formed or will form prior to the Closing Date TRW Automotive U.S. LLC, a Delaware limited liability corporation (“SMLLC”), and will own all of the issued and outstanding equity ownership interests in SMLLC (the “LLC Interests”);

WHEREAS, TRW Automotive U.K. Inc., a Delaware corporation and an indirect subsidiary of TRW (“Auto Newco”), owns (i) one hundred percent (100%) of the issued and outstanding Capital Stock (the “Lucas-Varity Capital Stock”) of Lucas-Varity Unlimited, a company organized under the laws of England and Wales (“Lucas-Varity”), (ii) all of the issued and outstanding Capital Stock (the “TRW UK Capital Stock”) of TRW UK Ltd, a company organized under the laws of England and Wales (“TRW UK”), and (iii) all of the issued and outstanding Capital Stock of TRW INO Ltd., a company organized under the laws of England and Wales (“INO” and collectively with Holdings, SMLLC, Lucas-Varity and TRW UK and subject to the understanding set forth in the last sentence of Section 1.6(b), the “Company”);

WHEREAS, TRW or its Affiliates own all of the issued and outstanding shares of Capital Stock of each of the Foreign Entities;

WHEREAS, simultaneously with, or as promptly as practicable following, the consummation of the Northrop/TRW Merger (the “Northrop/TRW Closing”), Northrop Grumman will cause TRW and TRW Automotive to become parties to this Agreement;

WHEREAS, to effectuate the transactions contemplated by this Agreement, (i) BCP has formed or will form prior to the Closing Date Automotive Holdings Corp., a Delaware corporation (“Parent”), (ii) Parent has formed or will form prior to the Closing Date Automotive Intermediate Corp., a Delaware corporation (“Intermediate Holdco”), as a direct subsidiary of

Parent, and (iii) Intermediate Holdco has formed or will form prior to the Closing Date Roadster Acquisition Corp., a Delaware corporation (“Newco”), as a direct or indirect subsidiary of Intermediate Holdco (BCP, Parent, Intermediate Holdco, Newco and the Foreign Acquirors are collectively referred to herein as the “BCP Entities”);

WHEREAS, prior to the Closing Date, TRW will take or cause to be taken all actions necessary to cause the Preliminary Steps to occur;

WHEREAS, on or prior to the Closing Date, TRW, the BCP Entities and Holdings will take or cause to be taken all actions necessary to cause the Acquisition Structure Steps to occur;

WHEREAS, on the Closing Date, TRW and the BCP Entities will take or cause to be taken all actions necessary to cause the Acquisition Steps to occur;

WHEREAS, the parties hereto also intend to enter into certain agreements governing their relationships after the Closing Date, as contemplated hereby; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 12.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

TRANSFER AND ASSUMPTION

1.1 Preliminary Steps; Acquisition Structure Steps and Acquisition Steps. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, Northrop Grumman and TRW, on the one hand, and BCP, on the other hand, shall cause their respective Subsidiaries to cause the following transactions (collectively, the “Transaction Steps”) to occur in the following order:

(a) Preliminary Steps. TRW, or its appropriate Subsidiary, will cause the Transfers to occur in accordance with Sections 1.2 and 1.3. The foregoing steps are collectively referred to herein as the “Preliminary Steps.” The Preliminary Steps will result in a structure substantially reflected on Annex I.

(b) Acquisition Structure Steps. Subject to the terms and conditions of this Agreement, on the Closing Date:

(i) Intermediate Holdco will acquire from TRW Vehicle Safety Systems Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of TRW (“VSSI”) or another Subsidiary of TRW, shares of common stock of LucasVarity Automotive Holding Co., a Delaware corporation (“Ruling Newco”), representing approximately 43.8% of the value of the issued and outstanding Capital Stock of Ruling Newco (the “Parent Ruling Newco Stock”) in exchange for the Seller Note in accordance with Schedule 1.1 (the “Purchase Price Allocation Schedule”), and the Seller Note will be distributed to TRW or as TRW directs;

(ii) Parent will contribute to Intermediate Holdco (A) $500 million in cash and (B) newly issued shares of common stock of Parent (having an implied value of $368 million based upon the Purchase Price, and, before any adjustment pursuant to Section 3.2, representing approximately forty-two percent (42%) of the issued and outstanding common stock of Parent) (the “Equity Consideration”) in exchange for all of the issued and outstanding shares of common stock of Intermediate Holdco;

(iii) Intermediate Holdco will contribute to Newco $500 million in cash, the Parent Ruling Newco Stock and the Equity Consideration in exchange for all of the issued and outstanding shares of common stock of Newco;

(iv) Newco will consummate the Debt Financing;

(v) Newco will capitalize a company to be organized under the laws of The Netherlands (“Finco”) by contributing cash in exchange for all of the issued and outstanding shares of common stock of Finco and by lending cash to Finco in amounts to be determined;

(vi) Finco will capitalize the entities listed on Schedule 1.1(b)(vi) (collectively, the “Foreign Acquirors”) by contributing cash in exchange for all of the issued and outstanding shares of Capital Stock of the Foreign Acquirors and by lending cash to the Foreign Acquirors in amounts to be determined; and

(vii) Newco will capitalize Automotive (LV) Corp., a Delaware corporation (“Newco Sub”), by contributing cash in exchange for all of the issued and outstanding shares of common stock of Newco Sub in an amount to be determined.

The steps referred to in the foregoing clauses (i) through (vii) are collectively referred to herein as the “Acquisition Structure Steps.”

(c) Acquisition Steps. Subject to the terms and conditions of this Agreement, on the Closing Date:

(i) Newco will acquire from VSSI or another Subsidiary of TRW the remaining shares of common stock of Ruling Newco (other than the Parent Ruling Newco Stock contributed to Newco pursuant to Section 1.1(b)(iii)) for the amount of cash set forth on the Purchase Price Allocation Schedule, and such cash will be distributed to TRW or as TRW directs;

(ii) The Foreign Acquirors (other than the French Foreign Acquiror) will acquire from Holdings or one of its Subsidiaries all of the issued and outstanding Capital Stock of those entities listed on Schedule 1.1(c)(ii) (collectively, the “Foreign Entities”) (other than as provided for in Section 1.1(c)(iii)) that become Agreed Foreign Entities in accordance with Section 7.6 hereof, in each case for the amount of cash set forth on the Purchase Price Allocation Schedule, and Holdings or its Subsidiaries, as the case may be, will distribute any cash it receives to TRW Automotive; provided that any cash allocated in the Purchase Price Allocation Schedule to the purchase of any Foreign Entities that are not Agreed Foreign Entities shall be added to the cash consideration provided for in Section 1.1(c)(vi)(A), and the Capital Stock of such Foreign Entities that are not Agreed Foreign Entities shall continue to be held by Holdings or its appropriate Subsidiary (the Capital Stock of the Agreed Foreign Entities acquired pursuant to this Section 1.1(c)(ii) and the Capital Stock of the French Subsidiaries acquired pursuant to clause (iii) below are collectively referred to as the “Foreign Shares”);

(iii) The French Foreign Acquiror will acquire from Holdings or one of its Subsidiaries and from Lucas-Varity or one of its Subsidiaries all of the issued and outstanding Capital Stock of certain direct and indirect French subsidiaries of Holdings and Lucas-Varity listed on Schedule 1.1(c)(iii) for the amount of cash and a note issued by the French Foreign Acquiror with a face amount as set forth on the Purchase Price Allocation Schedule and Holdings or its Subsidiaries, as the case may be, and Lucas-Varity or its Subsidiaries, as the case may be, will distribute any cash they receive to TRW Automotive;

(iv) Newco Sub will acquire from a newly-formed Delaware corporation and a wholly-owned subsidiary of Auto Newco (“Auto Newco I”) the one percent (1%) equity interest in Lucas-Varity held by Auto Newco I for the amount of cash set forth on the Purchase Price Allocation Schedule and Auto Newco I will distribute such cash to Auto Newco;

(v) Newco will acquire from Auto Newco its ninety-nine percent (99%) equity interest in Lucas-Varity and the TRW UK Capital Stock and the INO Capital Stock for the amount of cash and the Equity Consideration set forth on the Purchase Price Allocation Schedule; and

(vi) Newco will acquire (A) one hundred percent (100%) of the Capital Stock of Holdings from TRW Automotive in exchange for cash and (B) one hundred percent (100%) of the LLC Interests from TRW or a wholly-owned Subsidiary of TRW in exchange for cash, in each case in accordance with the Purchase Price Allocation Schedule and in a transaction intended to be a “qualified stock purchase” of Holdings with respect to which Northrop Grumman, Newco and TRW Automotive will make an election under Section 338(h)(10) of the Code with respect to Holdings and certain of its Subsidiaries pursuant to Section 11.5 hereof.

The steps referred to in the foregoing clauses (i) through (vi) are collectively referred to herein as the “Acquisition Steps.” The Acquisition Structure Steps and the Acquisition Steps will result in a final structure substantially reflected on Annex II.

1.2 Transfer and Contribution of the Equity Interests, the Automotive Assets and the Excluded Assets.

(a) Subject to the terms and conditions of this Agreement and in a manner that results in the structure set forth in Annex I, prior to the Closing Date, TRW shall, and shall cause the other TRW Equity Transferring Companies to, transfer, convey, assign and deliver to Holdings, Auto Newco, Auto Newco I or SMLLC, as appropriate, and Holdings, Auto Newco, Auto Newco I or SMLLC, as appropriate, shall accept from TRW and such TRW Equity

Transferring Companies all of TRW’s and such TRW Equity Transferring Companies’ right, title and interest in and to the Equity Interests.

(b) Subject to the terms and conditions of this Agreement and in a manner that results in the structure set forth in Annex I, prior to the Closing Date, TRW shall, and shall cause the other TRW Asset Transferring Companies to, transfer, convey, assign and deliver to Holdings, Auto Newco, Auto Newco I or SMLLC, as appropriate, and Holdings, Auto Newco, Auto Newco I or SMLLC, as appropriate, shall accept from TRW and such TRW Asset Transferring Companies all of TRW’s and its Subsidiaries’ right, title and interest in and to the Automotive Assets.

(c) Subject to the terms and conditions of this Agreement, prior to the Closing Date, TRW shall cause the Transferred Entities to transfer to TRW (or at TRW’s election, a Subsidiary of TRW) all of the Transferred Entities’ right, title and interest in and to the Excluded Assets, and TRW (or such Subsidiary) shall accept from the Transferred Entities all of the Transferred Entities’ right, title and interest in and to the Excluded Assets.

1.3 Assumption of Liabilities; Excluded Liabilities.

(a) Subject to the terms and conditions of this Agreement, TRW shall cause Holdings, in partial consideration for the transfers described in Section 1.2, to assume all Automotive Liabilities and on a timely basis shall pay, satisfy and discharge (or cause to be paid, satisfied and discharged) all Automotive Liabilities.

(b) Subject to the terms and conditions of this Agreement, prior to the Closing Date, TRW shall, or shall cause any Affiliate of TRW which will not be an Affiliate of the Company or any of its Subsidiaries following the Closing, to assume all Excluded Liabilities of the Transferred Entities, and on a timely basis TRW shall pay, satisfy and discharge (or cause to be paid, satisfied and discharged) all Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, none of the Company, the BCP Entities and their respective Affiliates (as determined from and after the Closing Date) shall assume or be deemed to have assumed, any Excluded Liabilities.

(c) In completing the transfers described in Section 1.2 and this Section 1.3, (together with the Preliminary Steps, the “Transfers”), Northrop Grumman and the TRW Participants shall not be permitted to modify or deviate from the Transfers without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided that Northrop Grumman shall promptly furnish to BCP all information reasonably necessary to assess the effect on the Company and BCP of any such deviation or modification. BCP shall promptly provide Northrop Grumman with the basis for the withholding of such consent.

(d) Except for the Automotive Liabilities and except as expressly provided otherwise in this Agreement or the Ancillary Agreements, none of the BCP Entities, the Company and their respective Affiliates (as determined from and after the Closing Date) is assuming, and none of them shall be deemed to have assumed, any Indebtedness, Liabilities, commitments or obligations (including Taxes), whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or in the notes thereto, of any TRW Asset Transferring Company.

1.4 Method of Transfer and Assumption. The parties hereto acknowledge and agree that (i) any Transfer will be effected by delivery by the Transferor to the Transferee of (A) with respect to the Equity Interests that are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank and to the extent required by the Laws of any other country, any local transfer or other document, (B) with respect to any real property interest and/or any improvements thereon, a grant deed, bill of sale or substantially equivalent instrument in any non-United States jurisdictions conveying the property, and (C) with respect to all other Automotive Assets or Equity Interests, as the case may be, such good and sufficient instruments of contribution, assignment, conveyance, transfer and delivery, in form and substance reasonably satisfactory to Parent and to the appropriate Transferor and Transferee, as shall be necessary to vest in such Transferee all of the Transferor’s right, title and interest in and to any such Automotive Assets or Equity Interests and (ii) the assumption of the Automotive Liabilities and the Excluded Liabilities contemplated pursuant to Section 1.3 hereof will be effected by delivery by the party assuming such Automotive Liabilities or Excluded Liabilities to the party which is the obligor under such Automotive Liabilities or Excluded Liabilities, of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Parent and Northrop Grumman, as shall be necessary for the assumption of such Automotive Liabilities and Excluded Liabilities. Each party hereto also agrees to deliver to each other party hereto such other documents, instruments, certificates and agreements as may be reasonably requested by any such other party hereto in connection with the transactions contemplated hereby and to take such further action as may be reasonably necessary to carry out the provisions hereof. Notwithstanding any provision to the contrary contained in this Agreement, in the event and to the extent that there is any conflict between the provisions of this Agreement and the provisions of any of the instruments of transfer or assumption referred to in this Section 1.4, the provisions of this Agreement will prevail and govern and the parties will cause such instruments of transfer or assumption to contain provisions which provide for this Agreement to prevail and govern in such event.

1.5 Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, but subject to Section 7.3 and Section 8.2(d), this Agreement will not constitute an agreement to assign any Contract or other Automotive Asset if an assignment or attempted assignment of the same without the Consent of another Person would constitute a breach thereof or entitle any other party thereto to terminate, or accelerate or assert additional material rights thereunder or with respect thereto. If any such Consent is not obtained or if an attempted assignment would be ineffective or have such other effect, then (a) the party purporting to make such transfer (the “Intended Transferor”) shall (i) provide or cause to be provided to the party entitled to the benefits of such purported transfer (the “Intended Transferee”), to the extent permitted by Law, the benefits of any such Contract or Automotive Asset, (ii) cooperate in any lawful arrangements designed to provide such benefits to the Intended Transferee, (iii) enforce, at the request of and for the account of the Intended Transferee, any rights of the Intended Transferor arising from such Contract or Automotive Asset, including the right to elect to terminate any such Contract in accordance with the terms thereof upon the advice of the Intended Transferee, and (iv) promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Contract or Automotive Asset and (b) in consideration for the matters described in clause (a) above, the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder (to the extent such Liabilities would otherwise have been assumed by the Intended Transferee pursuant to Section 1.3(a)) in a timely manner and in accordance with the terms thereof. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Contract or Automotive Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, will inure to the Intended Transferee. If and when such Consents are obtained, the transfer of the applicable Contract or Automotive Asset will be effected in accordance with the terms of this Agreement.

1.6 Treatment of Transfers.

(a) In the event that one of the parties, within one (1) year of the Closing Date, identifies any Asset or Liability that has been transferred other than in accordance with, or not transferred in accordance with, this Agreement, the Transfer Documents or one of more of the Ancillary Agreements, the parties agree to in good faith correct such error at the earliest practicable date. In the event that one of the parties, within one (1) year of the Closing Date, identifies any TRW Intellectual Property or Company Intellectual Property that should have been licensed in accordance with the Ancillary Agreements but was not so licensed, the parties agree to in good faith correct such error at the earliest practicable date.

(b) Each of the representations, warranties, covenants, agreements and undertakings of Northrop Grumman, TRW and TRW Automotive contained herein (and all corresponding definitions) is given or made as if, and on the basis that, Holdings, Lucas-Varity, TRW UK, INO and SMLLC were in existence, to the extent applicable, and the Transfers had occurred prior to all dates relevant to such representations, warranties, covenants and undertakings. Subject to the foregoing, any references to the Company and its Subsidiaries in any such representations, warranties, covenants, agreements and undertakings will be deemed to be a reference to Holdings, Lucas-Varity, TRW UK, INO and SMLLC and their respective Subsidiaries after giving effect to the Transfers (and other variations on such references (e.g., the “Company or any of its Subsidiaries” or “Subsidiaries of the Company”) will be deemed to have corresponding meanings) unless the context clearly indicates otherwise.

ARTICLE II

SALE AND PURCHASE OF THE SHARES, THE LLC INTERESTS,
THE FOREIGN SHARES, THE PARENT RULING NEWCO STOCK,
THE LUCAS-VARITY CAPITAL STOCK, THE TRW UK CAPITAL
STOCK AND THE INO CAPITAL STOCK

2.1 Sale and Purchase of the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling Newco Stock, the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the INO Capital Stock. Subject to and in accordance with the terms and conditions of this Agreement, on the Closing Date, Northrop Grumman shall, or shall cause the Company, TRW, TRW Automotive, Auto Newco, Auto Newco I, VSSI or Holdings, as appropriate, to, sell, assign, transfer, convey and deliver to the BCP Entities, as appropriate, the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling Newco Stock, the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the INO Capital Stock, in each case free and clear of all Liens, and the BCP Entities shall deliver to TRW, TRW Automotive, Auto Newco, Auto Newco I, VSSI and Holdings the Purchase Price, in each case in the manner and for the consideration set forth on the Purchase Price Allocation Schedule.

ARTICLE III

CLOSING; PURCHASE PRICE AND PAYMENT

3.1 Closing; Purchase Price; Closing Deliveries; Ancillary Agreements.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will be held (i) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York within three (3) Business Days after the later of (A) the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing) will be fulfilled or waived in accordance with this Agreement and (B) the earlier of (x) the date on which each Foreign Entity has become an Agreed Foreign Entity and (y) the later of March 1, 2003 and the Foreign Stock Closing Threshold Date, or (ii) at such other place and time as the parties may agree. The date on which the Closing will occur is referred to herein as the “Closing Date.”

(b) The aggregate purchase price (the “Purchase Price”) to be paid for the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling Newco Stock and the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the INO Capital Stock acquired by the BCP Entities pursuant to this Agreement shall consist of (i) (A) $3,757,000,000 in cash, less (B) the Estimated Adjusting Indebtedness, subject to adjustment as provided in Section 3.2; (ii) the Equity Consideration; and (iii) the Seller Note. The Purchase Price is to be allocated in accordance with the Purchase Price Allocation Schedule, and no party shall take a position inconsistent with such allocation on any Tax Return.

(c) At the Closing, BCP shall cause the appropriate BCP Entity to deliver to TRW, TRW Automotive, Auto Newco, VSSI or Holdings, as appropriate, the consideration described in Sections 1.1(b)(i), 1.1(c)(i), 1.1(c)(ii), 1.1(c)(iv), 1.1(c)(v) and 1.1(c)(vi).

(d) At the Closing, (i) Northrop Grumman, TRW and TRW Automotive shall deliver or cause to be delivered to the BCP Entities each of the certificates and other documents contemplated by Section 9.1 and (ii) the BCP Entities shall deliver to Northrop Grumman, TRW, TRW Automotive, Auto Newco and Holdings, as applicable, each of the certificates and other documents contemplated by Section 9.2.

(e) Not later than the Closing, the parties hereto shall enter into agreements embodying certain relationships between the BCP Entities or the Company and its Subsidiaries, as applicable, on the one hand, and Northrop Grumman or TRW, as applicable, on the other hand, after the Closing Date. These agreements will be substantially in the forms set forth in Exhibits A-1 and A-2 with respect to Intellectual Property (the “Intellectual Property Agreements”), Exhibit B with respect to the provision of certain transitional services, Exhibit C with respect to employee matters (the “Employee Matters Agreement”), and Exhibit D with respect to insurance administration (Exhibits A through D, collectively, the “Ancillary Agreements”).

3.2 Purchase Price Adjustment.

(a) Northrop Grumman shall cause management of the Company, as soon as practicable after the Closing Date has been established, but in any event no later than ten (10) Business Days prior to the Closing Date, to deliver to Parent an estimated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Estimated Closing Balance Sheet”) prepared in good faith and in accordance with GAAP consistently applied, which will be in a format comparable to and include the same line items as the Adjusted Interim Balance Sheet. To the extent consistent with GAAP, the Estimated Closing Balance Sheet will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as was used in the preparation of the Adjusted Interim Balance Sheet, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Northrop/TRW Merger or the transactions contemplated hereby. The Estimated Closing Balance Sheet will be accompanied by an additional schedule of information showing Northrop Grumman’s method of calculating good faith estimates of the Closing Working Capital (“Estimated Working Capital”) and the Closing Adjusting Indebtedness (“Estimated Adjusting Indebtedness”) in accordance with the definitions thereof. The cash portion of the Purchase Price set forth in Section 3.1(b)(i) of this Agreement shall be increased or decreased in an amount equal to the amount by which the Estimated Working Capital is greater or less than the Target Working Capital. If the Estimated Working Capital is greater than the Target Working Capital, the cash portion of the Purchase Price set forth in Section 3.1(b)(i) of this Agreement to be paid by the appropriate BCP Entities at Closing shall be increased by the amount of such excess. If the Estimated Working Capital is less than the Target Working Capital, the cash portion of the Purchase Price set forth in Section 3.1(b)(i) of this Agreement to be paid by the appropriate BCP Entities at Closing shall be decreased by the amount of such deficit.

(b) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to Northrop Grumman a combined balance sheet (together with all work papers and other supporting documentation and schedules used in the preparation thereof) of the Company and its Subsidiaries as of the Closing Date prepared in accordance with GAAP consistently applied, which will be in a format comparable to and include the same line items as the Adjusted Interim Balance Sheet (such balance sheet, the “Closing Balance Sheet”). To the extent consistent with GAAP, the Closing Balance Sheet will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as was used in the preparation of the Adjusted Interim Balance Sheet, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Northrop/TRW Merger or the transactions contemplated hereby. In the event that the Closing Date does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures. Northrop Grumman shall provide such accounting and other information to Parent and shall cause the employees of TRW to assist Parent to the extent Parent may reasonably request in the preparation of the Closing Balance Sheet.

(c) The Closing Balance Sheet will be accompanied by an additional schedule of information showing the calculations of the Closing Working Capital and the Closing Adjusting Indebtedness in accordance with the definitions thereof (the “Closing Statement”).

(d) The parties hereto agree that the sole purpose of the purchase price adjustment contemplated by this Section 3.2 is to measure the effect on working capital of operating activity and transactions and to measure changes in Adjusting Indebtedness that have occurred between September 30, 2002 and the Closing Date. The purchase price adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances from those used in the preparation of the Financial Statements to the extent the same are consistent with GAAP (except as disclosed in the footnotes thereto). Each party will provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Balance Sheet and the resolution of any disputes that may arise under this Section 3.2.

(e) If Northrop Grumman disagrees with the determination of the Closing Working Capital or the Closing Adjusting Indebtedness as shown on the Closing Statement and the Closing Balance Sheet, Northrop Grumman shall notify Parent in writing of such disagreement within sixty (60) days after delivery of the Closing Balance Sheet (together with all work papers and other supporting documentation and schedules used in the preparation thereof), which notice will describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such 60-day period, Northrop Grumman may not introduce additional disagreements with respect to any item in the Closing Balance Sheet or the Closing Statement and any item not so identified will be deemed to be agreed to by Northrop Grumman and will be final and binding upon the parties. Similarly, a disagreement by Northrop Grumman does not provide any right to Parent to introduce any changes to the Closing Balance Sheet or the Closing Statement not directly related to the disputed item. During the 60-day period of its review, Northrop Grumman shall have reasonable access to any additional documents, schedules or workpapers and to accounting personnel of the Company as it may reasonably request.

(f) BCP and Northrop Grumman agree to negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing will be final and binding upon the parties and their successors and assigns. If the parties are unable to resolve all disagreements properly identified by Northrop Grumman pursuant to Section 3.2(e) within sixty (60) days after delivery to Parent of written notice of such disagreement, then the disputed matters will be referred to the Chief Financial Officers or other substantially equivalent executive officers of the respective businesses for resolution. If the Chief Financial Officers or other substantially equivalent executive officers are unable to resolve all disagreements within fifteen (15) days after referral of such disagreement, then, within fifteen (15) days thereafter, the matter will be referred for final determination to PricewaterhouseCoopers LLP. If such firm is unable to serve, the parties shall jointly select an arbiter from an internationally recognized accounting firm that is not affiliated with the independent auditor of either Parent or Northrop Grumman or their respective Affiliates; if the parties are unable to select such an arbiter within such time period, the American Arbitration Association will make such selection (PricewaterhouseCoopers LLP or any other Person so selected will be referred to herein as the “Accounting Arbitrator”). The Accounting Arbitrator so selected shall only consider those items and amounts set forth in the Closing Balance Sheet and the Closing Statement as to which the parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with applicable Law and the terms and provisions of the Agreement. The Accounting Arbitrator shall deliver to the parties, as promptly as practicable, and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of the Agreement. With respect to each item of disagreement, the resolution shall be the arithmetic average of the Accounting Arbitrator’s determination of the appropriate amount of such item and the position of either Parent or Northrop Grumman that is closest to the Accounting Arbitrator’s determination on such disputed item. Such report will be non-appealable, final and binding upon Parent and Northrop Grumman to the fullest extent permitted by applicable Law and may be enforced in any court having competent jurisdiction. The fees, expenses and costs of the Accounting Arbitrator shall be borne one-half by BCP and one-half by Northrop Grumman. The Closing Balance Sheet, the Closing Statement, the Closing Working Capital and the Closing Adjusting Indebtedness as finally agreed or determined pursuant to the foregoing provisions are referred to herein as the “Final Closing Balance Sheet”, the “Final Closing Statement”, the “Final Closing Working Capital” and the “Final Closing Adjusting Indebtedness”, respectively.

(g) If the Final Closing Working Capital is less than the Estimated Closing Working Capital, TRW, TRW Automotive and Auto Newco shall pay or cause to be paid to Parent the amount of such deficit. If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, the parties will cause Parent to cause Newco to pay to TRW, TRW Automotive and Auto Newco collectively the amount of such excess. If the Final Closing Adjusting Indebtedness is less than the Estimated Adjusting Indebtedness, the parties will cause Parent to cause Newco to pay to TRW, TRW Automotive and Auto Newco collectively the amount of such deficit. If the Final Closing Adjusting Indebtedness is greater than the Estimated Closing Adjusting Indebtedness, TRW, TRW Automotive and Auto Newco shall pay or cause to be paid to Parent the amount of such excess. Any payments made to TRW, TRW Automotive and Auto Newco pursuant to this Section 3.2(g) shall be allocated among TRW, TRW Automotive and Auto Newco in accordance with the Purchase Price Allocation Schedule. Any payments made by any party pursuant to this Section 3.2(g) shall be made by wire transfer of immediately available funds to an account designated by the party receiving payment within five (5) Business Days after the final determination of the amount of such reduction or increase in Purchase Price, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the London Interbank Offer Rate (“LIBOR”) on the Closing Date as published in the Wall Street Journal.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Northrop Grumman and BCP;

(b) by Northrop Grumman or BCP on or after March 31, 2003 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not then in default in any material respect of any of its covenants or other obligations hereunder;

(c) by Northrop Grumman or BCP if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) by BCP if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Northrop Grumman, TRW or TRW Automotive set forth in this Agreement or a breach of any of the representations and warranties of Northrop Grumman, TRW or TRW Automotive that would cause the conditions precedent set forth in Section 8.2(a) not to be satisfied, in each case which has not been cured within thirty (30) days after receipt of notice of such breach (it being understood that the provisions of Section 1.6(b) shall apply for purposes of interpreting this clause (d) at any time prior to the Transfers);

(e) by Northrop Grumman if there shall have been a breach in any material respect of any of the covenants or agreements on the part of BCP set forth in this Agreement or a breach of any of the representations and warranties of BCP that would cause the conditions precedent set forth in Section 8.3(a) not to be satisfied, in each case which has not been cured within thirty (30) days after receipt of notice of such breach and which would reasonably be expected to materially hinder or materially delay the Closing or the ability of BCP to comply with its obligations hereunder or under the Ancillary Agreements;

(f) by Northrop Grumman or BCP if the Northrop/TRW Merger Agreement has been terminated; or

(g) by BCP pursuant to Section 7.12.

Notwithstanding the foregoing or anything to the contrary in this Agreement or in any Ancillary Agreement, no party will be entitled to terminate this Agreement pursuant to this Section 4.1 on the basis of facts which were caused by such party’s own breach of this Agreement and which have prevented the satisfaction of any condition to the transactions contemplated by this Agreement. Any termination pursuant to this Section 4.1 must be effected by a written instrument signed by the terminating party or parties, which instrument will specify the specific section hereof pursuant to which this Agreement is being terminated.

4.2 Procedure Upon Termination. In the event of termination of this Agreement by BCP or Northrop Grumman, or both, pursuant to Section 4.1, written notice thereof shall forthwith be given to the other party, and this Agreement will terminate and the transactions contemplated hereunder will be abandoned, without further action by BCP, Northrop Grumman, TRW or TRW Automotive. If this Agreement is terminated as provided herein, each party shall promptly return all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party that furnished the same.

4.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to BCP, Northrop Grumman, TRW or TRW Automotive; provided, however, that the provisions set forth in Sections 4.2, 4.3, 7.1, 12.3, 12.4 and 12.6 will survive any such termination and will be enforceable hereunder; and provided, further, that, except as expressly provided in Section 4.3(b), nothing in this Section 4.3 will relieve BCP, Northrop Grumman, TRW or TRW Automotive of any liability for a breach of this Agreement.

(b) Without limiting the foregoing, if (i)(A) either party shall terminate this Agreement pursuant to Section 4.1(b) or (f) and (B) TRW shall pay or have paid to Northrop Grumman a fee for or in connection with the termination of the TRW Merger Agreement (the “TRW Fee”), then Northrop Grumman and BCP agree that Northrop Grumman shall pay to BCP an amount equal to 27.3% of the TRW Fee (the “Termination Fee”) as liquidated damages; provided, however, that if, within eighteen (18) months of the date of payment of the Termination Fee (the “Fee Payment Date”), BCP or any of its Affiliates consummates an Acquisition Transaction, BCP shall on the date of the consummation of such Acquisition Transaction pay to Northrop Grumman an amount equal to the Termination Fee, plus interest on such amount from the Fee Payment Date to the date of such payment thereof at the per annum rate equal to LIBOR on the Fee Payment Date as published in the Wall Street Journal, or (ii) BCP shall terminate this Agreement pursuant to Section 4.1(g), then Northrop Grumman shall reimburse the BCP Entities for their documented out-of-pocket expenses (including those of the banks providing the Debt Financing to the extent that the BCP Entities are responsible therefor under the terms of the Debt Commitment Letters) and reasonable fees and disbursements of counsel as shall have been reasonably incurred by the BCP Entities after August 6, 2002 in connection with this Agreement and the transactions contemplated hereby; provided, however, that in no event shall Northrop Grumman reimburse the BCP Entities for any such out-of-pocket expenses in excess of $15,000,000 in the aggregate.

(c) The Termination Fee required to be paid pursuant to Section 4.3(b)(i) shall be paid by Northrop Grumman no later than two (2) Business Days following the later of (i) the date of termination of this Agreement or (ii) the date of Northrop Grumman’s receipt of the TRW Fee, by wire transfer of immediately available funds to an account designated by BCP in writing. The amount required to be paid pursuant to Section 4.3(b)(ii) shall be paid by Northrop Grumman no later than two (2) Business Days following the date Northrop Grumman receives written documentation from BCP detailing BCP’s out-of-pocket expenses, by wire transfer of immediately available funds to an account designated by BCP in writing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF NORTHROP GRUMMAN, TRW AND TRW AUTOMOTIVE

Northrop Grumman, TRW (upon becoming a party hereto) and TRW Automotive (upon becoming a party hereto) hereby represent and warrant to BCP that, except as set forth on the disclosure letter delivered by Northrop Grumman to BCP concurrently herewith (the “Northrop Grumman Disclosure Letter”); it being understood that any matter set forth in the Northrop Grumman Disclosure Letter shall be deemed disclosed with respect to any section of this Article V to which the matter relates, so long as the description of such matter in the Northrop Grumman Disclosure Letter plainly indicates its relevance to the pertinent section:

5.1 Authority; No Conflicts; Governmental Consents; Corporate Matters.

(a) Each of Northrop Grumman, TRW, TRW Automotive, Lucas-Varity, TRW UK, INO and Auto Newco is (and Holdings, Auto Newco and VSSI at Closing will be) a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. SMLLC is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware. Each of the TRW Transferring Companies has, or will have at the time of such Transfers, all requisite corporate power and authority to consummate the Transfers. All corporate and limited liability company acts and other proceedings (including any stockholder or board approvals)required to be taken by each of Northrop Grumman, TRW, TRW Automotive and the Company to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, to which it is or will be a party and the consummation of the transactions hereby and thereby have been or (in the case of TRW, TRW Automotive, Holdings Lucas-Varity, TRW UK, INO, Auto Newco, Auto Newco I and VSSI) will be as of the Closing, duly and properly taken. All corporate and limited liability company acts and other proceedings (including any stockholder, member or board approvals) required to be taken by each of the TRW Transferring Companies to consummate the Transfers have been, or will be at the time of such Transfers, duly and properly taken. This Agreement has been or (in the case of TRW and TRW Automotive) will be as of the TRW Execution Date, and each of the Ancillary Agreements, when executed will be, duly executed and delivered by each of Northrop Grumman, TRW, TRW Automotive and the Company, as applicable, and each constitutes, or will when executed constitute, a valid and binding obligation of each of Northrop Grumman, TRW, TRW Automotive and the Company, as applicable, enforceable against each of Northrop Grumman, TRW, TRW Automotive and the Company, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement does not, and of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms of this Agreement and the Ancillary Agreements will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties or assets of TRW or the Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, by-laws, regulations or other organizational or governing documents of Northrop Grumman, TRW, TRW Automotive, the Company or any of its Subsidiaries, (ii) any Permit, or Contract of a type that is required to be disclosed on Schedule 5.8 to the Northrop Grumman Disclosure Letter or would be required to be disclosed on Schedule 5.8 to the Northrop Grumman Disclosure Letter had such Contract been entered into as of the date of this Agreement, of Northrop Grumman, TRW, TRW Automotive or the Company or any of its Subsidiaries or (iii) any Order or, subject to the matters described in clauses (i)-(iii) of paragraph (c) below, Law applicable to Northrop Grumman, TRW, TRW Automotive or the Company or any of its Subsidiaries or their respective property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not result in any material loss, cost or expense.

(c) No material Consent, material Permit or material Order of, or registration, declaration, notice or filing with, any Governmental Body is required to be obtained or made by Northrop Grumman, the TRW Participants or the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (excluding the Transfers; provided, that TRW shall or shall cause the TRW Participants to obtain any and all such Consents necessary to effectuate the Transfers), other than (i) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and the Competition Act (Canada) and (iii) those that, if not made or obtained, individually or in the aggregate, would not materially hinder or materially delay the Closing or result in any material loss, cost or expense.

(d) Each of the Subsidiaries of the Company incorporated or organized under the laws of any jurisdiction in the United States is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Each of the Subsidiaries of the Company incorporated in a jurisdiction outside of the United States and each of the Automotive Affiliates is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized (to the extent such status is applicable and can be determined) and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted, except where the failure of such would not result in any material loss, cost or expense. Each of the Company and its Subsidiaries incorporated or organized under the laws of any jurisdiction in the United States is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of the business conducted by it is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect.

(e) None of the Company or its Subsidiaries has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for its shares of capital stock or any other commitments or agreements providing for the issuance or sale of additional shares, the sale of treasury shares, or for the repurchase or redemption of the Company’s or any such Subsidiary’s shares. There are no agreements of any kind that obligate any of the Company or its Subsidiaries to issue, purchase, redeem or otherwise acquire any of its shares.

5.2 Capitalization of the Company and its Subsidiaries.

(a) All of the issued and outstanding shares of Capital Stock of Holdings will be at the Closing owned directly by TRW Automotive free and clear of any and all Liens and will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable. SMLLC is a sole member limited liability company. All of the membership interests of SMLLC will be at the Closing owned directly by TRW free and clear of any and all Liens, will be duly authorized for issuance and will be validly issued, fully paid and non-assessable and there are no other outstanding equity interests in SMLLC.

(b) There are no existing options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise) or other agreements of any character to which Northrop Grumman, TRW, TRW Automotive, the Company or any of its Subsidiaries is a party, or is otherwise subject, requiring, and there are no securities of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Capital Stock or other securities of the Company or any of its Subsidiaries convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital Stock or any other securities of the Company or any of its Subsidiaries. None of Northrop Grumman, TRW, TRW Automotive, or the Company is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to any of the shares of Capital Stock of the Company or to any agreement relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the Capital Stock of the Company.

(c) Schedule 5.2(c) to the Northrop Grumman Disclosure Letter sets forth a true and complete list of the authorized and outstanding Capital Stock, name, jurisdiction of organization, and record owner of the equity interests of each of the Company, its Subsidiaries and the material Automotive Affiliates, all of which are duly authorized, validly issued and fully paid, nonassessable and free and clear of any and all Liens, except Liens incurred in connection with the financing of the transactions contemplated hereby. Unless otherwise noted on Annex II, all such Capital Stock will be wholly-owned, directly or indirectly, by Newco, free and clear of any and all Liens, except for Liens incurred by Parent or its Affiliates in connection with the financing of the transactions contemplated hereby or otherwise.

(d) Schedule 5.2(d) to the Northrop Grumman Disclosure Letter sets forth all outstanding Indebtedness of the Company, its Subsidiaries or the Automotive Affiliates to any Person (i) other than Indebtedness owed to the Company, its Subsidiaries or the Automotive

Affiliates and (ii) other than Indebtedness to be incurred at Closing in connection with the transactions specifically contemplated by this Agreement and the Ancillary Agreements.

5.3 Financial Statements; Absence of Changes.

(a) Schedule 5.3 to the Northrop Grumman Disclosure Letter contains a true and complete copy of the following:

(i) audited combined balance sheets of TRW Automotive and its Subsidiaries as of December 31, 2001 (the “Audited Balance Sheet”) and December 31, 2000;

(ii) audited combined statements of operations, cash flows and changes in stockholder’s investment of TRW Automotive and its Subsidiaries for each of the three (3) one-year periods ended December 31, 2001, December 31, 2000 and December 31, 1999;

(iii) unaudited interim combined balance sheet of TRW Automotive and its Subsidiaries as of September 30, 2002 (the “Interim Balance Sheet”); and

(iv) unaudited interim combined statements of operations, cash flows and changes in stockholder’s investment of TRW Automotive and its Subsidiaries for each of the nine (9) month periods ended September 30, 2002 (together with the Interim Balance Sheet, the “Interim Financial Statements”) and September 30, 2001.

The financial statements described in the foregoing clauses (i) through (iv) are collectively referred to herein as the “Financial Statements.” The Financial Statements were prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto) and present fairly, in all material respects, the combined financial position and combined results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, except for (x) the absence of footnotes required by GAAP in connection with unaudited statements as of, and for the period ended, September 30, 2002; (y) the effect, calculated in accordance with GAAP, of the inclusion in the Financial Statements of Indebtedness (1) allocated from TRW (other than Indebtedness representing historical third-party obligations of the automotive legal entities included in the Company and its Subsidiaries) and (2) set forth on Schedule 7.20 to the extent the same does not become Agreed Assumed Indebtedness; and (z) the effect, calculated in accordance with GAAP, of the inclusion in the Financial Statements of the Assets, Liabilities and results of the business of TRW Investment Management Company, which has as of the date hereof and will have at Closing total Assets of $1 million or less. The Interim Balance Sheet as adjusted to eliminate the effects referred to in (y) and (z) above in accordance with GAAP is referred to herein as the “Adjusted Interim Balance Sheet.” All of the Assets and Liabilities of the Company and its Subsidiaries as of September 30, 2002 would be reflected on the Adjusted Interim Balance Sheet to the extent the same would be required to be so reflected under GAAP, and no other Assets or Liabilities other than those of the Company and its Subsidiaries would be reflected on the Adjusted Interim Balance Sheet (in each case, if such Adjusted Interim Balance Sheet were prepared in accordance with GAAP).

(b) Except as expressly contemplated by this Agreement, since December 31, 2001, the Company and its Subsidiaries have operated in the ordinary course and consistent with past practice, and there have not been any:

(i) Material Adverse Changes;

(ii) occurrences resulting in damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property of the Company and its Subsidiaries in excess of $5,000,000 for any single loss or $10,000,000 for all such losses;

(iii) (x) material increases in the benefits under any Company Plans or any modifications to any Company Plan having a material cost impact on the Company or its Subsidiaries or (y) material increases in salary payable to any Automotive Business Employee other than in the ordinary course of the business of the Company and its Subsidiaries and consistent with past practice;

(iv) changes in the accounting methods or practices followed by or with respect to the Company and its Subsidiaries, or any changes in depreciation or amortization policies or rates theretofore adopted, except for any such change which is required or taken by reason of a change in GAAP;

(v) Contracts to merge, reorganize or consolidate with or otherwise acquire any other Person, or any part or division thereof, for consideration in excess of $5,000,000;

(vi) other material transactions relating to the Company and its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

(vii) Contracts, whether in writing or otherwise, for the Company or its Subsidiaries to take any of the actions specified in items (i) through (vi) above; or

(viii) any actions taken by the Company or any of its Subsidiaries that would be prohibited under clauses (g)(ii), (j), (k)(iii), (m) and (n) of Section 7.2 of this Agreement if undertaken after the date hereof.

(c) Except as and to the extent as would be reflected on the Adjusted Interim Balance Sheet (if such Adjusted Interim Balance Sheet were prepared in accordance with GAAP), the Company and its Subsidiaries do not have any material Liabilities required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP other than Liabilities incurred since September 30, 2002 in the ordinary course of business and consistent with past practice.

5.4 Taxes.

(a) All material Tax Returns of the Company and its Subsidiaries which have become due prior to the date hereof (taking into account valid extensions of time to file) have been timely filed, and all such Tax Returns are accurate and complete in all material respects.

(b) All material Taxes of the Company and its Subsidiaries that have become due and payable have been timely paid.

(c) There are no outstanding Tax Liens that have been filed by any Tax authority against any property or Assets of the Company and its Subsidiaries or against any Company Intellectual Property, except for Liens for current Taxes that are not yet due or payable.

(d) There is no material Legal Proceeding now pending, proposed, or threatened in writing in respect of any Tax of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of Law.

5.5 Assets Other than Real Property Interests. The Company and its Subsidiaries have good and marketable title to all assets reflected on the Interim Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practice, in each case free and clear of any and all Liens, except (a) such as are disclosed in the Financial Statements or securing debt reflected as a liability on the Interim Balance Sheet and (b) (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate Legal Proceedings, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iv) imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the value or continued use and operation of the specific assets to which they relate (the Liens described in the preceding clause (b) are hereinafter referred to collectively as “Permitted Liens”). This Section 5.5 does not relate to real property or interests in real property, such items being the subject of Section 5.6.

5.6 Real Property Interests.

(a) Schedule 5.6 to the Northrop Grumman Disclosure Letter sets forth a complete list of (i) all real property and interests in real property owned by the Company or its Subsidiaries with respect to material facilities (“Owned Property”), (ii) all material leases, license, subleases, easements and occupancy agreements, together with any amendments, modifications and supplements thereto (the “Leases”), with respect to all real property and interests in real property leased by the Company or one of its Subsidiaries with respect to material facilities (“Leased Property”) and, (c) as to Leased Property, identifies any material leases relating thereto (Owned Property or Leased Property being sometimes referred to herein individually as a “Business Property” and collectively as “Business Properties”).

(b) The Company and its Subsidiaries have good and insurable fee title to all Owned Property, free and clear of any and all Liens, covenants and rights-of-way, except (a) Permitted Liens, (b) easements, covenants, rights-of-way and other similar restrictions of record (or contained in the respective title deeds) and (c) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or such Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (i), (ii) and (iii) above, individually or in the aggregate, materially impairs the continued use, marketability, insurability and operation of the property to which they relate.

(c) Each of the Leases is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the respective parties thereto. None of the Company or its Subsidiaries has received any notice from the other party to such lease of the termination thereof. There is no default or event that, with notice or lapse of time or both, would constitute a default on the part of the Company or its Subsidiaries (nor, to the Knowledge of TRW, on the part of any other party thereto).

5.7 Intellectual Property.

(a) Schedule 5.7(a) to the Northrop Grumman Disclosure Letter sets forth, with respect to all Company Intellectual Property, all Patents, registered Trademarks and applications to register Trademarks, and registered Copyrights and applications to register Copyrights.

(b) (i) The Company or a Subsidiary of the Company owns or has the right to use the Company Intellectual Property, except where the failure to own or to have the right to use such Company Intellectual Property would not have a Material Adverse Effect; (ii) to the Knowledge of TRW, the Company Intellectual Property does not infringe, impair, misappropriate, dilute or otherwise violate (“Infringe”) the rights of others and is not being Infringed by others; (iii) no Legal Proceeding or Order is pending or outstanding, or to the Knowledge of TRW, is threatened or imminent that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any Company Intellectual Property; and (iv) the Company and its Subsidiaries have taken reasonable actions (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections where appropriate) to protect, preserve, police and maintain the Company Intellectual Property.

5.8 Contracts. Schedule 5.8 to the Northrop Grumman Disclosure Letter sets forth a list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party (or, with respect to Contracts subject to Section 1.5, is the party in interest):

(a) any employment or relocation Contract not subject to termination by the Company or any of its Subsidiaries without cost or liability in excess of $500,000 and any severance Contract with any Person that provides for severance compensation in excess of

$500,000, including such Contracts (A) to employ or terminate executive officers or other personnel and other Contracts with present or former officers, directors or shareholders of the Company or any of its Subsidiaries or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the BCP Entities, the Company or any of its Subsidiaries any severance, termination, “golden parachute,” or other similar payments to any present or former personnel resulting from the consummation of the transactions contemplated by this Agreement, regardless of whether paid during, or following termination of, employment;

(b) any material employee collective bargaining agreement with any labor union covering Automotive Business Employees;

(c) any of the following Contracts or commitments between the Company or any of its Subsidiaries and any of the top ten (10) suppliers of the Company (as set forth on Schedule 5.8(c) to the Northrop Grumman Disclosure Letter) based on payments for the year ended December 31, 2001 (i) master purchase agreements setting forth the terms and conditions of purchases by the Company or its Subsidiaries to such suppliers which are currently expected to exceed $10,000,000 in 2002 or 2003 and (ii) commitments pursuant to which the Company or any of its Subsidiaries has agreed to accept price increases pertaining to purchases in excess of $10,000,000 in any year;

(d) any of the following Contracts or descriptions of Contracts between the Company or any of its Subsidiaries and any of the top five (5) customers of the Company (as set forth on Schedule 5.8(d) to the Northrop Grumman Disclosure Letter) based on revenue for the year ended December 31, 2001 (i) master purchase agreements setting forth the terms and conditions of sales by the Company or its Subsidiaries to such customers which are currently expected to exceed $10,000,000 in 2002 or 2003 or (ii) commitments pursuant to which the Company or any of its Subsidiaries has agreed to accept price reductions pertaining to sales in excess of $10,000,000 in any year with such customers;

(e) any distributor, dealer, sales, advertising, agency, manufacturer’s representative, franchise or similar Contract currently in effect requiring the payment by the Company or any of its Subsidiaries of any commissions in excess of $10,000,000 per year;

(f) any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property involving payments to or by the Company or any of its Subsidiaries in excess of $10,000,000;

(g) any commitment to make a capital expenditure or to purchase a capital asset not contemplated by the Capital Expenditure Budget in excess of $7,500,000;

(h) any material Contract relating to the location of employees or minimum number of employees to be employed by the Company or any of its Subsidiaries;

(i) (A) any indenture, note, loan or credit agreement or other Contract relating to Indebtedness in an amount in excess of $2,000,000 or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money in excess of $2,000,000 and (B) any Contract or other currently outstanding instrument under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit (other than an account receivable) or capital contribution to, or other investment in, any Person in excess of $2,000,000;

(j) any covenant that by its terms restricts in any material adverse manner the ability of the Company or any of its Affiliates after the Closing Date to engage in the Automotive Business;

(k) any lease or similar agreement under which (i) the Company or any of its Subsidiaries is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $10,000,000 or (ii) the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $10,000,000;

(l) any material licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of, Company Intellectual Property or TRW Intellectual Property;

(m) any Contract (i) entered into or assumed by the Company or its Subsidiaries providing for indemnification of any Person with respect to material Liabilities relating to any disposition, sale or other transfer of any present or former business or commercial activity relating to the Automotive Business and (ii) which was either (A) entered into after January 1, 1998 or (B) pursuant to which there are any outstanding or unresolved indemnification claims in excess of $10,000,000 against the Company or its Subsidiaries;

(n) any Contract for the creation or formation of any material joint venture, partnership or limited liability corporation; and

(o) any other Contracts outside the ordinary course of business not otherwise described in clauses (a) through (n) above to which the Company or any of its Subsidiaries is a party or is otherwise bound, which is reasonably expected to result in an annual expenditure by or revenue to the Company or its Subsidiaries after the Closing Date of more than $10,000,000 for any such individual Contract.

Each Contract listed on Schedule 5.8 to the Northrop Grumman Disclosure Letter (and to the extent leases are not listed on Schedule 5.8 to the Northrop Grumman Disclosure Letter, each Lease in respect of Leased Property) has been made available to BCP or its representatives and is valid, binding and in full force and effect and is enforceable by the Company or any of its Subsidiaries that is party thereto in accordance with its terms. The Company or any of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under the Contracts and the Leases, is not in breach or default in any material respect thereunder, and, to the Knowledge of TRW, has not received notice of (A) noncompliance by the Company or any of its Subsidiaries or by any counter party under any such Contract or Lease, or (B) early termination of, or request for a material concession from, the Company or any of its Subsidiaries under any such Contract or Lease.

5.9 Litigation; Decrees. Schedule 5.9 to the Northrop Grumman Disclosure Letter sets forth a list of all pending lawsuits, actions or proceedings to which TRW or any of its Subsidiaries is a party or, to the Knowledge of TRW, investigations with respect to TRW or any of its Subsidiaries, that relate to the Automotive Business and which, individually or when aggregated with other Legal Proceedings based on substantially the same facts or circumstances, (a) involve or could reasonably be expected to involve a claim for damages to the Automotive Business in excess of $10,000,000, (b) seek any injunctive relief or (c) seek to prevent the transactions contemplated by this Agreement or the Ancillary Agreements. Neither the Company nor any of its Subsidiaries is in default under any outstanding material Order. This representation and warranty does not apply to environmental matters which are the subject of Section 5.11 below.

5.10 Employee Benefits.

(a) Schedule 5.10 to the Northrop Grumman Disclosure Letter sets forth a complete and correct list of all material Employee Benefit Plans, which shall mean “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), multiemployer plans within the meaning of ERISA section 3(37), and any stock purchase, stock option, severance pay, employment, change-in-control, fringe benefit, collective bargaining, vacation pay, company awards, salary continuation, sick leave, excess benefit, supplemental retirement, deferred compensation, bonus or other incentive compensation, life insurance and scholarship plans, and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, (i) under which any present or former Automotive Business Employee has any present or future right to benefits sponsored or maintained by the Company or its Subsidiaries or under which the Company or its Subsidiaries has had or has any present or future liability (the “Company Plans”) or (ii) under which any present or former Automotive Business Employee has any present or future right to benefits sponsored or maintained by TRW or any of its Subsidiaries (the “Seller Plans”, and together with the Company Plans, the “Employee Benefit Plans”). Employee benefit plans or programs that are not identified on Schedule 5.10 to the Northrop Grumman Disclosure Letter do not represent, in the aggregate, a material liability to the Company or its Subsidiaries. Schedule 5.10 to the Northrop Grumman Disclosure Letter shall also set forth a complete and correct list of all material stock purchase, stock option, severance pay, employment, change-in-control, retention or similar plans, programs or other arrangements, whether formal or informal, oral or written, sponsored or maintained by Northrop Grumman and under which the present executive officers of the Automotive Business have any present or future rights to benefits.

(b) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (the “Qualified Plans”) has received a current and valid determination letter from the Internal Revenue Service that it does so qualify or the remedial amendment period under the Code has not expired with respect to such Qualified Plans. Nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or which action or failure to act could not be corrected through an Internal Revenue Service compliance procedure without material liability to the Company or its Subsidiaries.

(c) All contributions required by Law or by the terms of any Employee Benefit Plan have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any of such plans. All premiums have been timely paid to the Pension Benefit Guaranty Corporation (“PBGC”).

(d) With respect to any Employee Benefit Plan subject to Title IV of ERISA, other than a multiemployer plan, as defined in Section 3(37) of ERISA:

(i) The funding method used in connection with each such plan which is subject to the minimum funding requirements of ERISA is permissible and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each such plan, as of the date of this Agreement and as of the Closing Date, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of “current value” of “assets” of such plan, accrued but unpaid contributions) did not and will not exceed zero. No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any such plan with respect to any plan year, whether or not waived. Neither the Company nor any Subsidiary of the Company has failed to pay when due any “required installment,” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any such plan. Neither the Company nor any Subsidiary of the Company is required to provide security to any such plan under Section 401(a)(29) of the Code.

(ii) No such plan has been terminated so as to subject, directly or indirectly, any assets of the Company or any Subsidiary of the Company to any Liability, contingent or otherwise, or the imposition of any Liens under Title IV of ERISA.

(iii) No proceeding has been initiated or, to the Knowledge of TRW, threatened by any Person, including PBGC, to terminate any such plan.

(iv) No condition or event exists or is expected to occur with respect to any such plan that could subject, directly or indirectly, any assets of the Company or any Subsidiary of the Company to any Liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other Person, except for matters which would not, individually or in the aggregate, reasonably be expected to result in a material liability.

(v) No “reportable event,” as defined in Section 4043 of ERISA (to the extent that the reporting of such event to the PBGC has not been waived) has occurred and is continuing with respect to any such plan, except with respect to matters disclosed in Schedule 5.10(d)(i) to the Northrop Grumman Disclosure Letter.

(e) With respect to any Employee Benefit Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA, that is subject to Title IV of ERISA, (i) neither: the Company nor any Affiliate of the Company has incurred or reasonably expects to incur any withdrawal Liability under Title IV of ERISA or would be subject to such Liability if, as of the Closing Date, the Company or any Affiliate of the Company were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and (ii) to the Knowledge of TRW, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of the Code, respectively).

(f) True, current, correct and complete copies (or, to the extent no such copy is readily available, an accurate description) of the following documents, with respect to each of the material Employee Benefit Plans, have been delivered or made available to Parent: (i) any plans and related trust documents or other funding instruments, and all amendments thereto; (ii) for the two most recent years, (A) Forms 5500 and schedules thereto, (B) the most recent financial statements and actuarial valuations and (C) actuarial valuation reports; (iii) the most recent Internal Revenue Service determination letter; and (iv) the most recent summary plan descriptions (including summaries of material modifications). TRW and its Subsidiaries will use their reasonable best efforts to provide copies of written communications by Northrop Grumman, TRW or the Company and its Subsidiaries to any present or former Automotive Business Employees concerning the extent to which post-retirement welfare benefits will be provided under an Employee Benefit Plan. Within fifteen (15) days prior to the Closing Date, Northrop Grumman or TRW will use their reasonable best efforts to provide BCP copies or summaries of all Company Plans not previously provided pursuant to this Section 5.10(f).

(g) There are no pending material Legal Proceedings which have been asserted or instituted against any of the Company Plans, the assets of any such plans or TRW, or the plan administrator of the Company Plans with respect to the operation of such plans (other than routine benefit claims) and, to the Knowledge of TRW, there are no facts or circumstances which could reasonably be expected to form the basis for any such Legal Proceeding and no written or oral communication has been received from the PBGC in respect of any Employee Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

(h) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all applicable provisions of ERISA, the Code and other applicable Laws. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Law have been made or taken except to the extent that such amendments or actions are not required to be made or taken until a date after the Closing Date.

(i) Neither the execution and delivery of this Agreement nor the consummation of (i) the transactions contemplated hereby (whether alone or in connection with a subsequent event) or (ii) the transactions contemplated by the Northrop/TRW Merger Agreement could (A) result in any material payment becoming due to any Automotive Business Employee, (B) materially increase any benefits otherwise payable under any Company Plan, or (C) result in the acceleration of the time of payment or vesting of any material compensation or employee benefits under any Company Plans, whether or not any such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

(j) With respect to each Employee Benefit Plan maintained outside the United States (collectively, the “Non-U.S. Plans”), to the Knowledge of TRW, each of the following is true:

(i) each Non-U.S. Plan is in compliance in all material respects with the laws and regulations applicable to such plan;

(ii) each Non-U.S. Plan and related funding arrangement that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate Governmental Body (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status; and

(iii) with respect to those Non-US Plans other than unfunded arrangements, as of the date of the most recent actuarial valuation undertaken in accordance with local requirements and practice, on an ongoing basis there are no materially underfunded benefit liabilities.

(k) No liability has been imposed with respect to the Company Plans under Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995 as a debt due to any United Kingdom occupational pension scheme.

(l) Each collective bargaining agreement to be assumed by the Company pursuant to Section 2.3 of the Employee Matters Agreement is listed on Schedule 5.10(l) of the Northrop Grumman Disclosure Letter.

(m) No Assets held in the separate Code Section 401(h) account under the TRW Salaried Pension Plan (as defined in the Employee Matters Agreement) are attributable to the Salaried Pension Plan Participants (as defined in the Employee Matters Agreement). No Assets held in the Voluntary Employee Beneficiary Association (as defined in the Employee Matters Agreement) maintained by TRW or its Affiliates or any related trust are attributable to TRW Automotive Participants.

5.11 Environmental Matters. Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,

(a) (i) no written notice, notification, demand, request for information, citation, summons, complaint or Order has been received by, and no Legal Proceeding is pending or, to the Knowledge of TRW, threatened by any Person against, the Company or any Subsidiary of the Company alleging any violation or Liability with respect to any matters relating to or arising out of any Environmental Law or with respect to any Hazardous Substance; (ii) there is and, since January 1, 2000 has been, no Hazardous Substance located at any property currently or formerly owned or leased by the Company or any of its Subsidiaries that could reasonably be expected to give rise to any Liability of the Company or any of its Subsidiaries under any

Environmental Law or result in costs or Liability to the Company or any of its Subsidiaries under or relating to any Environmental Law; (iii) to the Knowledge of TRW, there is no Hazardous Substance located at any other location, that could reasonably be expected to give rise to any Liability of the Company or any of its Subsidiaries under any Environmental Law or result in costs or Liability to the Company or any of its Subsidiaries under or relating to Environmental Laws; and (iv) neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or operation of Law, any obligation under any Environmental Law or concerning any Hazardous Substance that could reasonably be expected to be material to the Company or any of its Subsidiaries.

(b) To the Knowledge of TRW, TRW has made available to BCP or its representatives true and complete copies of the most recent environmental assessments and audits pertaining to the Automotive Business that are in the possession or control of TRW.

5.12 Employee and Labor Relations.

(a) There is no material labor strike, slowdown, dispute, work stoppage, or lockout pending, or, to the Knowledge of TRW, threatened against or otherwise affecting the Company or any Subsidiary of the Company and neither the Company nor any of its Subsidiaries has experienced such labor controversy within the past three (3) years;

(b) To the Knowledge of TRW, no material union organization campaign is in progress with respect to the Automotive Business Employees;

(c) There is no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any similar Governmental Body outside of the United States involving the Company or its Subsidiaries;

(d) There is no pending grievance or arbitration involving an Automotive Business Employee that, individually or when aggregated with other grievances or arbitrations based on substantially the same facts or circumstances, involves or would reasonably be expected to involve an amount in controversy of at least $10,000,000;

(e) No discrimination charges or complaints with respect to or relating to the Company or any of its Subsidiaries in respect of the Automotive Business are pending before the Equal Employment Opportunity Commission or any other similar Governmental Body responsible for the prevention of unlawful employment practices that, individually or when aggregated with other claims based on substantially the same facts or circumstances, involves or would reasonably be expected to involve an amount in controversy of at least $10,000,000;

(f) Neither the Company nor any of its Subsidiaries shall be liable for any material severance pay or other material payments to any employee or former employee under any benefit or severance policy, practice, agreement, plan or program of the Company or its Subsidiaries as a result of or in connection with the transactions contemplated hereunder; and

(g) Neither the Company nor any of its Subsidiaries has closed any manufacturing plant or facility, effectuated any layoffs of 500 or more employees at any single facility or implemented any early retirement, separation or window program within the past three (3) years, nor has the Company or any Subsidiary of the Company planned or announced any such action or program for the future.

5.13 Compliance with Law; Permits.

(a) Since January 1, 2000, the Company and its Subsidiaries have been in compliance with all Laws applicable to the Automotive Business, except where failure to be in compliance has not had, or would not reasonably be expected to have, a Material Adverse Effect.

(b) (i) The Company and its Subsidiaries have all Permits, Orders, and other authorizations of or from all Governmental Bodies that are necessary in the conduct of the Automotive Business as presently being conducted; (ii) such Permits and Orders are in full force and effect; and (iii) no violations or claimed violations are pending before any Governmental Body with respect to such Permits and Orders, except any such violation or claimed violation as would not result in a loss, cost or expense to the Company or any of its Subsidiaries in excess of $10,000,000, provided that this clause (iii) does not apply to environmental matters which are the subject of Section 5.11.

5.14 Assets of the Business. Except as set forth in Schedule 5.7(b) to the Northrop Grumman Disclosure Letter and except for the Excluded Assets, the Automotive Assets, the Equity Interests and the rights conferred by the Ancillary Agreements comprise all of the properties, assets (including computer software and licenses therefor) and rights necessary to enable the Company and its Subsidiaries to conduct and operate the Automotive Business as presently conducted and operated; provided, however, that this representation does not include any representation as to any infringement of any third party Intellectual Property rights. At Closing, the Company and its Subsidiaries shall have no Assets other than the Equity Interests, the Automotive Assets and the rights conferred by the Ancillary Agreement and no Liabilities other than (i) the Indebtedness set forth on Schedule 5.2(d) to the Northrop Grumman Disclosure Letter, (ii) other Automotive Liabilities, (iii) other Liabilities of the Transferred Entities (other than Excluded Liabilities), (iv) Liabilities for which Parent shall be indemnified under Articles X and XI and (v) Liabilities incurred by the BCP Entities.

5.15 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between Northrop Grumman or any of the TRW Participants, on the one hand, and the Company or any of its Subsidiaries, on the other hand, pertaining to or affecting the Automotive Business, that would be required to be disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission, assuming that the Company were subject to the reporting requirements of the Exchange Act.

5.16 Product Liability.

(a) Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice relating to any claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company and its Subsidiaries, resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than notices or claims that have been settled or resolved.

(b) The information set forth in the letter, dated the date of this Agreement, from the General Counsel of the Company to BCP, is true and correct in all material respects.

5.17 Insurance. Schedule 5.17 to the Northrop Grumman Disclosure Letter lists all material insurance policies, Contracts or programs of self-insurance owned or held by the Company or any of its Subsidiaries on the date hereof which cover or relate in any manner to the Automotive Business. All such insurance policies are in full force and effect and are valid and enforceable and cover against the risks normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities. All premiums due thereunder have been paid. In the last two years, neither the Company nor any of its Subsidiaries has received notice of cancellation or termination other than in connection with normal renewals of any such insurance policies.

5.18 Customers and Suppliers. None of the suppliers or customers identified on Schedule 5.8(c) to the Northrop Grumman Disclosure Letter or Schedule 5.8(d) to the Northrop Grumman Disclosure Letter, respectively, has materially reduced the volume of business that it does with the Company or any of its Subsidiaries since December 31, 2001 or notified the Company or any of its Subsidiaries that such customer or supplier intends to materially reduce the volume of business that it does with the Company or any of its Subsidiaries.

5.19 Financial Advisors. Except for Stephens Financial Group, Salomon Smith Barney, Goldman Sachs & Co., Credit Suisse First Boston Corporation, Lehman Brothers, Lazard Frères & Co. LLC and W. Y. Campbell & Company (the fees and expenses of each of which will be borne by Northrop Grumman or TRW), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Northrop Grumman, TRW, TRW Automotive, the Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect of any such services.

5.20 Investment Intention. TRW Automotive is acquiring the Equity Consideration for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of federal Law or any applicable securities Law. Northrop Grumman understands that the Equity Consideration being acquired by TRW Automotive has not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Northrop Grumman acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to any applicable exemption therefrom.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BCP

BCP hereby represents and warrants to Northrop Grumman, TRW (upon becoming a party hereto) and TRW Automotive (upon becoming a party hereto) that:

6.1 Authority; No Conflicts; Governmental Consents.

(a) BCP is (and each of the other BCP Entities as of the Closing will be) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has (or will have) all requisite corporate or limited liability company power and authority to enter into any agreement contemplated by this Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. All corporate or limited liability company acts and other proceedings required to be taken by BCP or Newco to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby have been (or will be) duly and properly taken, including, without limitation, any member or stockholder approvals. This Agreement has been duly executed and delivered by BCP, and the Ancillary Agreements to which BCP or Newco will be a party, when executed will be, duly executed and delivered by each of BCP and Newco, as applicable, and each constitutes or will constitute a valid and binding obligation of BCP and Newco, as the case may be, enforceable against BCP and Newco, as the case may be, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

(b) The execution and delivery of this Agreement do not, and of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and compliance with the terms of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any material Lien upon any of the properties or assets of any of the BCP Entities under, any provision of (i) the certificate of incorporation, by-laws, regulations or other organizational or governing documents of the BCP Entities, (ii) any material Contracts of the BCP Entities, except for Liens incurred in connection with the financing of the transactions contemplated hereby, or (iii) any material Order or, subject to the matters described in clause (c) below, Law applicable to the BCP Entities or their respective property or assets.

(c) No material Consent, Permit or Order of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Body is required to be obtained or made by or with respect to BCP or its Affiliates in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the BCP Entities of the transactions contemplated hereby, other than (i) compliance with and filings and notifications under applicable Environmental Laws, (ii) compliance with and filings under the HSR Act, Council Regulation No. 4064/89 of the European Community, as amended

(the “EC Merger Regulation”), and other applicable foreign antitrust Laws, (iii) compliance with and filings under the Investment Canada Act and (iv) as set forth on Schedule 6.1(c) hereto.

6.2 Actions and Proceedings, Etc. There are no (a) outstanding Orders against the BCP Entities or (b) Legal Proceedings pending or, to the knowledge of BCP, threatened against the BCP Entities, in either case that are reasonably likely to materially and adversely affect the ability of BCP to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

6.3 Investment Intention. The BCP Entities, as applicable, are acquiring the Shares and the Foreign Shares for their own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of federal Law or any applicable securities Law. BCP understands that the Shares have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. BCP acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to any applicable exemption therefrom.

6.4 Financing Capability. BCP has received, accepted and agreed to valid and binding commitment letters (collectively, the “Debt Commitment Letters”) from certain lenders, copies of which have been delivered to Northrop Grumman prior to the date hereof, committing such banks, subject to the terms and conditions stated therein, to provide financing to BCP or its Affiliates in connection with the consummation of the transactions contemplated hereby (the “Debt Financing”). BCP has received, accepted and agreed to valid and binding commitment letters (collectively, the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from Blackstone Capital Partners IV Merchant Banking Fund L.P. (“Blackstone”), copies of which have been delivered to Northrop Grumman prior to the date hereof, committing such persons, subject to the terms and conditions stated therein, to provide equity financing to BCP or its Affiliates in connection with the consummation of the transactions contemplated hereby (the “Equity Financing”).

6.5 Financial Advisors. Except for Merrill Lynch, Lehman Brothers and J.P. Morgan Securities Inc. (the fees and expenses of which will be borne by BCP or its Subsidiaries), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the BCP Entities in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect of any such services.

6.6 Limitations on Representations and Warranties. BCP acknowledges that none of Northrop Grumman, TRW, TRW Automotive, the Company or any of the Company’s Subsidiaries or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Automotive Business or the Automotive Assets, the Equity Interests or other matters that are not included in this Agreement or the schedules hereto or in the Ancillary Agreements. Without limiting the generality of the foregoing, none of Northrop Grumman, TRW, TRW Automotive, the Company or any of the Company’s Subsidiaries or any other Person has made a representation or warranty to BCP with respect to (i) any projections, estimates or budgets for the Automotive Business made available to BCP or (ii) except as expressly set forth herein, any material, documents or information relating to the Automotive Business made available to BCP or its counsel, accountants or advisors in TRW’s data room or otherwise.

ARTICLE VII

COVENANTS

7.1 Confidentiality; Access to Information.

(a) BCP acknowledges that the information being provided to it by Northrop Grumman and TRW is subject to the terms of a confidentiality agreement dated August 6, 2002 between Blackstone Management Associates III L.L.C., Carlyle Partners III, L.P. and Northrop Grumman (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that BCP acknowledges its confidentiality obligations in the Confidentiality Agreement will terminate only with respect to information relating solely to the Automotive Business; and provided, further, that BCP acknowledges that any and all other information provided to it by Northrop Grumman or TRW or their respective representatives concerning Northrop Grumman or TRW or their respective Subsidiaries will remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

(b) Prior to the Closing Date, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, provide BCP, through its Affiliates, officers, employees and representatives, including representatives of any Persons providing financing to any of the BCP Entities in connection with the transactions contemplated hereby, the opportunity to make such investigation of the management, employees, properties, businesses and operations of the Company and its Subsidiaries, and such examination of the books, records and financial condition of the Company and its Subsidiaries, as it reasonably requests and to make extracts and copies of such books and records. Any Confidential Information provided pursuant to this Section 7.1(b) will be kept confidential by BCP and will be subject to applicable Law and the terms of the Confidentiality Agreement. Any such investigation and examination will be conducted during regular business hours and under reasonable circumstances after appropriate advance notice.

(c) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, (i) hold, and use reasonable best efforts to cause their respective Affiliates, consultants, advisors, agents and representatives to hold, in strict confidence to the same extent as provided for in the Confidentiality Agreement as if Northrop Grumman and its Affiliates were deemed to be bound by reciprocal confidentiality obligations, all confidential or trade secret information relating to the Automotive Business, (ii) not use such confidential or trade secret information to the detriment of the Automotive Business and (iii) shall assign its rights under any confidentiality agreement relating to the Automotive Business with a third party to the Company.

7.2 Conduct of the Business Pending the Closing. From and after the date hereof to the Northrop/TRW Closing, Northrop Grumman shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, conduct the Automotive Business in the ordinary course consistent with past practice and preserve intact the assets of and the business organizations and relationships with employees and third parties having material business dealings with the Company and its Subsidiaries, including paying or otherwise satisfying obligations and liabilities on a timely basis as they become due in the ordinary course of business and consistent with past practice, including those with respect to Taxes, pensions, bonuses, restructuring costs and recall costs, and making capital expenditures under the Capital Expenditure Budget. Northrop Grumman shall cause to be paid in full prior to the Closing Date all bonuses and pension costs or contributions accrued or payable to or in respect of any Automotive Business Employee or any former employee of the Automotive Business in respect of the year ended December 31, 2002 and any and all special bonuses payable to any Automotive Business Employee or any former employee of the Automotive Business in connection with the Northrop/TRW Merger. Without limiting the generality of the foregoing, except (i) as otherwise expressly contemplated by this Agreement, including the Transfers; (ii) for actions approved in advance by BCP in writing (which approval shall not be unreasonably withheld); (iii) as required to comply with applicable Law; and (iv) as set forth on Schedule 7.2 to the Northrop Grumman Disclosure Letter, from and after the date hereof to the Closing Date, Northrop Grumman shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, cause the Company and its Subsidiaries not to take any of the following actions:

(a) adopt or propose any change in their respective certificates of incorporation or bylaws or other similar organization or governing documents;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than transactions with or between direct and/or indirect wholly-owned Subsidiaries of the Company);

(c) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of Capital Stock or other securities of the the Company or any of its Subsidiaries;

(d) split, combine, subdivide or reclassify its outstanding shares of Capital Stock of SMLLC or Holdings or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Capital Stock of the Company;

(e) redeem, purchase or otherwise acquire directly or indirectly any shares of Capital Stock of the Company;

(f) establish, enter into, adopt, amend, or terminate any bonus, profit sharing, compensation, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, strategic incentive, pension, retirement, deferred compensation, or other agreement, trust, plan, fund or other arrangement for the benefit or welfare of any Automotive Business Employee in any manner, or increase in any manner the compensation or fringe benefits of any Automotive Business Employee (other than salary and bonus increases in the ordinary course and consistent with past practice or the payment of accrued or earned but unpaid bonuses), or pay any benefit not required by any Company Plan as in effect as of the date hereof (including the granting of stock appreciation rights or performance units); provided, however, that this Section 7.2(f) and the following Section 7.2(g) shall not prevent the Company or its Subsidiaries from entering into employment agreements or severance agreements with new employees in the ordinary course of business and consistent with past practice;

(g) (i) grant any severance or termination pay or pension benefit or augmentation pursuant to severance or termination to (or amend any such existing arrangement to increase the value thereof) any Automotive Business Employee, (ii) loan or advance any money or other property to any present or former executive officer of the Company (other than travel and other advances in the ordinary course of business and consistent with past practice), (iii) enter into any employment, retention, deferred compensation or other similar agreement (or amend any such existing agreement) with any Automotive Business Employee, (iv) enter into any new, or modify or amend the vesting and/or payment of, benefits payable under any existing severance or termination pay policies or employment or consulting agreements or (v) modify or amend any compensation, bonus or other perquisites payable to any Automotive Business Employee;

(h) enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other Person having a value in excess of $5,000,000;

(i) other than as contemplated by Section 7.4, sell, lease, license or otherwise dispose of any material amount of Assets or property except pursuant to existing Contracts set forth on Schedule 5.8 to the Northrop Grumman Disclosure Letter and except in the ordinary course of business consistent with past practice;

(j) other than in the ordinary course of business consistent with past practice, (i) make or rescind, or permit to be made or rescinded, any material tax election with respect to the Company or any of its Subsidiaries, (ii) change any of its material methods of reporting income or deductions for Tax purposes (iii) compromise, or permit to be compromised, any Tax liability of the Company or any of its Subsidiaries material to the Company and its Subsidiaries that is material either individually or in the aggregate to the Company and its Subsidiaries or (iv) issue a waiver to extend the period of limitations for the payment or assessment of any Tax;

(k) (i) incur, assume or guarantee any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice and except for obligations of Subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to Subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of Capital Stock of the Company or any of its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(l) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by such entities;

(m) except as required by GAAP, revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(n) settle or compromise any pending or threatened Legal Proceeding the settlement or compromise of which could have a Material Adverse Effect (taking into consideration the precedential effect of such settlement or compromise);

(o) make any payment to, or enter into any transaction with, any Affiliate of any of Northrop Grumman or the TRW Participants relating to the Automotive Business other than arms-length transactions on commercially reasonable terms;

(p) enter into, amend, supplement, waive, modify, terminate, cancel, allow to lapse or transfer any right in any Contract that would be required to be disclosed on Schedule 5.8 to the Northrop Grumman Disclosure Letter if in existence on the date hereof to the extent doing so would have a Material Adverse Effect on the Company or its Subsidiaries; or

(q) agree or commit to do any of the foregoing.

7.3 Consents. Except as contemplated in Section 7.4, the BCP Entities, on the one hand, and Northrop Grumman and TRW (upon becoming a party hereto), on the other hand, shall each use its reasonable best efforts to obtain all Consents required to consummate the transactions contemplated by this Agreement, including obtaining the Consents and making the filings referred to in Sections 5.1(b), 5.1(c) and 6.1(c) hereof; provided, however, that neither the BCP Entities, on the one hand, nor Northrop Grumman and TRW, on the other hand, will be obligated to pay any consideration therefor to any Person from whom Consent is requested.

7.4 Filings with Governmental Bodies. As promptly as practicable after the execution of this Agreement and to the extent permitted under antitrust Law and the Northrop/TRW Merger Agreement and the Northrop/TRW existing contractual arrangements, each party shall, in cooperation with the other, (i) file or cause to be filed any reports, notifications or other information that may be required under the HSR Act, the EC Merger Regulation and other applicable foreign merger control or foreign investment Laws, and (ii) shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its reasonable best efforts to comply and cause its Affiliates to use their reasonable best efforts to comply in a full and timely manner with any request from a Governmental Body for additional information. Without limiting the generality of the foregoing, each party shall promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Body in connection therewith and shall promptly (i) use its reasonable best efforts to comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Body with respect to any such inquiry or request. In addition, each party shall keep the other apprised of the status of any such inquiry or request. In furtherance of the foregoing, BCP agrees to use its reasonable best efforts to take all necessary and proper steps (including any reasonable divestitures) as may be required for securing the termination of any applicable waiting periods under the HSR Act or the receipt of any clearance, approval or confirmation from Governmental Bodies in other countries in which antitrust filings have been made in order to permit the consummation of the transactions contemplated hereby prior to the date specified in Section 4.1(b). Each party also agrees to take any action reasonably necessary to vigorously defend, litigate, mitigate and rescind the effect of any litigation or administrative proceeding brought by the Federal Trade Commission or the United States Department of Justice adversely affecting this transaction, including appealing promptly any adverse court of administrative order or injunction or effecting divestitures under the circumstances contemplated above.

7.5 Insurance. Prior to the Northrop/TRW Closing, Northrop Grumman shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, (a) keep, or cause to be kept, all insurance policies presently maintained relating to the Automotive Business and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date and (b) apply all insurance proceeds from coverage relating to the Automotive Business to restore the Automotive Assets or hold such proceeds for Parent’s account. At the Closing, TRW and the Company shall execute the Insurance Allocation Agreement, the form of which is attached as Exhibit D hereto.

7.6 Foreign Sales. Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, and Parent shall, use, and cause their respective Affiliates to use, their respective reasonable best efforts to prepare appropriate purchase agreements and other necessary documentation and to take such steps as are necessary to effectuate the sale of all of the issued and outstanding Capital Stock of the Foreign Entities to the Foreign Acquirors on the Closing Date according to the Laws of each relevant foreign jurisdiction. From time to time after the date hereof, BCP and Northrop Grumman shall agree in good faith that sufficient steps have been taken so that all of the issued and outstanding Capital Stock of one or more such Foreign Entities is capable of being sold to the relevant Foreign Acquiror on the Closing Date under the Laws of the foreign jurisdiction in which such entity is formed or domiciled concurrently with the Closing of the other transactions contemplated by this Agreement (each such Foreign Entity as to which such a determination is made being referred to herein as an “Agreed Foreign Entity”).

7.7 Other Actions.

(a) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, and BCP shall, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by, this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other obligation of BCP under this Agreement or the Ancillary Agreements, BCP will not be required to offer or agree to any amendment or modification to the Debt Commitment Letter in order to induce the lenders thereunder to provide the Debt Financing. Prior to the Northrop/TRW Closing, Northrop Grumman shall and shall use its reasonable best efforts to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, and shall cause their respective Subsidiaries to, and shall use reasonable best efforts to cause their respective Affiliates to, comply with the covenants and obligations imposed on each under this Agreement. Following the Northrop/TRW Closing, Northrop Grumman shall cause TRW, and BCP shall cause its appropriate Subsidiary, to comply with the covenants and obligations imposed on such Subsidiary under any of the Ancillary Agreements, as if such Ancillary Agreements had been executed by such Subsidiary as of the date TRW becomes a party to this Agreement, to the extent such covenants and obligations require or clearly contemplate performance prior to the Closing.

(b) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, and Parent shall, use their respective reasonable best efforts to obtain any Consent necessary under, and ensure compliance with, any Environmental Law in connection with any of the transactions contemplated by this Agreement; provided, however, that, without limiting Parent’s rights to indemnification under this Agreement, Northrop Grumman and the TRW Participants shall not be required to take any such actions that would, individually or in the aggregate, reasonably be expected to impose any material remediation costs or expenses on Northrop Grumman or any of the TRW Participants.

7.8 No Solicitation.

(a) Prior to the Northrop/TRW Closing, Northrop Grumman shall not, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, not to permit TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall not, and each shall not permit any of their respective directors, officers, employees, representatives or agents to do any of the following, directly or indirectly, (i) discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of (A) a material amount of the business or assets of or (B) any Capital Stock of or other equity interest in the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) BCP shall not, and shall not permit any of its directors, officers, employees, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into any transaction involving an Acquisition Transaction; (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

7.9 Books and Records.

(a) As soon as is reasonably practicable after the Closing, TRW will deliver to BCP all properties, books, records, Contracts, information and documents relating to the Automotive Business that are not already located at any of the Business Properties or otherwise in the possession or control of the Company or its Subsidiaries.

(b) Subject to Section 11.9 hereof (relating to the preservation of Tax records), Northrop Grumman, TRW (on behalf of itself and the TRW Participants) and BCP agree that each of them will preserve and keep the records held by it relating to the Automotive Business of the Company and its Subsidiaries for a period of ten years from the Closing Date in accordance with their respective corporate records retention policies; provided, however, that prior to disposing of any such records in accordance with such policies, the parties hereto shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party’s sole expense) within thirty (30) days after such notice is delivered. If such other party does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records. Northrop Grumman, TRW (on behalf of itself and the TRW Participants) and BCP shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against, or governmental investigations of Northrop Grumman, TRW (on behalf of itself and the TRW Participants) or BCP or any of their respective Affiliates or in order to enable Northrop Grumman, TRW (on behalf of itself and the TRW Participants) or BCP to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

7.10 Publicity. Prior to the Northrop/TRW Closing, Northrop Grumman shall not, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, not to permit TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall not, and BCP shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of BCP, Northrop

Grumman or TRW, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which BCP, Northrop Grumman or TRW lists its securities; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

7.11 Guarantees and Letters of Credit. BCP shall cause Parent to use its reasonable best efforts to (i) substitute itself or an Affiliate for TRW or a Subsidiary of TRW, as applicable, with respect to (and cause TRW or such Subsidiary to be released from) the financial and performance guarantees delivered by TRW or such Subsidiary of TRW prior to the Closing Date in connection with the operation of the Automotive Business, each of which is identified on Schedule 7.11, and (ii) cause to be issued letters of credit as replacement letters of credit for ones issued by TRW or a Subsidiary of TRW prior to the Closing Date in connection with the operation of the Automotive Business, each of which is identified on Schedule 7.11; provided, however, that the parties agree to cause Parent to indemnify and hold Northrop Grumman and TRW harmless from and against any and all Losses resulting from any payment following the Closing Date by TRW or any of its Subsidiaries under such guarantees or letters of credit. Schedule 7.11 sets forth all of such financial and performance guarantees and letters of credit that are outstanding as of the date hereof.

7.12 TRW and TRW Automotive to Become Parties. As promptly as practicable, but in no event later than seven (7) Business Days following the consummation of the Northrop/TRW Merger, Northrop Grumman shall cause TRW and TRW Automotive, and, to the extent necessary or appropriate, all TRW Subsidiaries, to take all such action as may be required for the due authorization, execution and delivery of this Agreement by TRW and TRW Automotive (such date, the “TRW Execution Date”) and consummation of the transactions contemplated hereby. Upon becoming parties to this Agreement, each of TRW and TRW Automotive shall deliver to BCP a certificate, executed on behalf of each company by a duly authorized officer thereof, dated the TRW Execution Date and in form and substance reasonably satisfactory to BCP, certifying that (a) all representations and warranties set forth in Article V qualified as to materiality are true and correct, and all representations and warranties set forth in Article V not qualified as to materiality are true and correct in all material respects at and as of the TRW Execution Date with the same effect as though those representations and warranties had been made again at and as of the TRW Execution Date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified as to materiality) as of such time, and (b) from the date of this Agreement to and including the TRW Execution Date, TRW or TRW Automotive, as the case may be, has not taken any action that would have constituted a breach of any covenant, agreement or undertaking contained in this Article VII had TRW or TRW Automotive, as the case may be, been a party to this Agreement on the date hereof (and had all references in this Article VII to the Northrop/TRW Closing and the TRW Execution Date been references to the date hereof); provided, however, that, if TRW and TRW Automotive are unable to provide such certification and Northrop Grumman, TRW and TRW Automotive are unable to cure any breaches of representations or covenants giving rise to such inability within thirty (30) days of the TRW Execution Date, BCP shall have the right to terminate this Agreement; and provided further that, in the event BCP terminates this Agreement pursuant to this Section 7.12, none of Northrop Grumman, TRW or TRW Automotive shall have any liability, except as provided in Section 4.3(b)(ii), to the BCP Entities for TRW’s and TRW Automotive’s failure to provide the certification pursuant to this Section 7.12.

7.13 Non-Competition Agreement. During the period beginning on the Closing Date and ending on the fifth anniversary thereof, none of Northrop Grumman, TRW or any of their respective Subsidiaries or Affiliates shall directly or indirectly engage in any business or activity in any geographic area in which the Company or any of its Subsidiaries operate which is in competition with the Automotive Business; provided, that no business or activity shall be deemed in competition with the Automotive Business unless the competitive sales of such business or activity exceed $25,000,000 annually; and provided, further, that none of Northrop Grumman, TRW or any of their respective Subsidiaries or Affiliates shall be prevented from:

(a) acquiring as an investment in the ordinary course of business (including investments by any trust of any of its Company plans) any securities required to be registered under the Exchange Act of any Person to the extent that such acquisitions do not result in such Person owning in the aggregate 5% or more of any class of such securities; or

(b) acquiring (through merger, stock purchase or sale of all or substantially all of the assets or otherwise) ownership of or any equity interest in any Person, provided that the annual revenues of such Person from any business that competes with the Automotive Business are not more than 15% of such Person’s total annual revenues (based on the most recent full fiscal year revenues of such Person).

(c) Nothing in this Section 7.13 shall preclude Northrop Grumman, TRW or any of their respective Subsidiaries or Affiliates from providing to customers that compete with the Automotive Business (i) engineering, analysis, design, prototype testing or other similar services; provided that Northrop Grumman or its appropriate Subsidiary shall offer Parent an exclusive license to produce and market any products developed pursuant to such engineering, analysis, design, testing or similar service on commercially favorable terms, and if Parent elects not to enter into such license, Northrop Grumman or a Subsidiary may license or transfer such rights to another Person on terms no less favorable to Northrop Grumman than those offered to Parent; or (ii) information technology or other similar services.

7.14 Waiver of Bulk Sales Requirement. Each of the parties hereto waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

7.15 Discharge of Indebtedness. No later than the Closing Date, Northrop Grumman will discharge, and will cause each of its Subsidiaries and Affiliates (other than the Company or any of its Subsidiaries) to discharge, without cost to the Company or any of its Subsidiaries, any and all intercompany accounts and all intercompany Contracts, except as otherwise provided by this Agreement and the Ancillary Agreements. With respect to intra-company Indebtedness of the Company and its Subsidiaries, prior to the Closing Date, Northrop Grumman shall provide BCP with a schedule listing the debtor and creditor entities and the amount of such intra-company Indebtedness, and Northrop Grumman shall discharge or cause to be discharged prior to the Closing Date any such intra-company Indebtedness requested by BCP to be discharged, provided that such discharge shall not cause any adverse tax consequences or other costs to

Northrop Grumman and its Affiliates that are not indemnified by Parent pursuant to this Agreement.

7.16 Cooperation in Financing.

(a) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, reasonably cooperate, and request TRW’s auditors, Ernst & Young LLP, to reasonably cooperate, on a timely basis with Parent and Parent’s auditors in their preparation of any financial statements that are required by Parent in connection with the financing of the purchase of the Company and its Subsidiaries. The cooperation required of Northrop Grumman and TRW (on behalf of itself and the TRW Participants) shall include providing reasonable and customary management and legal representations to Ernst & Young LLP, and the cooperation requested of their auditors shall include providing consent to Parent to to prepare and use their audit reports on the Company and its Subsidiaries and to provide any necessary “comfort letters”.

(b) Without limitation of the foregoing paragraph (a), prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, provide, and request their respective accountants, investment bankers, advisors, counsel and other representatives to provide, reasonable cooperation in connection with the arrangement of financing by Parent to be consummated prior to or at the Closing in respect of the transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonable and customary, arranging for senior officers of TRW to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, and assistance with the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents.

7.17 Updated Financial Statements.

(a) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, deliver to BCP, promptly upon their being prepared, audited and unaudited financial statements for the Company and its Subsidiaries equivalent to and for the dates and periods reflected on the Financial Statements.

(b) No later than forty-five (45) days after the end of each calendar quarter (or such shorter period as is then required by the Securities and Exchange Commission of public reporting companies), (i) prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and (ii) following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, deliver to BCP, promptly upon their being prepared, true and complete copies of the unaudited combined balance sheet of the Company and its Subsidiaries for each calendar quarter after September 30, 2002 and the related combined statements of operation, changes in stockholder’s investment and cash flows for the period beginning on the preceding January 1 and ending on such quarter end date, together with the financial statements for the corresponding period in the preceding fiscal year (collectively, the “Updated Financial Statements”). Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, use its reasonable best efforts to cause TRW’s auditors to perform a SAS 71 review with respect to such Updated Financial Statements. The Updated Financial Statements will present fairly the combined financial position, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby and will be prepared in accordance with GAAP, consistently applied, except for the absence of notes required in connection with unaudited statements.

(c) If required in order to facilitate Parent’s marketing activity with respect to the financing of the transactions contemplated hereby, (i) prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and (ii) following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, cause to be prepared an audit of financial information which would be required to be audited if all or any part of such financing were to be registered under the Securities Act (whether or not it is so registered). Such audit will include an unqualified audit report of Ernst & Young LLP and, concurrently with the delivery of such audit, (i) prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and (ii) following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, deliver to BCP a copy of a letter from Ernst & Young LLP addressed to Northrop Grumman and TRW stating that such financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act.

7.18 Stockholders’ Agreement and Transition Services Agreement. Prior to the Closing, BCP and Northrop Grumman shall negotiate in good faith (a) a form of stockholders’ agreement to be entered into at Closing reflecting the terms and conditions set forth in Exhibit E attached hereto (the “Stockholders’ Agreement”) and (b) the schedules to the Transition Services Agreement.

7.19 Transaction and Monitoring Fee Agreement. At the Closing, Newco and Blackstone Management Partners IV L.L.C. shall execute and deliver a Transaction and Monitoring Fee Agreement in the form attached hereto as Exhibit F (the “Transaction and Monitoring Fee Agreement”).

7.20 Agreed Assumed Indebtedness. Promptly following execution of this Agreement, Northrop shall provide BCP with documentation and other information concerning the items of Indebtedness reflected on the Summary of Automotive Debt as of September 30, 2002 attached hereto as Schedule 7.20 or other items of Indebtedness incurred pursuant to clause 2(o) of Schedule 7.2 (including, without limitation, the obligor and payee thereof, the interest rate thereon and the amount of each such item currently outstanding, together with accrued interest and all other amounts payable thereon) and any related guarantees in respect thereof provided by TRW or one of its Subsidiaries (other than the Company or one of its Subsidiaries). Northrop

Grumman and BCP shall discuss whether any such items of Indebtedness should be assumed or retained (and any limits thereon) by the Company or one of its Subsidiaries, it being understood that BCP shall not be required to agree to the assumption or retention of any such items of Indebtedness for any reason, regardless of whether such retention or assumption would be acceptable to the providers of the Debt Financing. Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, continue to cause TRW to offer to provide the Company and its Subsidiaries forward contracts of a type equivalent to those set forth on Annex 5.2(d) to Schedule 5.2(d). Any such items of Indebtedness that Northrop Grumman and BCP hereafter agree in writing will be assumed or retained by the Company or one of its Subsidiaries shall constitute “Agreed Assumed Indebtedness” for purposes of this Agreement and shall be added to Schedule 12.1(a), and any such guarantees in support thereof shall, pursuant to such written agreement, be added to Schedule 7.11 for purposes of Section 7.11 hereof. Any such items of Indebtedness as to which such written agreement is not reached shall remain an Excluded Liability for purposes hereof, and no such guarantees in support thereof shall be added to Schedule 7.11.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Each Party. The respective obligations of the BCP Entities, on the one hand, and Northrop Grumman, TRW and TRW Automotive, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, on the Closing Date, of each of the following conditions:

(a) the Northrop/TRW Closing will have occurred;

(b) any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act shall have terminated or expired and any required clearances, approvals or confirmations of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained pursuant to the EC Merger Regulation and any other foreign merger control or foreign investment clearances required by Law to be obtained before Closing will have been received; and

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or be pending any Legal Proceeding by a Governmental Body of competent jurisdiction that seeks the same.

8.2 Conditions Precedent to Obligations of BCP. The obligation of BCP to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by BCP in whole or in part at its sole discretion):

(a) all representations and warranties of Northrop Grumman, TRW and TRW Automotive contained herein qualified as to materiality will be true and correct, and all representations and warranties of Northrop Grumman, TRW and TRW Automotive contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct (if not so qualified as to materiality) in all material respects as of such time;

(b) Northrop Grumman, TRW and TRW Automotive shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) BCP shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to BCP) executed by a principal executive officer and the chief financial officer of each of Northrop Grumman, TRW and the Company, each certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) hereof;

(d) the Transfers shall have been consummated in accordance with the terms of the Transfer Documents;

(e) financing contemplated by the Commitment Letters shall have been completed on the terms and conditions identified in such Commitment Letters and either (i) such financing shall not include any funding of the Senior Subordinated Facility (as such term is defined in the Commitment Letters) or (ii) such financing shall have been completed on or after March 27, 2003;

(f) no Material Adverse Change shall have occurred;

(g) all Consents listed on Schedule 8.2(g) shall have been obtained; provided that, in the event BCP waives compliance with this condition, none of Northrop Grumman, TRW or TRW Automotive shall be in breach of any provision of this Agreement for the failure to obtain any such Consents;

(h) BCP shall have been furnished with reasonably satisfactory evidence (including a copy of a certification to The Law Debenture Trust Corporation plc from the directors and independent auditors of Lucas Industries Limited) confirming that, after giving effect to the transactions contemplated hereby, no default shall have occurred or be continuing under the terms of the Lucas Bond; and

(i) certificates representing the Shares and the Foreign Shares, or equivalent documentation of title in each relevant non-U.S. jurisdiction, shall at the Closing be validly delivered and transferred to the BCP Entities, free and clear of any and all Liens, and all other documents shall have been delivered pursuant to Section 9.1.

8.3 Conditions Precedent to Obligations of Northrop Grumman, TRW and TRW Automotive. The obligations of Northrop Grumman, TRW and TRW Automotive to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Northrop Grumman in whole or in part at its sole discretion):

(a) all representations and warranties of BCP contained herein qualified as to materiality shall be true and correct, and all representations and warranties of BCP contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct (if not so qualified as to materiality) in all material respects as of such time;

(b) the BCP Entities shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the BCP Entities on or prior to the Closing Date;

(c) Northrop Grumman shall have received from BCP a solvency letter from an independent valuation firm reasonably acceptable to Northrop Grumman (it being understood that the firm providing such letter to Newco’s lenders shall be acceptable to Northrop Grumman) confirming the solvency of Newco and its Subsidiaries (including the Company and its Subsidiaries) on a consolidated basis after giving effect to the transactions contemplated by this Agreement;

(d) Northrop Grumman will have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Northrop Grumman) executed by a member of BCP certifying as to the fulfillment of the conditions specified in Sections 8.3(a) and 8.3(b); and

(e) all documents shall have been delivered pursuant to Section 9.2.

ARTICLE IX

DOCUMENTS TO BE DELIVERED

9.1 Documents to be Delivered by Northrop Grumman, TRW, TRW Automotive and Holdings. At the Closing, Northrop Grumman, TRW, TRW Automotive and Holdings shall deliver, or cause to be delivered, to the BCP Entities the following:

(a) stock certificates representing the Shares, the LLC Interests and the Foreign Shares, or equivalent documentation of title in each relevant non-U.S. jurisdiction, duly endorsed in blank or accompanied by stock transfer powers;

(b) the certificate referred to in Section 8.2(c);

(c) copies of the Transfer Documents, duly executed by the parties thereto in form and substance reasonably satisfactory to BCP;

(d) copies of the Ancillary Agreements substantially in the forms attached hereto and the Stockholders’ Agreement, each duly executed by Northrop Grumman or TRW, as the case may be;

(e) certificates duly executed and in form reasonably satisfactory to BCP, certifying that the transactions contemplated by this Agreement are exempt from withholding of taxes pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(f) such other customary closing documents as BCP shall reasonably request.

9.2 Documents to be Delivered by the BCP Entities. At the Closing, the BCP Entities shall deliver to Northrop Grumman, TRW and TRW Automotive, as appropriate, the following:

(a) evidence of the wire transfers referred to in Section 3.1;

(b) stock certificates representing the Equity Consideration;

(c) the Seller Note;

(d) the certificate referred to in Section 8.3(c);

(e) copies of the Ancillary Agreements and the Transaction and Monitoring Fee Agreement substantially in the forms attached hereto and the Stockholders’ Agreement, each duly executed by the BCP Entities or the Company, as the case may be; and

(f) such other customary closing documents as Northrop Grumman shall reasonably request.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification.

(a) Subject to the other provisions of this Article X and, except as otherwise provided by Article XI, Northrop Grumman will, or will cause TRW to, indemnify and hold Parent and each of its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:

(i) the failure of any representation or warranty of Northrop Grumman, TRW or TRW Automotive set forth in Article V hereof or in the Ancillary Agreements, or any representation or warranty contained in any certificate delivered by or on behalf of any such party pursuant to this Agreement, to be true and correct as of the date made;

(ii) the breach or default in the performance of any covenant or other agreement on the part of Northrop Grumman, TRW or TRW Automotive under this Agreement or any of the Ancillary Agreements; or

(iii) the Excluded Liabilities (including, for the avoidance of doubt, Excluded Liabilities of any of the Transferred Entities).

(b) Subject to the other provisions of this Article X, the parties will cause Parent to cause Newco to indemnify and hold Northrop Grumman, TRW and TRW Automotive and each of their directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Northrop Grumman Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:

(i) the failure of any representation or warranty of BCP set forth in Article VI hereof or in the Ancillary Agreements, or any representation or warranty contained in any certificate delivered by or on behalf of the BCP Entities pursuant to this Agreement, to be true and correct as of the date made;

(ii) the breach or default in the performance of any covenant or other agreement on the part of the BCP Entities under this Agreement;

(iii) the breach or default in the performance of any covenant or other agreement on the part of the Company under any of the Ancillary Agreements to which it is a party; or

(iv) the Automotive Liabilities (other than any such Automotive Liabilities which are the subject of indemnification Claims by a Purchaser Indemnified Party under this Article X or any such Claims themselves).

(c) The parties hereto acknowledge and agree that any matter that is subject to, or a matter considered for, resolution by the Accounting Arbitrator pursuant to Section 3.2 (which, for purposes of clarity, is a matter reflected on the Closing Statement of Net Assets) will not be the basis of an indemnification claim under Articles X or XI.

10.2 Certain Limitations.

(a) An indemnifying party will not have any liability under Section 10.1(a)(i) or Section 10.1(b)(i) hereof, as the case may be (other than with respect to the representations and warranties in Sections 5.2, 5.19 and 6.5) until the aggregate amount of Losses actually incurred by the indemnified parties with respect to all claims will exceed $50,000,000 (the “Basket”), in which event, the indemnifying party will be required to pay the entire amount of such Losses in excess of the Basket. Claims made pursuant to the representations and warranties contained in or made pursuant to Sections 5.2, 5.19 and 6.5 hereof will not be subject to the Basket. In addition to the foregoing, except for Losses arising out of, attributable to or resulting from any breach of the representations and warranties in Sections 5.2, 5.19 and 6.5, the maximum aggregate amount of Losses for which indemnity with respect to breaches of representations and warranties may be sought will be $500,000,000 (the “Cap”).

(b) Subject to the provisions of Section 3.2 and Article XI and the indemnifications provisions of any of the Ancillary Agreements, in each case with respect to the matters covered thereby, the parties hereto agree that, following the Closing, the indemnification and other provisions set forth in this Article X will be the sole and exclusive remedy of Parent against Northrop Grumman, TRW and TRW Automotive or their Affiliates, on the one hand, and of Northrop Grumman, TRW and TRW Automotive and their Affiliates against Parent or the Company and their Affiliates, on the other hand, arising out of this Agreement. Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any claim based upon fraud.

10.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 10.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party; provided, however, that delay or failure in the giving of any such notice will not relieve the indemnifying party of its obligations hereunder, except to the extent that it suffers actual material loss and prejudice as the result of such failure or delay. The indemnifying party will have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and, so long as the indemnifying party acknowledges its obligation to indemnify the indemnified party for Losses related to such Claim, will have the right to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days from receipt of the indemnified party’s written notice notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall promptly reimburse the indemnified party for the reasonable costs and expenses of defending such Claim upon submission of periodic bills. If the indemnifying party assumes the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party will be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party will not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding the foregoing, under no circumstances shall either party settle, compromise, or otherwise resolve any Claim without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed, or conditioned, unless such settlement, compromise, or other resolution of such Claim includes a duly executed, written unconditional release of the other party from all Liability in respect of such claim, which release shall be reasonably satisfactory in form and substance to counsel for the indemnified party; provided, however, that the indemnifying party shall not effect a settlement or compromise without the prior written consent of the indemnified party (which may be withheld in its sole discretion) under any circumstances if such settlement or compromise contains injunctive, equitable or other provisions that materially affect the ongoing business of the indemnified party.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. The parties acknowledge and agree that no Legal Proceeding or Claim is necessary to be entitled to indemnification under this Agreement.

10.4 Employee Benefits and Labor Indemnity. Northrop Grumman hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses arising out of or based upon or with respect to any employee benefit plan subject to Title IV of ERISA and solely by reason of the Company being included as a member of a group under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code or treated as a single employer with Northrop Grumman prior to the Closing Date.

10.5 Environmental Liability Indemnity. Northrop Grumman hereby agrees to indemnify the Purchaser Indemnified Parties for one-half of the amount of any and all Losses arising out of or based upon or with respect to any Environmental Liability. Parent or one of its Affiliates shall manage any proceedings relating to any Environmental Claim and any remediation arising therefrom using reasonable and generally accepted environmental management standards and practices; provided, that Parent or one of its Affiliates shall provide Northrop Grumman with quarterly updates on these expenditures, and Northrop Grumman shall have the right of consultation with Parent or such Affiliate and access to any applicable non-privileged documents; provided, further, that Parent or one of its Affiliates shall have the right of consultation with Northrop Grumman and access to any applicable non-privileged documents; provided, further, that, in managing any Environmental Claim, Parent shall obey all applicable Laws of any Governmental Body relating thereto. For the avoidance of doubt, this Section 10.5 shall not apply to, and Northrop Grumman and its Affiliates shall have no liability under this Agreement for any asbestos-related product liability Claims or Liabilities. It is understood and agreed that (a) the indemnification provisions of this Section 10.5 are in addition to any rights of the Purchaser Indemnified Parties under Section 10.1(a), and (b) nothing herein shall entitle any Purchaser Indemnified Party to recover any amounts for Losses hereunder to the extent that such Purchaser Indemnified Party has recovered the amount of such Losses from Northrop Grumman pursuant to a claim under Section 10.1(a); provided, however, that nothing herein shall preclude a Purchaser Indemnified Party from pursuing a claim hereunder with respect to any amounts not payable to a Purchaser Indemnified Party with respect to a claim made under Section 10.1(a) by virtue of the operation of the Basket and/or the Cap as provided in Section 10.2(a) but only to the extent that such amounts would otherwise constitute an “Environmental Liability” subject to indemnification under this Section 10.5.

10.6 Fruehauf Litigation Indemnity. Northrop Grumman hereby agrees to indemnify the Purchaser Indemnified Parties for one-half of the amount of any and all Losses arising out of or based upon or with respect to any Fruehauf Liability. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any aspect of the Fruehauf Matter. Notwithstanding the foregoing, under no circumstances shall either party settle, compromise, or otherwise resolve any Claim relating to the Fruehauf Matter without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed, or conditioned, unless such settlement, compromise, or other resolution of such Claim includes a duly executed, written unconditional release of the other party from all Liability in respect of such Claim, which release shall be reasonably satisfactory in form and substance to counsel for the other party; provided, however, that Northrop Grumman shall not effect a settlement or compromise without the prior written consent of BCP (which may be withheld in its sole discretion) under any circumstances if such settlement or compromise contains injunctive, equitable or other provisions that materially affect the ongoing business of the Company and its Subsidiaries. It is understood and agreed that (a) the indemnification provisions of this Section 10.6 are in addition to any rights of the Purchaser Indemnified Parties under Section 10.1(a), and (b) nothing herein shall entitle any Purchaser Indemnified Party to recover any amounts for Losses hereunder to the extent that such Purchaser Indemnified Party has recovered the amount of such Losses from Northrop Grumman pursuant to a claim under Section 10.1(a); provided, however, that nothing herein shall preclude a Purchaser Indemnified Party from pursuing a claim hereunder with respect to any amounts not payable to a Purchaser Indemnified Party with respect to a claim made under Section 10.1(a) by virtue of the operation of the Basket and/or the Cap as provided in Section 10.2(a) but only to the extent that such amounts would otherwise constitute a “Fruehauf Liability” subject to indemnification under this Section 10.6.

10.7 Limitation of Liability. Under no circumstances will any party be liable to any other party for (a) punitive or exemplary damages arising from breach of this Agreement or any of the Ancillary Agreements, or arising out of any other provisions of this Agreement or any Ancillary Agreement, (b) damage to business reputation or (c) any Losses (i) that were not proximately caused by a breach of this Agreement or any of the Ancillary Agreements or (ii) in the case of a breach of a representation or warranty, that were not proximately caused by the facts, events or circumstances that are the subject of such breach of representation or warranty or (iii) in the case of Sections 10.1(a)(iii), 10.1(b)(iv), 10.4, 10.5, 10.6, 10.9 or Article XI, that were not proximately caused by the facts, events or circumstances that are the subject of such Sections (in each case, even if that party has been advised of the possibility of such Losses) (collectively, “Disclaimed Damages”); provided that each party will remain liable to the other party to the extent any Disclaimed Damages are claimed by a third party and are subject to indemnification pursuant to this Article X and Article XI hereof or under any indemnification provisions of any of the Ancillary Agreements contemplated hereby.

10.8 Survival. The respective representations and warranties of Northrop Grumman, TRW, TRW Automotive and BCP contained in this Agreement or on any related schedule hereto or in any certificate or document delivered pursuant hereto (including the Ancillary Agreements) will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and will continue in full force and effect:

(a) in the case of any such representation or warranty (other than those set forth in Sections 5.1, 5.2, 5.4, 5.10 or 6.1, or in any related schedule or in any related certificate or document delivered pursuant hereto), for 18 months after the Closing Date;

(b) in the case of any such representation or warranty set forth in Sections 5.1, 5.2, 5.10 or 6.1, or in any related schedule or in any related certificate or document delivered pursuant hereto, for five (5) years after the Closing Date; and

(c) in the case of any such representation or warranty set forth in Section 5.4(e), or in any related schedule or in any related certificate or document delivered pursuant to Section 5.4(e), for 60 days after the expiration of the applicable statute of limitations.

and, in each such case, shall thereafter terminate and expire only with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations and warranties. Notwithstanding the foregoing, the representations and warranties contained in Sections 5.4 (other than Section 5.4(e)) shall terminate on the Closing Date.

10.9 OPEB Indemnity.

(a) Indemnity. No later than the date which is 60 days following Northrop Grumman’s receipt of each annual report identified in (g)(ii)(A) (each a “Payment Date”) and subject to claims review verification in (g)(ii)(B), Northrop Grumman shall pay the Company each of the following amounts in cash:

(i) For 2003, the excess, if any, of the Actual Cash Cost in 2003 described in (c) minus the 2003 Projected Cash Cost identified in (d), but in no event more than the applicable 2003 Maximum Payment identified in (e), subject to the conditions of (g).

(ii) For 2004, the excess, if any, of the Actual Cash Cost in 2004 described in (c) minus the 2004 Projected Cash Cost identified in (d), but in no event more than the applicable 2004 Maximum Payment identified in (e), subject to the conditions of (g).

(iii) For 2005, the excess, if any, of the Actual Cash Cost in 2005 described in (c) minus the 2005 Projected Cash Cost identified in (d), but in no event more than the applicable 2005 Maximum Payment identified in (e), subject to the conditions of (g).

(iv) For 2006, the excess, if any, of the Actual Cash Cost in 2006 described in (c) minus the 2006 Projected Cash Cost identified in (d), but in no event more than the applicable 2006 Maximum Payment identified in (e), subject to the conditions of (g).

(v) For 2007, the excess, if any, of the Actual Cash Cost in 2007 described in (c) minus the 2007 Projected Cash Cost identified in (d), but in no event more than the applicable 2007 Maximum Payment identified in (e), subject to the conditions of (g)

(vi) For 2008, (x) the excess, if any, of the Actual Cash Cost in 2008 described in (c) minus the 2008 Projected Cash Cost identified in (d), but in no event more than the applicable 2008 Maximum Payment identified in (e), subject to the conditions of (g), plus (y) unless an Accelerated Terminal Value Payment has theretofore been paid, the Terminal Value Amount, if any, described in (f).

Each of the foregoing payments (each, an “Indemnity Payment”) shall be made net of any Aggregate Unreimbursed Shortfall Amounts (as defined below) as of the relevant Payment Date.

(b) Reimbursement. The Company shall be required to reimburse Northrop Grumman on any Payment Date for any calendar year (the “Subject Year”) an amount equal to the Shortfall Amount for such calendar year, provided that such reimbursement payment shall only be made to the extent of (and in no event shall it exceed) the Aggregate Unreimbursed Indemnity Amount at such time.

“Aggregate Indemnity Amount” means, as of any Payment Date, the aggregate of the amounts payable to the Company in respect of all prior calendar years from and including 2003 pursuant to Section 10.9(a) (before taking into account any set-off pursuant to the last sentence of Section 10.9(a)).

“Aggregate Shortfall Amount” means, as of any Payment Date, the aggregate of the Shortfall Amounts for all preceding calendar years from and including 2003.

“Aggregate Unreimbursed Indemnity Amount” means, as of any Payment Date, the amount, if any, by which the Aggregate Indemnity Amount as of such Payment Date exceeds the Aggregate Shortfall Amount as of such Payment Date.

“Aggregate Unreimbursed Shortfall Amount” means, as of any Payment Date, the amount, if any, by which the Aggregate Shortfall Amount as of such Payment Date exceeds the Aggregate Indemnity Amount as of such Payment Date.

“Shortfall Amount” means, with respect to any calendar year, the excess, if any, of the Projected Cash Cost for such calendar year over the Actual Cash Cost for such calendar year.

(c) Actual Cash Cost. Subject to the exclusions below, the Actual Cash Cost shall mean the actual Company-paid cash disbursements (excluding employee payments) for TRW Automotive Participants’ and their dependents and beneficiaries’ Post Employment Benefits. “Post Employment Benefits” shall mean retiree medical benefits, retiree life benefits and all other postretirement welfare benefits of the type subject to financial statement reporting under Statement of Financial Accounting Standards No. 106.

(i) Actual Cash Costs shall exclude any incremental retiree medical and retiree life costs with respect to TRW Automotive Participants who elected to take an early retirement window, benefit or similar enhancement first offered by the Company or TRW Automotive Subsidiaries after the Closing Date (such window, benefit or enhancement a “New Early Retirement Program” and such TRW Automotive Participant a “New Program Early Retiree”); provided that for these purposes “incremental” costs shall be deemed to mean (x) with respect to any New Program Early Retiree otherwise eligible for a particular Post Employment Benefit but who receives an enhanced benefit as a result of participating in such New Early Retirement Program, the incremental cash cost to the Company for the calendar year in question as a result of such enhancement; and (y) with respect to any New Program Early Retiree who, in the absence of participation in such New Early Retirement Program, would otherwise subsequently have become eligible to receive a Post Employment Benefit of the type provided under such New Early Retirement Program upon the satisfaction of additional years of service or increased age (or some combination of age, service or other criteria), the full cost of such Post Employment Benefit for the calendar year (or portion thereof) in question, but only until such time as the otherwise applicable condition(s) would have been satisfied in the absence of early retirement.

(ii) Actual Cash Costs shall exclude all costs attributable to any individual who is not a TRW Automotive Participant or their dependents or beneficiaries.

(iii) Actual Cash Costs shall exclude all the incremental costs of any incremental Post Employment Benefits or enhancement of Post Employment Benefits resulting from any post-Closing Date plan change or amendment that increases the cost of Post Employment Benefits.

(iv) Actual Cash Costs shall exclude the incremental costs resulting from any incremental Post Employment Benefits or enhancements of Post Employment Benefits relative to the Post Employment Benefits provided under applicable welfare plan(s) of TRW or its Affiliates immediately prior to the Closing Date arising from the establishment of any new plan or program after the Closing Date, whether adopted as a replacement or successor plan to a program(s) maintained by TRW and its Affiliates prior to the Closing Date or otherwise.

(v) Actual Cash Costs for any given calendar year shall be deemed to be increased by the amount, if any, then credited to the Excess Cash Cost Account (as defined below).

The Excess Cash Cost Account for each calendar year shall equal the amount, if any, by which the Actual Cash Cost for the immediately preceding calendar year (as increased by the Excess Cash Cost Account for such calendar year), less the Projected Cash Cost for such calendar year, exceeded the Maximum Payment for such Calendar Year.

(d) Projected Cash Cost. The Projected Cash Costs shall be as follows, all numbers in millions of dollars:

2003	2004	2005	2006	2007	2008
48	50	51	54	55	56

(e) Maximum Payment. The Maximum Payment amounts shall be as follows, all numbers in millions of dollars:

2003	2004	2005	2006	2007	2008
9	11	15	15	18	18

; provided that the Maximum Payment amount for any calendar year shall be deemed to be increased by an amount, if any, then credited to the Negative Cash Cost Account (as defined below) .

The Negative Cash Cost Account for each calendar year shall equal either (x) if the Actual Cash Cost for the immediately preceding calendar year (the “Preceding Year”) exceeded the Projected Cash Cost for the Preceding Year, the excess, if any, of (1) the Maximum Payment amount for the Preceding Year (as increased by the Negative Cash Cost Account for such Preceding Year) over (2) the excess of the Actual Cash Cost for the Preceding Year over the Projected Cash Cost for the Preceding Year, or (y) if the Actual Cash Cost for the Preceding Year was less than the Projected Cash Cost for the Preceding Year, the sum of (1) the Maximum Payment amount for the Preceding Year (as increased by the Negative Cash Cost Account for such Preceding Year) and (2) the Shortfall Amount for the Preceding Year but only to the extent the same has been netted against any Indemnity Payment pursuant to the last sentence of subparagraph (a) hereof or has been reimbursed to Northrop Grumman pursuant to subparagraph (b) hereof.

Notwithstanding the foregoing, the Projected Cash Cost and Maximum Payment for any calendar year shall be subject to equitable adjustment to reflect any sale, transfer or other disposition or divestiture of Company assets (other than a sale referred to in Section 10.9(h)(iii)(x)).

(f) Terminal Value Amount. The Terminal Value Amount shall be equal to:

(i) The excess, if any, of the Actual Cash Cost in 2008 described in (c) (without application of any adjustment for the Excess Cash Cost Account) minus the 2008 Projected Cash Cost identified in (d), but in no event more than the applicable 2008 Maximum Payment identified in (e) (without any adjustment for the Negative Cash Cost Account) and subject to the conditions of (g);

multiplied by

(ii) 6.5.

(g) Conditions on Northrop Grumman’s obligation.

(i) The Company and the TRW Automotive Subsidiaries shall use their commercially reasonable efforts to effectively manage and contain the Actual Cash Costs as commercially appropriate and Northrop Grumman shall not be responsible for any Actual Cash Costs that result from the negligent or willful failure of the Company or the TRW Automotive Subsidiaries to do so.

(ii) All payments due under this Section 10.9 are conditioned upon verification as follows:

(A) For each of the years 2003 through 2008, the Company shall submit to Northrop Grumman a report of Actual Cash Costs incurred within 90 days of the end of the relevant calendar year. Such report shall include annual claim reports provided by the applicable plan administrators, third party or otherwiseand eligibility feeds and, to the extent not previously provided to Northrop Grumman, plan documents and amendments, summary plan descriptions, summaries of material modifications, sample enrollment materials and such other documentation as Northrop Grumman may reasonably request in order to verify the Actual Cash Cost for the relevant calendar year as reported by the Company.

(B) All payments under this Section 10.9 shall be conditioned upon claims review verification, if requested by Northrop Grumman on a timely basis, whether the payments are made before or after conclusion of claims review verification. Northrop Grumman shall have the right to require the Company and the TRW Automotive Subsidiaries to submit the Actual Cash Costs for a claims review, at Northrop Grumman’s expense by providing written notice to the Company of such request within 90 days following Northrop Grumman’s receipt of the Company report described in clause (A) above or (h)(ii) below. Such claims reviews, if any, will be carried out in a commercially reasonable manner during normal business hours by Northrop Grumman or an inspection body selected by Northrop Grumman and composed of independent members in possession of the appropriate professional qualifications. Northrop Grumman shall be limited to conducting one claims review with respect to each payment obligation under this Section. Any such claims review process will be completed no later than 90 days following the Company’s receipt of Northrop Grumman’s notice of its intent to perform such claims review process.

(iii) In the event that Northrop Grumman becomes obligated to make an Accelerated Terminal Value Payment described in (h), all other Northrop Grumman payment obligations under this Section 10.9 arising with respect to periods after the Liquidity Event (as defined below) occurs, shall immediately become null and void.

Subject to any other applicable conditions of (g), payments under (a) with respect to the year in which the Liquidity Event occurs shall be equal to the amount derived from clause (B) of (h)(i) multiplied by the ratio that is the number of days in that calendar year up to and including the Liquidity Event divided by 365. For example, if an Accelerated Terminal Value Payment is made in 2004 for the 2003 plan year, Northrop Grumman shall have no obligation to make the payments described in (a)(ii) through (a)(vi) and shall adjust the payment otherwise due under (a)(i) as provided in the prior sentence.

(h) Acceleration of Terminal Value Payment. In the event of a Liquidity Event (as defined below), an Accelerated Terminal Value Payment shall become due from Northrop Grumman to the Company as follows:

(i) Amount. Subject to the conditions of (g), the Amount of the Accelerated Terminal Value Payment shall be equal to

(A) 6.5

multiplied by

(B) The amount equal to (1) minus (2) minus (3), but in no event greater than the sum of (4) and (5) as follows:

(1) The amount of the Actual Cash Cost as described in (c) for the 12 calendar months ended as of the last day of the fiscal quarter ending on or prior to the date of the Liquidity Event (without any adjustment for the Excess Cash Cost Account)

minus

(2) The Projected Cash Cost for the calendar year preceding the year in which the Liquidity Event occurs (“Prior Year”) multiplied by the number of fiscal quarters in the Prior Year taken into account in (1), divided by 4.

minus

(3) The Projected Cash Cost for the calendar year of the Liquidity Event (“Current Year”) multiplied by the number of fiscal quarters in the Current Year taken into account in (1), divided by 4,

but in no event more than the sum of (4) and (5) as follows:

(4) The Maximum Payment for the Prior Year (without adjustment for any Negative Cash Cost Account) multiplied by the number of fiscal quarters in the Prior Year taken into account in (1), divided by 4.

(5) The Maximum Payment for the Current Year multiplied by the number of fiscal quarters in the Current Year (without adjustment for any Negative Cash Cost Account) taken into account in (1), divided by 4.

(ii) Timing. The Accelerated Terminal Value Payment shall be paid no later than the date (the “ATV Payment Date”) which is 60 days following Northrop Grumman’s receipt of the equivalent of the report of Actual Cash Costs identified in (g)(ii)(A) for the 12 calendar month period referred to in (h)(i)(B)(1).

(iii) Liquidity Event shall mean either (x) any sale, disposition or other transfer of shares by Blackstone and/or its Affiliates of Shares representing 10% or more of the aggregate amount of Shares acquired by Blackstone and its Affiliates as of the Closing Date or (y) any sale of all or substantially all of the assets of the Company.

(i) Initial Public Offering. Upon and following the occurrence of a registered initial public offering of the Company’s equity securities, any payments otherwise payable to the Company under this Section 10.9 shall thereafter be paid directly to those Closing Date Shareholders (as defined below) who remain shareholders of the Company as of the date of such payment, in proportion to their beneficial ownership of the voting securities of the Company as of such date of payment. “Closing Date Shareholders” shall mean each non-employee shareholder of the Company as of the Closing Date (immediately after giving effect to the Closing).

(j) Dispute Resolution. Northrop Grumman shall raise any disagreements with respect to the amount of the Actual Cash Costs or the calculation of or entitlement to payments hereunder as soon as practicable during the relevant 90-day claims verification review period. BCP and Northrop Grumman agree to negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing will be final and binding upon the parties and their successors and assigns. If the parties are unable to resolve all disagreements properly identified by Northrop Grumman within such 90-day period, then the disputed matters will be referred to the Chief Financial Officers or other substantially equivalent executive officers of the respective parties for resolution. If the Chief Financial Officers or other substantially equivalent executive officers are unable to resolve all disagreements within fifteen (15) days after referral of such disagreement, then, within fifteen (15) days thereafter, the matter will be referred for final determination to an arbiter from an internationally recognized benefits consulting firm that is not affiliated with either BCP or Northrop Grumman or their respective Affiliates, as jointly selected by the parties; if the parties are unable to select such an arbiter within such time period, the American Arbitration Association will make such selection (any Person so selected will be referred to herein as the “OPEB Arbitrator”). The OPEB Arbitrator so selected shall only consider those items as to which the parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with applicable Law and the terms and provisions of the Agreement. The OPEB Arbitrator shall deliver to the parties, as promptly as practicable, and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.

(k) Interest Obligations. In the event that Northrop Grumman fails to pay to the Company any amounts due under this Section on or prior to the applicable Payment Date or ATV Payment Date (including, without limitation, any amount it refuses to pay based upon its claims review process but which is ultimately determined to be payable to the Company hereunder either by agreement by the parties or a determination by the OPEB Arbitrator pursuant to clause (i) above), then such unpaid amounts shall be deemed to accrue interest at the rate of 10% per annum from the applicable Payment Date or ATV Payment Date through the actual date such payment is received by the Company. In the event that the Company returns any Northrop Grumman payment under this Section 10.9 (including, without limitation, any amount which is ultimately determined to have been overpaid, either by agreement of the parties or determination by the OPEB Arbitrator pursuant to clause (i) above but in all cases excluding any Aggregate Unreimbursed Indemnity Amount), then such returned amounts shall be deemed to accrue interest at the rate of 10% per annum from (x) the date Northrop Grumman’s original payment was received by the Company to (y) the date payment is received by Northrop Grumman.

(l) Illustrations. Attached as Exhibit G are illustrative examples of the parties’ intent regarding the calculation of the indemnity obligations described in this Section 10.9.

ARTICLE XI

TAX MATTERS

11.1 Indemnification Obligations With Respect to Taxes.

(a) Subject to the limitations in Section 11.1(b), Northrop Grumman shall be responsible for, and shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against (i) all Tax Losses of the Company and its Subsidiaries based upon, attributable to or resulting from Taxes that are due with respect to periods ending on or prior to the Closing Date (“Pre-Closing Periods”), but excluding any Income Taxes resulting from any extraordinary transaction undertaken on the Closing Date after the Closing; (ii) all Tax Losses of the Company and its Subsidiaries based upon, attributable to or resulting from Taxes with respect to any Straddle Period to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date; (iii) all Tax Losses of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (iv) any and all Tax Losses of any other Person imposed on the Company or any of its Subsidiaries, pursuant to any Tax sharing agreement or similar arrangement, as a transferee or successor, by contract or otherwise; (v) any Excluded Liabilities based upon, attributable to or resulting from Taxes; (vi) any Tax Losses based upon, attributable to or resulting from any breach of any representation or warranty in Section 5.4(e) or any covenants or agreements made by Northrop Grumman in this Article XI; and (vii) any and all Tax Losses relating to the transactions contemplated by this Agreement. For purposes of this Agreement, “Tax Losses” shall mean Losses based upon, attributable to or resulting from Taxes calculated without regard to any carryback from Post-Closing Periods and calculated net of any offsetting Tax benefits as provided for in Section 11.12 of this Agreement.

(b) Northrop Grumman’s indemnification obligation under section 11.1(a) for Tax Losses (other than Tax Losses covered under Section 11.1(a)(iii), (iv), (v), or (vii)) arising solely from a challenge made by a Taxing Authority resulting in such Taxing Authority making an assessment of Tax shall apply only to the extent such Tax Losses exceed annual limitations of $29 million in tax year 2003, $20 million in tax year 2004, $9 million in tax year 2005 and $9 million in tax year 2006 or an aggregate limitation for all years of $67 million. In the event that Northrop Grumman indemnifies the Purchaser Indemnified Parties for such Tax Losses in excess of any annual limitation, such excess shall be paid back to Northrop Grumman if, to the extent, and at such time any subsequent annual limitation is not met.

(c) Parent will be responsible for, and will indemnify, defend, and hold harmless Northrop Grumman and its Affiliates from and against (i) all Tax Losses of the Company and its Subsidiaries based upon, attributable to or resulting from Taxes that are due with respect to periods beginning on the day after the Closing Date (“Post-Closing Periods”); (ii) all Tax Losses of the Company and its Subsidiaries based upon, attributable to or resulting from Taxes with respect to any Straddle Period to the extent attributable to the portion of the Straddle Period beginning on the day after the Closing Date; (iii) all Income Taxes resulting from any extraordinary transaction undertaken on the Closing Date after the Closing; and (iv) any Tax Losses based upon, attributable to or resulting from any breach of any representation or warranty of any covenants or agreements made by Parent in this Article XI.

(d) (i) For purposes of this Article XI, whenever it is necessary to determine the liability for Taxes (other than Taxes described in Section 11.1(d)(ii)) of the Company and its Subsidiaries for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation will be apportioned ratably between such periods on a daily basis and (B) Income Taxes resulting from an extraordinary transaction undertaken on the Closing Date after the Closing will be allocated to the post-Closing Date portion of the Straddle Period.

      (ii) In the case of property and ad valorem taxes, the Tax for the portion of the Straddle Period ending on the Closing Date shall be the Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the period on or before the Closing Date and the denominator of which is the total number of days in the Straddle Period.

11.2 Tax Returns and Payment Responsibility.

(a) Northrop Grumman shall be responsible for, and shall cause to be prepared and duly and timely filed, all Tax Returns of the Company and its Subsidiaries with respect to the taxable year during which the Closing occurs that are due before the Closing Date and shall pay or cause to be paid all Taxes due in respect of such Tax Returns. Northrop Grumman shall be responsible for, and shall cause to be prepared and duly and timely filed, all Income Tax Returns of the Company and its Subsidiaries that are prepared on a consolidated, unitary, or combined basis with Northrop Grumman or any of its Subsidiaries for all taxable periods ending on or before the Closing Date. Northrop Grumman shall pay any Income Taxes due in respect of the Tax Returns referred to in the preceding sentence. Parent shall pay by wire transfer to Northrop Grumman any Taxes for which the BCP Entities are responsible pursuant to Section 11.1(b), but which are payable with Tax Returns that are filed by Northrop Grumman pursuant to this Section. Parent shall be responsible for and shall cause to be prepared and duly and timely filed all Tax Returns with respect to the Company and its Subsidiaries that are due after the Closing Date, other than those that are the responsibility of Northrop Grumman pursuant to this paragraph and pay any Taxes due in respect of those Tax Returns. Northrop Grumman shall pay by wire transfer to Parent any Taxes for which Northrop Grumman is responsible pursuant to Section 11.1(a)(ii), but which are payable with the Tax Returns to be filed by Parent pursuant to this section on the due date for the payment of such Taxes.

(b) All Tax Returns that are to be prepared and filed by the parties pursuant to the preceding paragraph and that relate to Taxes for which Northrop Grumman is liable under Section 11.1(a) or Taxes for which Parent is liable under Section 11.1(c)(ii) shall be prepared in a manner that is consistent with past practice, unless otherwise required by law. Such Tax Returns shall be submitted to the other party not later than fifteen (15) Business Days prior to the due date for filing of such Tax Return (or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Such other party shall have the right to review such Tax Returns. If such other party, within ten (10) Business Days after delivery of any such Tax Return, notifies the party preparing such Tax Return that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items will be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both BCP and Northrop Grumman. Upon resolution of all such items, the relevant Tax Return will be filed on that basis. The costs, fees and expenses of such accounting firm will be borne equally by BCP and Northrop Grumman.

(c) None of the parties shall (and shall not cause or permit Company or their Subsidiaries to) materially amend, refile or otherwise materially modify (or grant an extension of any statute of limitation with respect to) any Straddle Period Tax Return of the Company or its Subsidiaries or any Tax Return of the Company or its Subsidiaries for any period ending on or before the Closing Date without the prior written consent of the other party, which consent may not be unreasonably withheld.

(d) All sales, use, transfer and other similar Taxes relating to the transactions contemplated by this Agreement, including any stock or asset transfer stamp Taxes, will be borne by Northrop Grumman.

11.3 Refunds. Northrop Grumman shall be entitled to any refund of any Pre-Closing Taxes of the Company and its Subsidiaries and any Taxes of the Company and its Subsidiaries for the pre-Closing portion of a Straddle Period, including, in each case, interest paid thereon, (“Northrop Refunds”) except for (a) refunds and interest arising from the carryback of a tax item from a Post-Closing Period to a Pre-Closing Period (“Purchaser Carryback Refunds”) and (b) any refund of Taxes for Pre-Closing Periods to the extent Parent is responsible for such Taxes pursuant to Section 11.1(b). Northrop Grumman shall have the right to determine whether any Northrop Refunds (other than Purchaser Carryback Refunds) shall be made on behalf of the Company and its Subsidiaries and if Northrop Grumman elects to make a claim for refund, the BCP Entities, the Company and its Subsidiaries shall cooperate fully in connection therewith, unless such claim for refund would adversely affect the liability of Parent, the Company or any of its Subsidiaries for any Taxes with respect to Post-Closing Periods and any portion of a Straddle Period beginning on the day after the Closing Date, and provided that any costs incurred by Parent relating to such refund claim shall be borne by and reimbursed by Northrop Grumman. Purchaser Carryback Refunds shall be permitted only after giving effect to any refund claims by Northrop Grumman based on carrybacks of tax items from any Pre-Closing Period to other Pre-Closing Periods.

11.4 Contest Provisions.

(a) Notice Requirements. In the event (i) Northrop Grumman or its Affiliates or (ii) Parent or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article XI, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision will not affect a party’s right to indemnification hereunder unless such failure materially adversely affects the party’s ability to challenge such Tax audits or assessments.

(b) Contests Pertaining to Pre-Closing Taxes. Northrop Grumman shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date and any Taxes of the Company and its Subsidiaries that are paid on a consolidated, unitary, or combined basis with Northrop Grumman or any of its Subsidiaries, and to employ counsel of its choice at its expense, provided, that (i) it has liability for such Taxes pursuant to Section 11.1(a) after giving effect to the limitations in Section 11.1(b), and (ii) Northrop Grumman shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of Parent for any Tax Losses for which it is liable under Section 11.1(c) or which could adversely affect the Company or any of its Subsidiaries for any portion of a Straddle Period beginning after the Closing Date or any Tax period beginning after the Closing Date, which consent shall not be unreasonably withheld and shall not be required to the extent that Northrop Grumman has indemnified Parent against the effects of such settlement.

(c) Contests Pertaining to Post-Closing Taxes. Parent shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period beginning on the day after the Closing Date and to employ counsel of its choice at its expense, provided that (i) it has liability for such Taxes pursuant to Section 11.1(c) and (ii) Parent shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of Northrop Grumman for any Tax Losses for which it is liable under Section 11.1(a) after giving effect to the limitations in Section 11.1(b), which consent shall not be unreasonably withheld and shall not be required to the extent that Parent has indemnified Northrop Grumman against the effects of such settlement.

(d) Contests Pertaining to Straddle Periods. Northrop Grumman and Parent shall jointly control any Tax audit or administrative or court proceeding relating to any Tax for a Straddle Period and shall cooperate in good faith to resolve or settle any such proceedings.

11.5 Section 338(h)(10) Election.

(a) At the request of Parent, Northrop Grumman and the Company shall jointly make a timely and irrevocable election under section 338(h)(10) of the Code (the “Section 338 Election”) with respect to the stock of the Company or its Subsidiaries (other than the stock of Ruling Newco or the Subsidiaries set forth on Schedule 11.5(a)).

(b) To the extent possible, Northrop Grumman (on behalf of itself and the Company) and Parent agree to execute at the Closing any and all forms necessary to effectuate the Section 338 Election (including Internal Revenue Service Form 8023 (the “Section 338 Forms”)). In the event, however, any completed Section 338 Forms are not executed at the Closing, Northrop Grumman and Parent agree to prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Northrop Grumman and Parent shall each cause the Section 338 Forms to be duly executed by an authorized person, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

(c) With respect to the consideration allocated to the Company and the Subsidiaries listed on the Purchase Price Allocation Schedule pursuant to Section 3.1, Parent shall reasonably determine the fair market value of the assets of each Subsidiary for which a Section 338 Election is made and shall allocate the relevant portion of the Purchase Price (as required pursuant to section 338(h)(10) of the Code and regulations promulgated thereunder), together with applicable Liabilities, among such assets (the “Section 338 Allocation”). Parent shall provide the Section 338 Allocation to Northrop Grumman at least 60 days prior to the filing date required therefor and Northrop Grumman shall provide reasonable comments thereon to Parent within 30 days of receipt thereof. The parties shall attempt in good faith to resolve any unagreed items with respect to the Section 338 Allocation and if they are unable to do so, such unagreed items will be resolved (within a reasonable time, taking into account the deadline for filing the Section 338 Allocation) by an internationally recognized independent accounting firm chosen by both Northrop Grumman and Parent. Northrop Grumman, the Company and Parent shall file all Tax Returns consistently with the Section 338 Allocation schedule as agreed to under this Section 11.5(c).

11.6 Section 338(g) Election. Parent shall not make and shall not cause or permit any of its Subsidiaries to make an election under Section 338(g) of the Code with respect to any subsidiaries of the Company that are not U.S. corporations.

11.7 Tax Sharing Agreement. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by TRW, or any of its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall be terminated as to the Company and its Subsidiaries as of the Closing Date and neither the Company nor any of its Subsidiaries shall have any obligation or responsibility with respect to such Tax allocation or sharing agreement or arrangement.

11.8 Assistance and Cooperation. After the Closing Date, Northrop Grumman and TRW, on the one hand, and Parent, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiaries; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries; and (d) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

11.9 Retention of Records. After the Closing Date, Northrop Grumman, TRW and Parent (including the Company and its Subsidiaries) shall preserve all information, records or documents relating to liabilities for Taxes of the Company and its Subsidiaries until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

11.10 Other Provisions. The provisions of this Article XI (and not Article X) will exclusively govern all indemnity claims with respect to Tax matters of the Company and its Subsidiaries and the purchase of the Shares pursuant to this Agreement and, for the avoidance of doubt, any limitations under Article X on a party’s indemnification obligations will not apply to any indemnification under this Article XI. Notwithstanding anything to the contrary in this Agreement (including Article X), none of the representations or warranties set forth in Section 5.4, or anything else in this Agreement, will cause Northrop Grumman or TRW to be liable for any Taxes or Losses relating to Taxes for which Northrop Grumman or TRW is not otherwise expressly liable pursuant to Section 11.1(a).

11.11 Characterization of Payments. Except for any amount required to be treated for Tax purposes as interest, all indemnity payments under Article X and under this Article XI and all payments required to be made under Section 3.2 of this Agreement will be treated as an adjustment to the purchase price paid for the Shares for tax purposes.

11.12 Tax Indemnification Claims. The amount of any Tax Loss for which indemnification is provided under this Article XI will (i) be reduced to take account of any net Tax benefit, as and when actually realized, by the indemnified party arising from (A) the incurrence or payment of any such claim or Tax and (B) any correlative adjustments or changes in Tax treatment that occur as a result of the adjustment or change giving rise to such Tax Loss and (ii) increased to take account any net Tax cost, as and when actually incurred, by the indemnified party arising from the receipt of indemnity payments hereunder (including any Tax resulting from the payment under this Section 11.12(ii)), provided that reductions for Tax benefits will apply solely to Tax Losses arising from a challenge made by a Taxing Authority resulting in such Taxing Authority making an assessment of Tax and provided further that no reduction shall be made pursuant to this Section 11.12 for a Tax benefit with respect to any Tax Loss indemnification arising under Section 11.1(a)(iii),(iv), (v), or (vii).

ARTICLE XII

MISCELLANEOUS

12.1 Certain Definitions. For purposes of this Agreement, the following terms will have the meanings specified in this Section 12.1:

“Accounting Arbitrator” shall have the meaning ascribed to such term in Section 3.2(f).

“Acquisition Steps” shall have the meaning ascribed to such term in Section 1.1(c).

“Acquisition Structure Steps” shall have the meaning ascribed to such term in Section 1.1(b).

“Acquisition Transaction” shall have the meaning ascribed to such term in Section 7.8(a).

“Adjusted Interim Balance Sheet” shall have the meaning ascribed to such term in Section 5.3(a).

“Adjusting Indebtedness” shall mean, as of any date, with respect to amounts owed by the Company or its Subsidiaries to third parties or (to the extent not discharged) to the TRW Transferring Companies, the items set forth on Schedule 12.1(a) in the amounts calculated as set forth thereon, together with accrued interest and all other amounts payable thereon through such date. Adjusting Indebtedness denominated in currencies other than U.S. dollars shall be converted to U.S. dollars at the exchange rate based upon the noon buying rate in New York City for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York as of such date of calculation.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For the avoidance of doubt, from and after the Closing Date, none of Northrop Grumman, TRW, TRW Automotive or any of their respective Affiliates shall be deemed to be an “Affiliate” of the BCP Entities or any of their Subsidiaries or Affiliates.

“Aggregate Indemnity Amount” shall have the meaning ascribed to such term in Section 10.9(b).

“Aggregate Shortfall Amount” shall have the meaning ascribed to such term in Section 10.9(b).

“Aggregate Unreimbursed Indemnity Amount” shall have the meaning ascribed to such term in Section 10.9(b).

“Aggregate Unreimbursed Shortfall Amount” shall have the meaning ascribed to such term in Section 10.9(b).

“Agreed Assumed Indebtedness” shall have the meaning ascribed to such term in Section 7.20.

“Agreed Foreign Entity” shall have the meaning ascribed to such term in Section 7.6.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“Ancillary Agreements” shall have the meaning ascribed to such term in Section 3.1(e) hereof.

“Assets” shall mean any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including the following:

(i) real property interests (including Leases), land, plants, buildings and improvements and all rights, privileges and easements which are appurtenant to such real estate;

(ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

(iii) inventories, including raw materials, work-in-process, finished goods, parts, accessories;

(iv) cash, cash equivalents, notes, loans and accounts receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

(v) banker’s acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

(vi) financial, accounting, tax and operating data, files and records and any rights thereto, including books, records, electronic data, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

(vii) Intellectual Property;

(viii) Contracts and all rights therein;

(ix) prepaid expenses, deferred charges, advance payments and similar items, deposits and retentions held by third parties;

(x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

(xi) Permits;

(xii) goodwill; and

(xiii) going concern value.

“ATV Payment Date” shall have the meaning ascribed to such term in 10.9(h)(ii).

“Audited Balance Sheet” shall have the meaning ascribed to such term in Section 5.3(a)(i).

“Auto Newco” shall have the meaning ascribed to such term in the recitals.

“Auto Newco I” shall have the meaning ascribed to such term in Section 1.1(a)(iv).

“Automotive Affiliate” shall mean the entities engaged in the Automotive Business, in which the Company directly or indirectly holds an equity interest (other than any Subsidiary of the Company), such entities being those listed on Schedule 12.1(b).

“Automotive Assets” shall mean any Assets (other than the Excluded Assets and the Equity Interests) held by TRW or any of its Subsidiaries which are used or held primarily in the Automotive Business and any Company Intellectual Property.

“Automotive Business” shall mean the business of designing, manufacturing and selling steering, suspension, braking, engine, safety, electronic, engineered fastening and other components and systems for passenger cars, light trucks and commercial vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components systems and related products; steering and suspension systems and components; chassis components modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics; engineered and plastic fasteners and precision plastic moldings and assemblies; engine components and systems; commercial steering systems and components;

and aftermarket operations, including parts, service and technical and diagnostic support, as such businesses are or have been conducted by TRW and certain of its Subsidiaries and the Automotive Affiliates, which shall include those business units of TRW identified on Schedule 1.2.

“Automotive Business Employee” shall mean those current employees, directors, officers or consultants of the Automotive Business (including those employees who are on vacation, approved leave of absence, lay-off status, short-term disability or long-term disability).

“Automotive Liabilities” shall mean all Liabilities arising primarily from the conduct of the Automotive Business and the ownership of property utilized in the Automotive Business, whether arising before or after the Closing, including (i) all Liabilities that would be reflected on the Adjusted Interim Balance Sheet (if such Adjusted Interim Balance Sheet were prepared in accordance with GAAP), (ii) any such Liabilities from discontinued operations or formerly owned properties, (iii) any such Liabilities arising out of or related to asbestos-related product liability Claims or Liabilities and (iv) all Indebtedness identified on Schedule 5.2(d); provided, that none of the foregoing Liabilities shall include Excluded Liabilities.

“Basket” shall have the meaning ascribed to such term in Section 10.2(a).

“BCP” shall have the meaning ascribed to such term in the preamble.

“BCP Entities” shall have the meaning ascribed to such term in the recitals.

“Blackstone” shall have the meaning ascribed to such term in Section 6.4.

“Business Day” shall mean a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to close.

“Business Property” shall have the meaning ascribed to such term in Section 5.6(a).

“Cap” shall have the meaning ascribed to such term in Section 10.2(a).

“Capital Expenditure Budget” shall mean the capital expenditure budget of the Company and its Subsidiaries, as set forth on Schedule 12.1 to the Northrop Grumman Disclosure Letter.

“Capital Stock” of any Person shall mean any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including common or preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Claim” shall have the meaning ascribed to such term in Section 10.3(a).

“Closing” shall have the meaning ascribed to such term in Section 3.1(a).

“Closing Adjusting Indebtedness” means the Adjusting Indebtedness as of the Closing Date.

“Closing Balance Sheet” shall have the meaning ascribed to such term in Section 3.2(b).

“Closing Date” shall have the meaning ascribed to such term in Section 3.1(a).

“Closing Date Shareholders” shall have the meaning ascribed to such term in Section 10.9(i).

“Closing Statement” shall have the meaning ascribed to such term in Section 3.2(c).

“Closing Working Capital” shall mean the amount calculated by subtracting the line item “Trade accounts payable” from the sum of the line items “Cash and cash equivalents”, “Accounts receivable”, “Interest in securitized receivables” and “Inventories” as shown on the Closing Balance Sheet or the Estimated Closing Balance Sheet of the Company and its Subsidiaries, as applicable, and adding thereto the amount of marketable securities included in the line item “Other assets” (such marketable securities shall be calculated using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology as was used in the preparation of the Interim Balance Sheet where marketable securities comprised $34 million of $225 million of total Other assets). For the avoidance of doubt, the calculation of Closing Working Capital shall not include (i) any amounts related to accounts receivable that have been sold or securitized as of the date of the calculation of Closing Working Capital (but before giving effect to the financing of the transactions contemplated hereby) other than the “Interest in securitized receivables” reflected on the Closing Balance Sheet or (ii) any other amounts not reflected on the Closing Balance Sheet.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall have the meaning ascribed to such term in Section 6.4.

“Company” shall have the meaning ascribed to such term in the recitals.

“Company Intellectual Property” shall mean Intellectual Property that is owned by TRW or any of its Subsidiaries that is primarily related to, primarily used in or the development of which was primarily funded by the Automotive Business. Without limiting the generality of the foregoing, Company Intellectual Property shall include all Trademarks and domain names containing the “TRW” word or symbol, any variations or derivations thereof, or any other Trademark or domain name confusingly similar thereto, in any language and under the laws or registries of any jurisdiction throughout the world. For the avoidance of doubt, Company Intellectual Property shall not include any Intellectual Property created or conceived by TRW or its Subsidiaries or acquired from a third party after the Closing Date.

“Company Plans” shall have the meaning ascribed to such term in Section 5.10(a).

“Confidential Information” shall mean with respect to any party hereto, (a) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto prior to the Closing Date, and (b) any other Information obtained by, or furnished to, another party hereto that (i) is marked “Proprietary” or “Company Private” or words of similar import by the party owning such Information, or any Affiliate of such party, or (ii) the party owning such Information has notified such other party in writing is confidential or secret.

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 7.1(a) hereof.

“Consent” shall mean consents, waivers, approvals, allowances, declarations, novations, authorizations, permits, filings, orders, registrations and notifications.

“Contract” shall mean any contract, agreement, lease, license, sales order, purchase order, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement that is binding on any Person or any part of its property under applicable Law.

“Copyright” shall have the meaning ascribed to such term in the definition of Intellectual Property below.

“Current Year” shall have the meaning ascribed to such term in Section 10.9(h)(i)(B)(3).

“Debt Commitment Letters” shall have the meaning ascribed to such term in Section 6.4.

“Debt Financing” shall have the meaning ascribed to such term in Section 6.4.

“Disclaimed Damages” shall have the meaning ascribed to such term in Section 10.7.

“EC Merger Regulation” shall have the meaning ascribed to such term in Section 6.1(c).

“Employee Benefit Plans” shall have the meaning ascribed to such term in Section 5.10(a).

“Employee Matters Agreement” shall have the meaning ascribed to such term in Section 3.1(e).

“Environmental Claim” shall mean any Claim, Legal Proceeding, directive, investigation, Lien, demand letter, or written notice of alleged noncompliance, violation or Liability, by any Person asserting an Environmental Liability.

“Environmental Law” shall mean all Laws relating to human health or the environment, including Hazardous Substances.

“Environmental Liabilities” shall mean any and all Liabilities arising under, from or related to Environmental Laws or Hazardous Substances with respect to the present and historic operation or ownership of the Automotive Business on or prior to the Closing Date, regardless of whether such Liabilities arise before, on or after the Closing Date (other than any Liabilities arising out of or related to asbestos-related product liability Claims or Liabilities), including, without limitation, costs of investigation, removal, cleanup, remediation and corrective or responsive action with respect to any Hazardous Substances located at current or former facilities of the Automotive Business.

“Equity Commitment Letters” shall have the meaning ascribed to such term in Section 6.4.

“Equity Consideration” shall have the meaning ascribed to such term in Section 1.1(b)(ii).

“Equity Financing” shall have the meaning ascribed to such term in Section 6.4.

“Equity Interests” shall mean all of the equity interests (all of which are listed on Schedule 1.2) of the Transferred Entities held by TRW or its Subsidiaries.

“ERISA” shall have the meaning ascribed to such term in Section 5.10(a).

“Estimated Adjusting Indebtedness” shall have the meaning ascribed to such term in Section 3.2(a).

“Estimated Closing Balance Sheet” shall have the meaning ascribed to such term in Section 3.2(a).

“Estimated Working Capital” shall have the meaning ascribed to such term in Section 3.2(a).

“Exchange Act” shall have the meaning ascribed to such term in the Section 5.1(c).

“Excluded Assets” shall mean any and all of the following (other than Equity Interests), but only to the extent not included in the Final Closing Statement for purposes of the Final Closing Balance Sheet:

(i) the TRW Intellectual Property subject to the Intellectual Property License Agreements;

(ii) all causes of action, judgments, claims, reimbursements and demands, of whatever nature (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), in favor of any TRW Asset Transferring Company to the extent primarily related to the Excluded Assets or the Excluded Liabilities;

(iii) any claims under insurance policies maintained by any of the TRW Asset Transferring Companies to the extent primarily related to the Excluded Assets or Excluded Liabilities or to the extent allocated to the TRW Asset Transferring Companies pursuant to the Insurance Allocation Agreement; and

(iv) such other rights, properties and assets set forth on Schedule 12.1(c) hereto.

“Excluded Liabilities” shall mean the following Liabilities, whether known or unknown, and, except as specifically noted below, whether arising before or after the Closing, of TRW or any of its Affiliates:

(i) any and all Liabilities existing as of the Closing Date, other than under the Ancillary Agreements, where the obligee is TRW or any Affiliate of TRW which will remain an Affiliate of TRW after the consummation of the transactions contemplated by this Agreement;

(ii) any and all Indebtedness of TRW or any of its Subsidiaries or Affiliates (including, for the avoidance of doubt, any Indebtedness set forth on Schedule 7.20 which does not become Agreed Assumed Indebtedness) other than Indebtedness set forth on Schedule 5.2(d) (including, for the avoidance of doubt, any Agreed Assumed Indebtedness);

(iii) any and all Liabilities (including Taxes) to the extent arising out of the Excluded Assets;

(iv) except for those Liabilities with respect to TRW Automotive Participants (as defined in the Employee Matters Agreement) expressly assumed or retained by Newco pursuant to the Employee Matters Agreement, any and all Liabilities with respect to current and former employees of TRW or its Affiliates (including, without limitation, any Liabilities with respect to “Divested Business Employees” who are not “Divested TRW Automotive Business Employees”, as each such term is defined in the Employee Matters Agreement);

(v) any and all Liabilities expressly assumed by Northrop Grumman, TRW or any of their respective Affiliates pursuant to this Agreement or the other Ancillary Agreements; and

(vi) any and all Liabilities arising out of any business (whether currently owned or operated or previously divested or otherwise disposed of) of any TRW Participant or any of their Subsidiaries other than the Automotive Business.

“Fee Payment Date” shall have the meaning ascribed to such term in Section 4.3(b).

“Final Closing Adjusting Indebtedness” shall have the meaning ascribed to such term in Section 3.2(f).

“Final Closing Balance Sheet” shall have the meaning ascribed to such term in Section 3.2(f).

“Final Closing Statement” shall have the meaning ascribed to such term in Section 3.2(f).

“Final Closing Working Capital” shall have the meaning ascribed to such term in Section 3.2(f).

“Financial Statements” shall have the meaning ascribed to such term in Section 5.3(a).

“Finco” shall have the meaning ascribed to such term in Section 1.1(b)(v).

“Foreign Acquirors” shall have the meaning ascribed to such term in Section 1.1(b)(vi).

“Foreign Entities” shall have the meaning ascribed to such term in Section 1.1(c)(ii).

“Foreign Shares” shall have the meaning ascribed to such term in Section 1.1(c)(ii).

“Foreign Stock Closing Threshold Date” shall mean the date on which the aggregate amounts under the heading “Percentage of Aggregate Benefit” on Schedule 12.1(d) set forth opposite the name of each Agreed Foreign Entity equals or exceeds 90%.

“French Foreign Acquiror” shall mean a company to be organized by BCP under the laws of the Republic of France prior to the Closing Date.

“Fruehauf Liabilities” shall mean shall mean any and all Losses arising under, from or related to the facts, circumstances, events or actions that are the subject of the Fruehauf Matter.

“Fruehauf Matter” shall mean the matter described in the third paragraph under the heading “Contingencies” in the Notes to the Interim Financial Statements on page F-38 of Amendment No. 2 to the Registration Statement on Form S-1 dated August 20, 2002 filed by TRW Automotive relating to the criminal investigation of Kelsey-Hayes Company (formerly known as Fruehauf Corporation) by the U.S. Attorney for the Southern District of Illinois.

“GAAP” shall mean generally accepted United States accounting principles as of the date hereof.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” shall mean all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to, (i) petroleum and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5 but not including asbestos except where used in the construction or insulation of premises.

“Holdings” shall have the meaning ascribed to such term in the recitals.

“HSR Act” shall have the meaning ascribed to such term in Section 5.1(c).

“Income Tax” means any income, franchise or similar Tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

“Income Tax Return” shall mean any Tax Return relating to Income Taxes.

“Indebtedness” shall mean: (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) guarantees or other contingent obligations in respect of items in clause (i); (iii) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP; (iv) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (v) Liabilities under interest rate cap Contracts, interest rate swap Contracts, foreign currency exchange Contracts and other hedging or similar Contracts; and (vi) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

“Indemnity Payment” shall have the meaning ascribed to such term in Section 10.9(a).

“Information” shall mean all records, books, contracts, instruments, computer data and other data and information.

“Infringe” shall have the meaning ascribed to such term in Section 5.7(b)(ii).

“Intellectual Property” shall mean all intellectual property under any Law, treaty, compact and the like, whether registered or unregistered, including, without limitation: (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (ii) patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof (collectively, “Patents”); (iii) trademarks, trade dress, service marks, service names, trade names, brand names, logo, business symbols, or other source indicators whether registered or unregistered, and applications to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith and all common law rights, relating thereto (collectively, “Trademarks”); (iv) copyrights and works of authorship in any media, including writings, designs, software, mask works, algorithms, marketing materials, internet site content, proprietary or copyrightable elements of works of authorship, functional or utilitarian objects and all other author’s rights including “moral rights”, whether registered or unregistered, and applications to register the same (collectively, “Copyrights”); (v) technical, scientific, and other know-how, trade secrets, confidential or proprietary information, data, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form; (vi) internet domain names; and (vii) rights of publicity and privacy, “name and likeness” rights and other similar rights.

“Intellectual PropertyAgreements” shall have the meaning ascribed to such term in Section 3.1(e) hereof.

“Intended Transferee” shall have the meaning ascribed to such term in Section 1.5.

“Intended Transferor” shall have the meaning ascribed to such term in Section 1.5

“Interim Balance Sheet” shall have the meaning ascribed to such term in Section 5.3(a).

“Interim Financial Statements” shall have the meaning ascribed to such term in Section 5.3(a).

“Intermediate Holdco” shall have the meaning ascribed to such term in the recitals.

“Knowledge of TRW” shall mean the actual knowledge, after reasonable inquiry, of the officers of TRW listed on Schedule 12.1(e).

“Law” shall mean any federal, state, local or foreign law (including common law), regulation, Order, constitution, treaty, compact, directive, code, ordinance, permit, authorization, variance, rule, statute, judicial decision, government agreements or other requirement.

“Leased Property” shall have the meaning ascribed to such term in Section 5.6(a).

“Leases” shall have the meaning ascribed to such term in Section 5.6(a).

“Legal Proceeding” shall mean any action, suit, audit, hearing, litigation, petition, grievance, complaint, charge, claim, inquiry, or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Body.

“Liability” shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“LIBOR” shall have the meaning ascribed to such term in Section 3.2(g).

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“LLC Interests” shall the meaning ascribed to such term in the recitals.

“Losses” shall mean all losses, Liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements or fees, reasonable attorneys’ fees and court costs of any nature or kind, whether or not the same would be properly reflected on a statement of assets and liabilities or balance sheet.

“Lucas-Varity” shall have the meaning ascribed to such term in the recitals.

“Lucas-Varity Capital Stock” shall have the meaning ascribed to such term in the recitals.

“Material Adverse Change” shall mean any material adverse change, or any event, circumstance, condition or matter that has caused or resulted in, or is reasonably likely to cause or result in, a material adverse change, in the business, properties, results of operation, condition

(financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that Material Adverse Change shall not include any change resulting from (i) announcement of the execution of this Agreement and the transactions contemplated hereby or (ii) general economic conditions or other conditions affecting the industry in which the Company operates.

“Material Adverse Effect” shall mean any effect that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

“Newco” shall the meaning ascribed to such term in the recitals.

“Newco Sub” shall have the meaning ascribed to such term in Section 1.1(b)(vii).

“New Early Retirement Program” shall have the meaning ascribed to such term in Section 10.9(c)(i).

“New Program Early Retiree” shall have the meaning ascribed to such term in Section 10.9(c)(i).

“Non-U.S. Plans” shall have the meaning ascribed to such term in Section 5.10(j).

“Northrop Grumman” shall have the meaning ascribed to such term in the preamble.

“Northrop Grumman Disclosure Letter” shall have the meaning ascribed to such term in Article V.

“Northrop Grumman Indemnified Parties” shall have the meaning ascribed to such term in Section 10.1(b).

“Northrop Refunds” shall have the meaning ascribed to such term in Section 11.3.

“Northrop/TRW Closing” shall have the meaning ascribed to such term in the recitals.

“Northrop/TRW Merger” shall have the meaning ascribed to such term in the recitals.

“Northrop/TRW Merger Agreement” shall have the meaning ascribed to such term in the recitals.

“OPEB Arbitrator” shall have the meaning ascribed to such term in Section 10.9(j).

“Order” shall mean any order, injunction, judgment, decree, award, settlement or stipulation, decision, determination, writ, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Body.

“Owned Property” shall have the meaning ascribed to such term in Section 5.6(a).

“Parent” shall have the meaning ascribed to such term in the recitals.

“Parent Ruling Newco Stock” shall have the meaning ascribed to such term in Section 1.1(b)(i).

“Patent” shall have the meaning ascribed to such term in the definition of Intellectual Property above.

“Payment Date” shall have the meaning ascribed to such term in Section 10.9(a).

“PBGC” shall have the meaning ascribed to such term in Section 5.10(c).

“Permits” shall mean any approvals, authorizations, consents, franchises, licenses, permits or certificates.

“Permitted Liens” shall have the meaning ascribed to such term in Section 5.5.

“Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Periods” shall have the meaning ascribed to such term in Section 11.1(c).

“Post Employment Benefits” shall have the meaning ascribed to such term in Section 10.9(c)

“Preceding Year” shall have the meaning ascribed to such term in Section 10.9(e).

“Pre-Closing Periods” shall have the meaning ascribed to such term in Section 11.1(a).

“Preliminary Steps” shall have the meaning ascribed to such term in Section 1.1(a).

“Prior Year” shall have the meaning ascribed to such term in Section 10.9(h)(i)(B)(2).

“Purchase Price” shall have the meaning ascribed to such term in Section 3.1(b).

“Purchase Price Allocation Schedule” shall have the meaning ascribed to such term in Section 1.1(b)(i).

“Purchaser Carryback Refunds” shall have the meaning ascribed to such term in Section 11.3.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.1(a).

“Qualified Plans” shall have the meaning ascribed to such term in Section 5.10(b).

“Ruling Newco” shall have the meaning ascribed to such term in Section 1.1(b)(i).

“Section 338 Allocation” shall have the meaning ascribed to such term in Section 11.5(c).

“Section 338 Election” shall have the meaning ascribed to such term in Section 11.5(a).

“Section 338 Forms” shall have the meaning ascribed to such term in Section 11.5(b).

“Seller Note” shall mean the promissory note in the face amount of $600,000,000, a summary of key terms for which is attached as Exhibit H, to be issued at Closing in accordance with Section 3.1(d) by Intermediate Holdco in favor of TRW and TRW Automotive.

“Seller Plans” shall have the meaning ascribed to such term in Section 5.10(a).

“Shares” shall have the meaning ascribed to such term in the recitals.

“Shortfall Amount” shall have the meaning ascribed to such term in Section 10.9(b).

“SMLLC” shall have the meaning ascribed to such term in the recitals.

“Stockholders’ Agreement” shall have the meaning ascribed to such term in Section 7.18.

“Straddle Period” shall mean a taxable period that commences before and ends after the Closing Date.

“Subsidiary” shall mean any Person of which a majority of the outstanding equity interests or voting securities are owned, directly or indirectly, by another Person.

“Subject Year” shall have the meaning ascribed to such term in Section 10.9(b).

“Target Working Capital” means $1,067,000,000.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and any fees, assessments and charges in the nature of a tax and all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in respect of the foregoing.

“Tax Losses” shall have the meaning ascribed to such term in Section 11.1(a).

“Tax Return” shall mean all return declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any amendment thereto.

“Termination Fee” shall have the meaning ascribed to such term in Section 4.3(b).

“Trademark” shall have the meaning ascribed to such term in the definition of Intellectual Property above.

“Transaction and Monitoring Fee Agreement” shall have the meaning ascribed to such term in Section 7.19.

“Transaction Steps” shall have the meaning ascribed to such term in Section 1.1.

“Transfer Documents” shall mean those certain documents of transfer or of assignment and assumption providing for the Transfers, including deeds, assignments, assignments of leases and bills of sale, in form and substance reasonably satisfactory to Parent. Any deeds delivered for Owned Properties shall be special warranty deeds with covenants against grantor acts.

“Transferee” shall mean any Person that will receive a transfer of Automotive Assets or Equity Interests or Excluded Assets pursuant to Article I.

“Transferor” shall mean any Person that will make a transfer of Automotive Assets or Equity Interests or Excluded Assets pursuant to Article I.

“Transferred Entities” shall mean those entities listed on Schedule 1.2.

“Transfers” shall have the meaning ascribed to such term in Section 1.3(c).

“Trust Deed” shall have the meaning ascribed to such term in Section 5.2(d).

“TRW” shall have the meaning ascribed to such term in the recitals.

“TRW Asset Transferring Companies” shall mean TRW and certain of its direct and indirect Subsidiaries that are identified in Schedule 1.2 (which schedule also identifies the Subsidiary of the Company to which its Automotive Assets and Automotive Liabilities are being transferred, on Schedule 1.2).

“TRW Automotive” shall have the meaning ascribed to such term in the recitals.

“TRW Equity Transferring Companies” shall mean TRW and certain of its direct and indirect Subsidiaries that are identified in Schedule 1.2 (which schedule also identifies the Transferred Entity the equity of which it is transferring and the Affiliate of TRW to which all Excluded Liabilities of such Transferred Entity have been transferred).

“TRW Execution Date” shall have the meaning ascribed to such term in Section 7.12.

“TRW Fee” shall have the meaning ascribed to such term in Section 4.3(b).

“TRW Intellectual Property” shall mean all Intellectual Property that TRW owns or has the right to use, excluding Company Intellectual Property, that is used in the Automotive Business, as presently being conducted and operated.

“TRW Participants” shall mean TRW and TRW Automotive and any other TRW Transferring Companies.

“TRW Transferring Companies” shall mean, collectively, the TRW Asset Transferring Companies and the TRW Equity Transferring Companies.

“TRW UK Capital Stock” shall have the meaning ascribed to such term in the recitals.

“Updated Financial Statements” shall have the meaning ascribed to such term in Section 7.17(b).

“VSSI” shall have the meaning ascribed to such term in Section 1.1(b)(i).

12.2 Interpretation. For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive and (v) the word “parties” will be held to include Northrop Grumman and Parent and, on and following the TRW Execution Date, TRW and TRW Automotive.

12.3 Costs and Expenses. Except as otherwise provided in this Agreement, Northrop Grumman, TRW and TRW Automotive, and BCP shall each bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses incurred by Northrop Grumman or TRW and TRW Automotive.

12.4 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any Legal Proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the mailing of a copy thereof in accordance with the provisions of Section 12.8.

(c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

12.5 Entire Agreement; Amendments and Waivers. This Agreement (including the Northrop Grumman Disclosure Letter and exhibits and schedules hereto), the Confidentiality Agreement, the other Ancillary Agreements, the letter referred to in Section 5.16(b) and the letter agreement between Northrop Grumman and BCP dated the date hereof represent the entire understanding and agreement and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER NORTHROP GRUMMAN NOR TRW MAKES ANY REPRESENTATION OR WARRANTY CONCERNING THE AUTOMOTIVE ASSETS AND EQUITY INTERESTS OR THE AUTOMOTIVE BUSINESS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE SOLD PURSUANT HERETO “AS IS AND WHERE IS.”

12.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

12.7 Table of Contents and Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

12.8 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given when (a) delivered personally, (b) three Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one Business Day after being sent by a nationally recognized express courier service, postage or deliver charges prepaid, or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c), to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Northrop Grumman, TRW or TRW Automotive to:

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
Facsimile No.: (310) 556-4558

Attention: Vice President and General Counsel

With a copy to:

Gibson, Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, California 90071
Facsimile No: (213) 229-7520
Attention: Andrew E. Bogen
Peter F. Ziegler

If to BCP to:

BCP Acquisition Company L.L.C.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Facsimile No.: (212) 583-5258
Attention: Robert L. Friedman

With a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Facsimile No.: (212) 455-2502
Attention: Wilson S. Neely
William R. Dougherty

12.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in full force and effect, provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided, further, that the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purposes hereof. To the extent permitted by Law, the parties hereby waive to the same extent any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

12.10 Binding Effect; Assignment. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. TRW and TRW Automotive shall not be construed to have any obligations hereunder unless and until it becomes party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by Northrop Grumman, TRW and TRW Automotive or BCP (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be null and void; provided, however, that BCP may assign any or all of its rights, in whole or in part, to one or more Affiliates of BCP, but no such assignment will relieve BCP of its obligations under this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. This Agreement will become binding when one or more counterparts taken together will have been executed and delivered (including by facsimile) by the parties. It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

NORTHROP GRUMMAN CORPORATION

By:	/s/ ALBERT F. MYERS
Name: Albert F. Myers Title: Corporate Vice President and Treasurer

BCP ACQUISITION COMPANY L.L.C.

By:	BLACKSTONE CAPITAL PARTNERS IV MERCHANT BANKING FUND L.P., its Sole Member

By:	BLACKSTONE MANAGEMENT ASSOCIATES IV L.L.C., its General Partner

By:	/s/ NEIL P. SIMPKINS
Name: Neil P. Simpkins Title: Member

RIDER X

The disclosure schedules of the parties relating to the Master Purchase Agreement are not being filed herewith. Northrop Grumman hereby agrees to furnish supplementally to the Commission copies of such any such omitted schedules, which relate to customary disclosure items and exceptions referenced in the Master Purchase Agreement, upon request.

Annex I

NOC
TRW INC.
TRW Delaware Inc.
TASSI
TRW UK Holding Ltd.
TAUK
Common
TRW Automotive U.S. LLC Schedule A
Preferred
TRW Automotive Inc.
Auto Newco I Inc.
Auto Newco Inc.
TRW Auto Holdings Inc.
1%
99%
Lucas Varity
TRW UK LTD. Schedule E
TRW INO LTD.
Lucas Industries Ltd.
Various Foreign Subsidiaries Schedule F
Various U.S. Subsidiaries Schedule B
Various Foreign Subsidiaries Schedule C
TRW Italia S.p.A Schedule X
TRW Vehicle Safety Systems, Inc. Schedule Y
Preferred
LucasVarity Automotive Holding Co. Schedule D
Kelsey-Hayes Company
Various Foreign Subsidiaries Schedule G
Various U.S. Subsidiaries Schedule H

[See next page for Notes] SLT 11/15/02

Notes to Annex I

1.	SMLLC may be owned by TASSI or some other wholly-owned subsidiary of TRW Inc.

2.
TRW may recapitalize TRW Automotive to issue one or more series of preferred stock to Affiliates of TRW. TRW may cause such Affiliates (including TAUK) to sell shares of preferred stock to third parties. In such event, (i) TRW would not contribute the Capital Stock of VSSI to TRW Automotive but would retain ownership of VSSI and at the Closing TRW would transfer the Capital Stock of VSSI to the BCP Entities and (ii) VSSI would be deemed to be included in the definition of “Company” for purposes of the Agreement (subject to the understanding set forth in the last sentence of Section 1.6(b)) rather than one of the “Subsidiaries of the Company.”

3.
Ruling Newco Common Stock may be owned by TAUK or some other wholly-owned subsidiary of TRW Inc. If so, TAUK or the appropriate subsidiary of TRW Inc. will transfer the Ruling Newco Common Stock to the BCP Entities.

4.	The preferred stock owned by TRW Italia S.p.A. in LucasVarity Automotive Holding Co. represents approximately 25^% of the vote and has a value of $10,000.

5.	Lucas-Varity is treated as a partnership for United States federal income tax purposes and will not have an election under section 754 of the Code in effect.

6.	References to “Schedule __” are to the Schedules to Annexes I and II.

EXHIBIT A-1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is dated as of                          , 2003 (the “Effective Date”) between [            ], a Delaware corporation (“Licensor”), and TRW INC., an Ohio corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as, “Party” and collectively as, the “Parties.” Capitalized terms used herein but nor otherwise defined shall have the meanings ascribed to them in the Master Purchase Agreement (as defined below).

RECITALS

WHEREAS, Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and Licensee are parties to that certain Agreement and Plan of Merger, dated as of June 30, 2002 (the “Northrop/TRW Merger Agreement”), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into Licensee (the “Northrop/TRW Merger”) and Licensee as the surviving corporation will become a wholly-owned subsidiary of Northrop Grumman;

WHEREAS, BCP Acquisition Company L.L.C., a Delaware limited liability company (the “Purchaser”) and Northrop Grumman have entered into a Master Purchase Agreement (the “Master Purchase Agreement”), dated as of November     , 2002, providing for the purchase by Licensor of Licensee’s Automotive Business;

WHEREAS, pursuant to the Master Purchase Agreement, on or prior to the date hereof, Licensee has contributed and transferred to Licensor, and Licensor has received and assumed, directly or indirectly, substantially all of the assets and liabilities currently associated with the Automotive Business and the stock or similar interests currently held by Licensee in Subsidiaries and other entities that conduct the Automotive Business (the transactions described in this recital are referred to collectively as the “Transfers” and have been effected in accordance with Article I of the Master Purchase Agreement);

WHEREAS, the Master Purchase Agreement contemplates that the Licensor will license certain intellectual property to Licensee, namely, the Licensed IP (as defined herein) for use outside of the Automotive Field (as defined herein); and

WHEREAS, Licensee desires to obtain the right and license to use the Licensed IP upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

I. DEFINITIONS:

1.1 Definitions. All terms used but not defined herein, shall have the meaning set forth in the Master Purchase Agreement (as defined above). For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in the Master Purchase Agreement. For purposes of this agreement, the Parties acknowledge and agree that Northrop Grumman Corporation, any of its Affiliates or Subsidiaries as the same may exist as of the Closing Date, shall be deemed an Affiliate of Licensee.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Automotive Business” shall have the meaning ascribed to such term in the Master Purchase Agreement.

“Automotive Field” means the business of (i) designing, manufacturing and selling products for automobiles, including steering, suspension, braking, engine, occupant safety, electronic and electro-mechanical components, modules and systems, engineered fastening and other components and systems for passenger cars, light trucks, commercial vehicles and other land-based motor vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components, systems and related products; steering and suspension systems and components; chassis components, modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics; engineered and plastic fasteners and precision plastic moldings and assemblies; engine components and systems; commercial steering systems and components and (ii) providing services, including but not limited to design services, logistics services, assembly services, warranty administration services, technical support services and diagnostic services, reasonably related or incidental to the development, manufacture, sale, or distribution of products for automobiles.

“Confidential Information” shall have the meaning set forth in Section 8.1.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Licensed IP” shall mean the Company Intellectual Property, including but not limited to the items listed on Schedule 2.1, which is attached hereto and incorporated herein.

“Licensee” shall have the meaning set forth in the preamble of this Agreement.

“Licensor” shall have the meaning set forth in the preamble of this Agreement.

“Master Purchase Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Person” shall have the meaning ascribed to such term in the Master Purchase Agreement.

“TRW Businesses” shall have the meaning set forth in Section 2.1.

2

II. LICENSE GRANT

2.1 License Grant. Effective from and after the Effective Date, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, subject to any licenses previously granted to third parties, a perpetual, irrevocable, non-exclusive, fully paid-up, royalty-free worldwide license to use the Licensed IP to make, have made, import, use, offer for sale, promote, distribute, sell products and processes, and otherwise commercially exploit the Licensed IP in all fields outside of the Automotive Field; provided, however, that the license granted with respect to the Trademarks included in the Licensed IP is limited to those fields in which Northrop Grumman Corporation and TRW presently conduct and operate their respective businesses excluding the Automotive Field (such businesses, collectively the “TRW Businesses”), for so long as any of them shall use the Trademarks. Such license includes, without limitation, the right to distribute, and create derivative works from any copyrighted materials included in Licensed IP and the right to use any trade secrets and know-how included in Licensed IP.

2.2 Copies. Licensee may make such number of copies of the applicable Licensed IP as is reasonably necessary to accomplish the permitted uses set forth in Section 2.1. All copies shall be subject to the terms and conditions of this Agreement.

2.3 Exclusion of All Other Rights. Except as expressly provided herein, Licensee is granted no rights or licenses whatsoever in or to the Licensed IP or any other Licensor products, services or other Licensor intellectual, proprietary or personal rights. Licensor hereby expressly reserves all rights and licenses not expressly granted in this Agreement. In particular and without limiting the foregoing, nothing in this Agreement will be deemed to convey to Licensee the legal title to any Licensed IP.

2.4 Right to Sublicense. Licensee shall be free to grant sublicenses to any Subsidiary or Affiliate of Licensee for so long as such Person remains a Subsidiary or an Affiliate of Licensee. Any such sublicense shall be subordinate to and conform to the terms and conditions of this License, and shall not include the right for such sublicensee to grant sublicenses to persons who are not also Subsidiaries or Affiliates of Licensee. Licensee shall also be free to grant sublicenses to persons who are not Subsidiaries or Affiliates of Licensee to the extent necessary to exercise its “have made” rights as provided in Section 2.1. Any such sublicense shall be subordinate to and conform to the terms and conditions of this License; shall not include the right for such sublicensee to grant sublicenses to other persons; and shall not include the right for such sublicensee to make, sell or distribute products made using the Licensed IP for such sublicensee’s own account or the account of any person other than Licensee or a Subsidiary or Affiliate of Licensee. In addition, Licensee shall require that any such sublicensee implement and maintain practices and policies sufficient to preserve the confidentiality of all Licensed IP provided to such sublicensee by Licensee, and Licensee shall be solely responsible, as between Licensee and Licensor, for any breach of confidentiality with respect to the Licensed IP by any such sublicensee. Except as expressly set forth in this provision, Licensee shall not, without the prior written approval of Licensor, which approval shall not be unreasonably withheld, delayed, or conditioned, sublicense or transfer in any way any Licensed IP.

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2.5 Intellectual Property Notices and Markings. Licensee shall accurately produce and reproduce all Licensor intellectual property notices on all copies Licensee produces or reproduces of the Licensed IP. In no event shall Licensee remove any Licensor intellectual property notices from any materials.

2.6 Quality Control. Licensee agrees that the use of the Trademarks included in the Licensed IP shall comply with all quality control standards and usage guidelines as may be reasonably established by Licensor from time to time and then in effect, and shall be in conformance with good manufacturing practices and trademark usage generally. Licensor hereby deems all current uses of such Trademarks by Licensee to meet its quality control standards and usage guidelines; provided, however, that if Licensor shall change the styling or appearance of any such Trademark, Licensee shall take commercially reasonable measures to conform its usage of such Trademark to the new styling or appearance, but Licensee shall be free to exhaust all existing stock and inventory of products and materials of any kind bearing the Trademark prior to the referenced change in styling or appearance. Licensee shall not require Licensor’s approval for new uses of the Trademarks that are substantially similar to those made by Licensee prior to the Closing Date, but shall obtain Licensor’s prior approval and consent, which shall not be unreasonably withheld, delayed, or conditioned, for any use that materially varies from such prior use with respect to the quality or nature of the goods or services in connection with which the Trademarks are used, or the form or manner of their display. Licensor shall not require Licensee to follow quality control standards or usage guidelines that are substantially different from those that Licensor imposes on other licensees generally, taking into account any relevant differences in their respective markets or products. Licensee agrees not to contest Licensor’s ownership of the Trademarks, not to disparage or call into question the validity, value or ownership thereof, and not to use any of the Trademarks in any manner so as to create a combined trademark.

2.7. Notice and Cooperation Respecting New Trademark Use. Licensee shall notify Licensor reasonably in advance of Licensee’s intention to commence a new use of any Trademark included in the Licensed IP in any jurisdiction, or in any international classification of use within any jurisdiction, in which such Trademark has not previously been registered. Licensor shall have the sole discretion to determine whether or not to apply for such registration, but a determination by Licensor not to apply for such registration shall not preclude Licensee from commencing such new use. Licensee shall cooperate with Licensor and take such actions as Licensor may reasonably request, including entering into a royalty-free, paid-up registered user agreement prior to commencing such new use, that Licensor may reasonably consider necessary or desirable to preserve and protect its rights in the Trademark under the applicable local law.

III. OWNERSHIP

3.1 Licensed IP. Licensee acknowledges and agrees that, as between the Parties and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world (including all intellectual property and other proprietary rights), in and to all Licensed IP, and any copies of the Licensed IP, whether made by or on behalf of Licensor or Licensee.

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IV. PROTECTION OF LICENSED TECHNOLOGY

4.1 Legal Action. Except as set forth below, Licensor shall maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the Licensed IP.

4.2 Protection of Intellectual Property Rights.

(a) Licensor and the Licensee shall cooperate to police diligently the Licensed IP. The Licensee shall promptly notify Licensor in writing of any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP of which it becomes aware.

(b) Licensor shall have the primary right, but not the obligation, to bring and control any suits against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP. Licensor shall be entitled to retain the entirety of any award arising from such suit. Licensee agrees to cooperate with Licensor in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed IP in the field of the TRW Businesses pursuant to Section 4.2(a) and, upon Licensor’s request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a Party to such litigation as required by law. The Licensee shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. The Licensee shall have no claim of any kind against Licensor based on or arising out of the Licensor’s handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Licensee hereby irrevocably releases Licensor from any such claim; provided, however, that Licensor shall not settle, compromise or voluntarily dispose of any such action, suit or proceeding in a manner that would materially restrict the rights or benefits of Licensee pursuant to this agreement without the prior consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned. In the event Licensor elects not to exercise this right, Licensee, upon prior written approval from Licensor, may bring such suit, and Licensor agrees to reasonably cooperate with Licensee, including being named as a party to such suit. If Licensee elects to bring such suit, it shall be entitled to that portion of any award based upon the actual damage to the TRW Businesses directly resulting from such unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP.

(c) Each Party shall bear the costs, fees and expenses incurred by it in complying with the provisions of Section 4.2, including those incurred in bringing or controlling any such suits.

V. REPRESENTATIONS AND WARRANTIES

5.1 Each Party hereto represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) it has the corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement and the transactions and other documents contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor, and (iii) this Agreement has been duly executed and delivered by the authorized officers of such Party, and constitutes a legal, valid and binding obligation of the Party, fully enforceable against

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such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and general equity principles.

VI. INDEMNIFICATION

6.1 No Duty to Indemnify. Except as provided in the Master Purchase Agreement, Licensor shall not under any circumstances, be obligated to indemnify, defend, or hold Licensee, its Affiliates, or their respective representatives, officers, directors, stockholders, employees, or agents (the “Licensee Parties”), harmless from any liability, claims, demands, causes of action, judgments, damages, or expenses (including reasonable attorneys’ and experts’ fees and costs) which the Licensee Parties may incur or become liable for as a result of Licensee’s and its sublicensees’ use of the Licensed IP in accordance with this Agreement.

6.2 Licensee’s Duty to Indemnify. Licensee shall indemnify, defend, and hold Licensor, its Affiliates, and their respective representatives, officers, directors, stockholders, employees, and agents (the “Licensor Parties”), harmless from any and all liability, claims, demands, causes of action, judgments, damages, and expenses (including reasonable attorneys’ and experts’ fees and costs) which the Licensor Parties may incur or become liable for as a result of claims by any Person to the extent arising from Licensee’s and its sublicensees’ use of Licensed IP other than any third party claims covered by Section 6.1; provided, however, that Licensee shall not be obligated to defend or hold harmless any Licensor Parties in the event that such claims, demands, causes of action, judgments, damages and, expenses arose out of willful misconduct, gross negligence, or bad faith by any Licensor Parties.

6.3 Indemnification Procedure. Promptly after receipt by the indemnified party of notice of any action, proceeding, claim, or potential claim (any of which is hereinafter individually referred to as a “Claim”) which could give rise to a right to indemnification hereunder, the indemnified party shall give the indemnifying party written notice describing the Claim in reasonable detail, along with copies of any correspondence, court papers, or other writings setting forth the Claim. The indemnifying party shall have the right, at its option, to take over responsibility for the defense or settlement of the Claim, at its own expense and by counsel of its own selection. The indemnified party shall reasonably cooperate with the indemnifying party and its counsel in the defense and/or settlement of any such Claim. If the indemnifying party takes over the defense of the Claim, the indemnified party shall have the right, at their own expense, to participate in the defense of such Claim. The indemnifying party shall not enter into any settlement with respect to such Claim without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that the indemnifying party shall decline to take over the defense of the Claim, the indemnified party shall have the right to assume the defense of the Claim and to resolve the Claim as it finds appropriate, in its reasonable opinion; provided, however, that the indemnified party shall not enter into any settlement with respect to such Claim without the indemnifying party ‘s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. In the event it is ultimately determined that the Claim in fact is covered by the indemnification provisions under Section 6.2 of this Agreement, the indemnified party shall be entitled to recover from the indemnifying party as provided in Section 6.2.

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VII. LIMITATIONS ON LIABILITY

7.1 Disclaimer of Consequential and Special Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY NOR ANY RELATED ENTITY THEREOF SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ANY RELATED ENTITY THEREOF OR ANY OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER A PARTY OR ANY RELATED ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

VIII. CONFIDENTIALITY

8.1 The Parties agree that all information which is communicated from time to time by them to each other and their respective Affiliates, agents, attorneys, accountants, and employees in connection with this Agreement (whether oral, electronic or written of any kind or nature), or which is confidential and proprietary to the person disclosing the same or which is technical confidential information belonging to one Party that was already in the possession of the other Party as of the Effective Date shall be deemed secret and confidential (“Confidential Information”). The Parties agree that the Confidential Information received by them from the other will be maintained in confidence and that the same will not be disclosed to or used by any person, firm, or undertaking except their own agents and employees, subcontractors or distributors hereunder who need to know and/or use such Confidential Information for the purposes of this Agreement. Any such person given access to Confidential Information shall be subject to confidentiality provisions by agreement with Licensor or Licensee no less restrictive than those set forth herein. If either Party is required by law to disclose any Confidential Information it has received, it will take reasonable efforts to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof. Either Party must promptly inform the other Party of any information it believes comes within the circumstances in the immediately preceding sentence. Each Party will cooperate with the other Party, at the other Party’s expense, in seeking to maintain the confidentiality of such Confidential Information. Each Party’s obligations under this Section 8 shall terminate, with respect to any particular information, five (5) years after the date of disclosure of such information; provided, however, that each Party’s obligations under this Section 8 with respect to any technical information that the providing Party protects as a trade secret shall be kept confidential for five (5) years or such longer period as such information has not become publicly and readily available in the marketplace to third Parties without being subject to confidentiality protections.

8.2 Marking. All Confidential Information communicated under this Agreement in writing shall be marked by the disclosing part with a conspicuous legend, marking or stamp as Confidential Information. Confidential Information communicated in non-written format shall be identified by the disclosing Party as confidential at the time of such communication and promptly thereafter reduced to writing and marked as Confidential Information by the disclosing

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Party. The Parties agree that the trade secrets and know-how included in the Licensed IP shall be treated as Confidential Information regardless of whether such trade secrets and know-how are marked, stamped or otherwise identified as confidential.

8.3 Exceptions. Nothing in this Section 8 shall require the recipient Party to hold in confidence or otherwise protect from unauthorized use of disclosure any information that: (i) is known to the recipient at the time of receipt; or (ii) is or becomes publicly available through no wrongful act of the recipient; or (iii) is rightfully received by the recipient from a third Party without restriction and without breach of any agreement; or (iv) is independently developed by the recipient without breach of this Agreement; or (v) is furnished by the disclosing Party to a third Party without restriction.

IX. MISCELLANEOUS

9.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the Party as shall have been previously specified in writing to the other Party) with follow-up copy by reliable overnight courier service the next Business Day:

if to Licensor, to:

[                                                         ]
12025 Tech Center Drive
Livonia, Michigan 48150]
Attention: General Counsel
Telecopy: [            ]

and

if to Licensee, to:

TRW Inc.
1900 Richmond Road
Cleveland, OH 44124 USA
Attention: Secretary
Telecopy: 216-291-7070

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (local time, place of receipt) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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9.2 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each Party. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.5 Entire Agreement. This Agreement, the Master Purchase Agreement and the other Ancillary Agreements constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof.

9.6 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

9.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8 Assignment. This Agreement may not be assigned by any Party hereto without the written consent of the other Party; provided, however, that each Party may assign this Agreement to a purchaser of substantially all of the Party’s shares or assets or to that Party’s parent, controlled subsidiary or controlled affiliate, provided that such purchaser agrees to be bound by all of the terms and conditions of this Agreement. No assignment shall relieve either Party of any of its rights and obligations hereunder. The granting of a security interest in this Agreement or Licensee’s rights under this Agreement, in the nature of a conditional assignment or otherwise, shall not be construed to violate this provision; nor shall it violate this provision for any secured party to exercise it rights under any agreement relating to such security interest.

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9.9 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

9.10 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that such restriction may be enforced to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

9.12 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.14 Interpretation. Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

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IN WITNESS WHEREOF , the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRW INC.

By:
Name: Title:

[ ]

By:
Name: Title:

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EXHIBIT A-2

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is dated as of                           , 2003 (the “Effective Date”) between TRW Inc., an Ohio corporation (“Licensor”), and [                    ], a Delaware corporation (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as, “Party” and collectively as, the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Master Purchase Agreement (as defined below).

RECITALS

WHEREAS, Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and Licensor are parties to that certain Agreement and Plan of Merger, dated as of June 30, 2002 (the “Northrop/TRW Merger Agreement”), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into Licensor (the “Northrop/TRW Merger”) and Licensor as the surviving corporation will become a wholly-owned subsidiary of Northrop Grumman;

WHEREAS, BCP Acquisition Company L.L.C., a Delaware limited liability company (the “Purchaser”) and Northrop Grumman have entered into a Master Purchase Agreement (the “Master Purchase Agreement”), dated as of November     , 2002, providing for the purchase by Licensee of Licensor’s Automotive Business;

WHEREAS, pursuant to the Master Purchase Agreement, on or prior to the date hereof, Licensor has contributed and transferred to Roadster, and Roadster has received and assumed, directly or indirectly, substantially all of the assets and liabilities currently associated with the Automotive Business and the stock or similar interests curently held by Licensor in Subsidiaries and other entities that conduct the Automotive Business (the transactions described in this recital are referred to collectively as the “Transfers” and have been effected in accordance with Article I of the Master Purchase Agreement);

WHEREAS, the Master Purchase Agreement contemplates that the Licensor license certain intellectual property to Licensee, namely, the Licensed IP (as defined herein) for use in connection with the Automotive Business (as defined herein); and

WHEREAS, Licensee desires to obtain the right and license to use the Licensed IP upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

I. DEFINITIONS:

1.1 Definitions. All terms used but not defined herein, shall have the meaning set forth in the Master Purchase Agreement (as defined above). For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in the Master Purchase Agreement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Automotive Business” shall have the meaning ascribed to such term in the Master Purchase Agreement.

“Automotive Field” means the business of (i) designing, manufacturing and selling products for automobiles, including steering, suspension, braking, engine, occupant safety, electronic and electro-mechanical components, modules and systems, engineered fastening and other components and systems for passenger cars, light trucks, commercial vehicles and other land-based motor vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components, systems and related products; steering and suspension systems and components; chassis components, modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics; engineered and plastic fasteners and precision plastic moldings and assemblies; engine components and systems; commercial steering systems and components and (ii) providing services, including but not limited to design services, logistics services, assembly services, warranty administration services, technical support services and diagnostic services, reasonably related or incidental to the development, manufacture, sale, or distribution of products for automobiles.

“Confidential Information” shall have the meaning set forth in Section 8.1.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Intellectual Property” shall have the meaning ascribed to such term in the Master Purchase Agreement.

“Licensed IP” shall mean only the Copyrights, trade secrets and know how contained within the TRW Intellectual Property, including but not limited to the items listed on Schedule 2.1, which is attached hereto and incorporated herein.

“Licensee” shall have the meaning set forth in the preamble of this Agreement.

“Licensor” shall have the meaning set forth in the preamble of this Agreement.

“Master Purchase Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Person” shall have the meaning ascribed to such term in the Master Purchase Agreement.

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II. LICENSE GRANT

2.1 License Grant. Effective from and after the Effective Date, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, subject to any licenses previously granted by Licensor to third parties, a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up worldwide license, to use the Licensed IP to make, have made, import, use, offer for sale, promote, distribute and sell products, processes, and services and otherwise commercially exploit the Licensed IP in all fields outside of those in which Northrop Grumman Corporation and TRW presently conduct and operate their respective businesses (excluding the Automotive Field). Such license includes, without limitation, the right to distribute, and create derivative works from any copyrighted materials included in Licensed IP and the right to use any trade secrets and know-how included in Licensed IP.

2.2 Copies. Licensee may make such number of copies of the applicable Licensed IP as is reasonably necessary to accomplish the permitted uses set forth in Section 2.1. All copies shall be subject to the terms and conditions of this Agreement.

2.3 Exclusion of All Other Rights. Except as expressly provided herein, Licensee is granted no rights or licenses whatsoever in or to the Licensed IP or any other Licensor products, services or other Licensor intellectual, proprietary or personal rights. Licensor hereby expressly reserves all rights and licenses not expressly granted in this Agreement. In particular and without limiting the foregoing, nothing in this Agreement will be deemed to convey to Licensee the legal title to any Licensed IP.

2.4 Right to Sublicense. Licensee shall be free to grant sublicenses to any Subsidiary or Affiliate of Licensee for so long as such Person remains a Subsidiary or an Affiliate of Licensee. Any such sublicense shall be subordinate to and conform to the terms and conditions of this License, and shall not include the right for such sublicensee to grant sublicenses to persons who are not also Subsidiaries or Affiliates of Licensee. Licensee shall also be free to grant sublicenses to persons who are not Subsidiaries or Affiliates of Licensee to the extent necessary to exercise its “have made” rights as provided in Section 2.1. Any such sublicense shall be subordinate to and conform to the terms and conditions of this License; shall not include the right for such sublicensee to grant sublicenses to other persons; and shall not include the right for such sublicensee to make, sell or distribute products made using the Licensed IP for such sublicensee’s own account or the account of any person other than Licensee or a Subsidiary or Affiliate of Licensee. In addition, Licensee shall require that any such sublicensee implement and maintain practices and policies sufficient to preserve the confidentiality of all Licensed IP provided to such sublicensee by Licensee, and Licensee shall be solely responsible, as between Licensee and Licensor, for any breach of confidentiality with respect to the Licensed IP by any such sublicensee. Except as expressly set forth in this provision, Licensee shall not, without the prior written approval of Licensor, which approval shall not be unreasonably withheld, delayed, or conditioned, sublicense or transfer in any way any Licensed IP.

2.5 Intellectual Property Notices and Markings. Licensee shall accurately produce and reproduce all Licensor intellectual property notices on all copies Licensee produces or reproduces of the Licensed IP. In no event shall Licensee remove any Licensor intellectual property notices from any materials.

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2.6 Covenant Not to Sue. Licensor, its successors and assigns, shall not assert in any manner, nor authorize or allow any other person to assert in any manner, any claim against Licensee or its sublicensees (solely to the extent of the rights granted by Licensee as to the specific subject matter of such sublicense, granted in accordance with Section 2.4 above) in the Automotive Business as it is presently being conducted and operated, for violation of any statute relating to patent rights or infringement based upon any patents issued or patent applications pending as of the Closing Date included in the TRW Intellectual Property, that are owned by TRW or its Affiliates or Subsidiaries.

2.7 Covenant Not to License. Licensor, its successors and assigns, shall not, for a period of five (5) years from the anniversary of the Effective Date, grant any license, nor authorize or allow any other person to grant any license, to any party other than Licensee to use the Licensed IP within the Automotive Field.

III. OWNERSHIP

3.1 Licensed IP. Licensee acknowledges and agrees that, as between the Parties and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world (including all intellectual property and other proprietary rights), in and to all Licensed IP, and any copies of the Licensed IP, whether made by or on behalf of Licensor or Licensee.

IV. PROTECTION OF LICENSED TECHNOLOGY

4.1 Legal Action. Except as set forth below, Licensor shall maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the Licensed IP.

4.2 Protection of Intellectual Property Rights.

(a) Licensor and the Licensee shall cooperate to police diligently the Licensed IP. The Licensee shall promptly notify Licensor in writing of any unauthorized use, infringement, misappropriation, or other violation of the Licensed IP of which it becomes aware.

(b) Licensor shall have the primary right, but not the obligation, to bring and control any suits against any unauthorized use, misappropriation, or other violation of the Licensed IP. Licensor shall be entitled to retain the entirety of any award arising from such suit. Licensee agrees to cooperate with Licensor in any litigation or other action that Licensor may undertake to enforce or protect the Licensed IP in the Automotive Field pursuant to Section 4.2(a) and, upon Licensor’s request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a Party to such litigation as required by law. The Licensee shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. Licensee shall have no claim of any kind against Licensor based on or arising out of the Licensor’s handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Licensee hereby irrevocably releases Licensor from any such claim; provided, however, that Licensor shall not settle, compromise or voluntarily dispose of any such action, suit or proceeding in a manner that would materially restrict the rights or benefits of Licensee pursuant to this agreement without the prior consent of

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Licensee, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event Licensor elects not to exercise this right, Licensee, upon prior written approval from Licensor may bring such suit, and Licensor, agrees to reasonably cooperate with Licensee, including being named as a party to such suit. If Licensee elects to bring such suit, it shall be entitled to that portion of any award based upon the actual damage to the Automotive Business directly resulting from such unauthorized use, misappropriation, or other violation of the Licensed IP.

(c) Each Party shall bear the costs, fees and expenses incurred by it in complying with the provisions of Section 4.2, including those incurred in bringing or controlling any such suits.

V. REPRESENTATIONS AND WARRANTIES

5.1 Each Party hereto represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) it has the corporate power and authority to enter into this Agreement, and the execution, delivery and performance of this Agreement and the transactions and other documents contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor, and (iii) this Agreement has been duly executed and delivered by the authorized officers of such Party, and constitutes a legal, valid and binding obligation of the Party, fully enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and general equity principles.

5.2 Licensor represents and warrants that (i) Licensor owns or has the right to use the Licensed IP except where the failure to own or to have the right to use such Licensed IP would not have a Material Adverse Effect; (ii) to the Knowledge of TRW, the Licensed IP does not infringe, impair, misappropriate, dilute or otherwise violate the rights of others and is not being misappropriated or otherwise violated by others; (iii) no Legal Proceeding or Order is pending or outstanding, or to the Knowledge of TRW, is threatened or imminent that seeks to cancel, limit or challenge the validity, ownership or use of any Licensed IP; and (iv) Licensor owns or has obtained the rights necessary to grant the licenses granted under this Agreement.

VI. INDEMNIFICATION

6.1 No Duty to Indemnify. Except as provided in the Master Purchase Agreement, Licensor shall not under any circumstances, be obligated to indemnify, defend, or hold Licensee, its Affiliates, or their respective representatives, officers, directors, stockholders, employees, or agents (the “Licensee Parties”), harmless from any liability, claims, demands, causes of action, judgments, damages, or expenses (including reasonable attorneys’ and experts’ fees and costs) which the Licensee Parties may incur or become liable for as a result of Licensee’s and its sublicensees’ use of the Licensed IP in accordance with this Agreement.

6.2 Licensee’s Duty to Indemnify. Licensee shall indemnify, defend, and hold Licensor, its Affiliates, and their respective representatives, officers, directors, stockholders, employees, and agents (the “Licensor Parties”), harmless from any and all liability, claims,

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demands, causes of action, judgments, damages, and expenses (including reasonable attorneys’ and experts’ fees and costs) which the Licensor Parties may incur or become liable for as a result of claims by any Person to the extent arising from Licensee’s and its sublicensees’ use of Licensed IP other than any third party claims covered by Section 6.1; provided, however, that Licensee shall not be obligated to defend or hold harmless any Licensor Parties in the event that such claims, demands, causes of action, judgments, damages and, expenses arose out of willful misconduct, gross negligence, or bad faith by any Licensor Parties.

6.3 Indemnification Procedure. Promptly after receipt by the indemnified party of notice of any action, proceeding, claim, or potential claim (any of which is hereinafter individually referred to as a “Claim”) which could give rise to a right to indemnification hereunder, the indemnified party shall give the indemnifying party written notice describing the Claim in reasonable detail, along with copies of any correspondence, court papers, or other writings setting forth the Claim. The indemnifying party shall have the right, at its option, to take over responsibility for the defense or settlement of the Claim, at its own expense and by counsel of its own selection. The indemnified party shall reasonably cooperate with the indemnifying party and its counsel in the defense and/or settlement of any such Claim. If the indemnifying party takes over the defense of the Claim, the indemnified party shall have the right, at their own expense, to participate in the defense of such Claim. The indemnifying party shall not enter into any settlement with respect to such Claim without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that the indemnifying party shall decline to take over the defense of the Claim, the indemnified party shall have the right to assume the defense of the Claim and to resolve the Claim as it finds appropriate, in its reasonable opinion; provided, however, that the indemnified party shall not enter into any settlement with respect to such Claim without the indemnifying party ‘s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. In the event it is ultimately determined that the Claim in fact is covered by the indemnification provisions under Section 6.2 of this Agreement, the indemnified party shall be entitled to recover from the indemnifying party as provided in Section 6.2.

VII. LIMITATIONS ON LIABILITY

7.1 Disclaimer of Consequential and Special Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY NOR ANY RELATED ENTITY THEREOF SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ANY RELATED ENTITY THEREOF OR ANY OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER A PARTY OR ANY RELATED ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

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VIII. CONFIDENTIALITY

8.1 The Parties agree that all information which is communicated from time to time by them to each other and their respective Affiliates, agents, attorneys, accountants, and employees in connection with this Agreement (whether oral, electronic or written of any kind or nature), or which is confidential and proprietary to the person disclosing the same or which is technical confidential information belonging to one Party that was already in the possession of the other Party as of the Effective Date shall be deemed secret and confidential (“Confidential Information”). The Parties agree that the Confidential Information received by them from the other will be maintained in confidence and that the same will not be disclosed to or used by any person, firm, or undertaking except their own agents and employees, subcontractors or distributors hereunder who need to know and/or use such Confidential Information for the purposes of this Agreement. Any such person given access to Confidential Information shall be subject to confidentiality provisions by agreement with Licensor or Licensee no less restrictive than those set forth herein. If either Party is required by law to disclose any Confidential Information it has received, it will take reasonable efforts to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof. Either Party must promptly inform the other Party of any information it believes comes within the circumstances in the immediately preceding sentence. Each Party will cooperate with the other Party, at the other Party’s expense, in seeking to maintain the confidentiality of such Confidential Information. Each Party’s obligations under this Section 8 shall terminate, with respect to any particular information, five (5) years after the date of disclosure of such information; provided, however, that each Party’s obligations under this Section 8 with respect to any technical information that the providing Party protects as a trade secret shall be kept confidential for five (5) years or such longer period as such information has not become publicly and readily available in the marketplace to third Parties without being subject to confidentiality protections.

8.2 Marking. All Confidential Information communicated under this Agreement in writing shall be marked by the disclosing part with a conspicuous legend, marking or stamp as Confidential Information. Confidential Information communicated in non-written format shall be identified by the disclosing Party as confidential at the time of such communication and promptly thereafter reduced to writing and marked as Confidential Information by the disclosing Party. The Parties agree that the trade secrets and know-how included in the Licensed IP shall be treated as Confidential Information regardless of whether such trade secrets and know-how are marked, stamped or otherwise identified as confidential.

8.3 Exceptions. Nothing in this Section 8 shall require the recipient Party to hold in confidence or otherwise protect from unauthorized use of disclosure any information that: (i) is known to the recipient at the time of receipt; or (ii) is or becomes publicly available through no wrongful act of the recipient; or (iii) is rightfully received by the recipient from a third Party without restriction and without breach of any agreement; or (iv) is independently developed by the recipient without breach of this Agreement; or (v) is furnished by the disclosing Party to a third Party without restriction.

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IX. MISCELLANEOUS

9.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the Party as shall have been previously specified in writing to the other Party) with follow-up copy by reliable overnight courier service the next Business Day:

if to Licensor, to:

TRW Inc.
1900 Richmond Road
Cleveland, OH 44124 USA
Attention: Secretary
Telecopy: 216-291-7070

and

if to Licensee, to:
[                             ]
12025 Tech Center Drive
Livonia, Michigan 48150]
Attention: General Counsel
Telecopy: [            ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (local time, place of receipt) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

9.2 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each Party. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.5 Entire Agreement. This Agreement, the Master Purchase Agreement and the other Ancillary Agreements constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof.

9.6 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

9.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8 Assignment. This Agreement may not be assigned by any Party hereto without the written consent of the other Party; provided, however, that each Party may assign this Agreement to a purchaser of substantially all of the Party’s shares or assets or to that Party’s parent, controlled subsidiary or controlled affiliate, provided that such purchaser agrees to be bound by all of the terms and conditions of this Agreement. No assignment shall relieve either Party of any of its rights and obligations hereunder. The granting of a security interest in this Agreement or Licensee’s rights under this Agreement, in the nature of a conditional assignment or otherwise, shall not be construed to violate this provision; nor shall it violate this provision for any secured party to exercise it rights under any agreement relating to such security interest.

9.9 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

9.10 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this

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Agreement is not affected in any manner materially adverse to any Party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that such restriction may be enforced to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

9.12 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

9.14 Interpretation. Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[ ]

By:
Name: Title:

TRW INC.

By:
Name: Title:

11

EXHIBIT B

TRANSITION SERVICES AGREEMENT

between

TRW INC.

and

ROADSTER ACQUISITION CORP.

Dated as of             , 2003

i

(Continued)

		Page
Section 6.14	Specific Performance	11
Section 6.15	Construction	11
Section 6.16	Confidentiality	12

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of                           , 2003, is entered into by and between TRW INC., an Ohio corporation (“TRW”), and Roadster Acquisition Corp., a Delaware corporation (“Roadster”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Master Purchase Agreement (as defined below).

WHEREAS, Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and TRW are parties to that certain Agreement and Plan of Merger, dated as of June 30, 2002 (the “Northrop/TRW Merger Agreement”), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into TRW (the “Northrop/TRW Merger”) and TRW as the surviving corporation will become a wholly-owned subsidiary of Northrop Grumman;

WHEREAS, BCP Acquisition Company L.L.C., a Delaware limited liability company (the “Purchaser”) and Northrop Grumman have entered into a Master Purchase Agreement (the “Master Purchase Agreement”), dated as of November     , 2002, providing for the purchase by Roadster of TRW’s Automotive Business;

WHEREAS, pursuant to the Master Purchase Agreement, on or prior to the date hereof, TRW has contributed and transferred to Roadster, and Roadster has received and assumed, directly or indirectly, substantially all of the assets and liabilities currently associated with the Automotive Business and the stock or similar interests currently held by TRW in Subsidiaries and other entities that conduct the Automotive Business (the transactions described in this recital are referred to collectively as the “Transfers” and have been effected in accordance with Article I of the Master Purchase Agreement);

WHEREAS, prior to the Closing Date, the Automotive Business received various support services from TRW and its Subsidiaries, and TRW’s businesses, other than the Automotive Business (such businesses, the “TRW Business”), received various support services from the Company (as defined in the Master Purchase Agreement) and its Subsidiaries; and

WHEREAS, subject to the terms and conditions set forth herein, the parties have agreed to enter into this Agreement in order for TRW to assist Roadster, and for Roadster to assist TRW, by providing to Roadster and TRW, respectively, certain services and support not otherwise specified in the Master Purchase Agreement or any other Ancillary Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

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“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“Automotive Business” shall have the meaning ascribed thereto in the Master Purchase Agreement.

“Contact Persons” shall mean the persons set forth opposite each Service on Schedule A and Schedule B, or such persons’ successors or substitutes, who have been designated by TRW and Roadster to handle all matters relating to such Service.

“Defaulting Party” shall have the meaning ascribed to such term in Section 3.2(c).

“Master Purchase Agreement” shall have the meaning ascribed to such term in the recitals hereto.

“Non-Defaulting Party” shall have the meaning ascribed to such term in Section 3.2(c).

“Receiving Party” shall mean TRW or Roadster, as the case may be, when such party is receiving Services pursuant to the terms and conditions of this Agreement.

“Roadster Services” shall mean each of the services described in Schedule A to be provided by or on behalf of TRW to Roadster pursuant to the terms and conditions of this Agreement.

“Services” shall mean the TRW Services or Roadster Services, as the case may be.

“Service Charge” shall have the meaning ascribed to such term in Section 4.1.

“Service Description” shall mean the description of each individual Service respectively provided in Schedule A and Schedule B.

“Standard of Care” shall have the meaning ascribed to such term in Section 2.2.

“Supplying Party” shall mean TRW or Roadster, as the case may be, when such party is supplying Services pursuant to the terms and conditions of this Agreement.

“Term” shall have the meaning ascribed to such term in Section 3.1.

“Transfers” shall have the meaning ascribed to such term in the preamble hereto.

“TRW Business” shall have the meaning ascribed to such term in the preamble hereto.

“TRW Parties” shall have the meaning ascribed to such term in Section 6.1.

“TRW Services” shall mean each of the services described in Schedule B to be provided by or on behalf of Roadster to TRW pursuant to the terms and conditions of this Agreement.

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ARTICLE II.

SERVICES

Section 2.1 Agreement to Provide Services.

(a) In addition to any obligation TRW has to perform services for Roadster pursuant to the Master Purchase Agreement or any Ancillary Agreement (other than this Agreement) and subject to the terms of this Agreement, TRW shall provide, or shall cause a Subsidiary of TRW to provide, to Roadster, or a Subsidiary of Roadster, Roadster Services during the Term in scope and in a manner and at a level of service consistent in all material respects with the services provided to the Automotive Business as it existed prior to the Closing Date.

(b) In addition to any obligation Roadster has to perform services for TRW pursuant to the Master Purchase Agreement or any Ancillary Agreement (other than this Agreement) and subject to the terms of this Agreement, Roadster shall provide, or shall cause a Subsidiary of Roadster to provide, to TRW, or a Subsidiary of TRW, the TRW Services during the Term in scope and in a manner and at a level of service consistent in all material respects with the services provided to the TRW Business as it existed prior to the Closing Date.

(c) For each Service, the parties have set forth on Schedule A and Schedule B, among other things, the time period during which the Service will be provided (if different from the Term), a summary of the Service to be provided, a description of the Service, the location from which such Service is currently provided and the charge, if any, for the Service and any other terms applicable thereto.

Section 2.2 Standard of Care. TRW shall provide Roadster Services, and Roadster shall provide the TRW Services, with the same degree of skill, attention and care as it exercises in performing the same or similar services for itself and its Affiliates (collectively, the “Standard of Care”).

Section 2.3 Modification of Services.

(a) Schedule A identifies Roadster Services to be provided by TRW and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended from time to time to add any additional Roadster Services reasonably requested by Roadster or to modify or to delete Roadster Services. During the Term, service upgrades and improvements that TRW provides to its own internal organizations shall be made available to Roadster to the extent that the parties mutually agree upon the price for any such upgrade or improvement.

(b) Schedule B identifies the TRW Services to be provided by Roadster and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended from time to time to add any additional TRW Services reasonably requested by TRW or to modify or to delete TRW Services. During the Term, service upgrades and improvements that Roadster provides to its own internal organizations shall be made available to TRW to the extent that the parties mutually agree upon the price for any such upgrade or improvement.

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Section 2.4 Independence. Unless otherwise agreed in writing, all employees and representatives of the Supplying Party shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of the Supplying Party and not employees or representatives of the Receiving Party. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Supplying Party (and not the Receiving Party) and the Supplying Party shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 2.5 Non-Exclusivity. Nothing in this Agreement shall preclude a Receiving Party from obtaining, in whole or in part, services of any nature that may be obtainable from the Supplying Party, from its own employees or from providers other than the Supplying Party.

Section 2.6 Cooperation. The Receiving Party shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist the Supplying Party in the Supplying Party’s provision of Services, including providing necessary information and specific written authorizations and consents, and the Supplying Party shall be relieved of its obligations hereunder to the extent that the Receiving Party’s failure to take any such action renders performance by the Supplying Party of such obligations unlawful or impracticable.

Section 2.7 Limitation on Services. Unless expressly provided otherwise on Schedule A or Schedule B, as the case may be, the Supplying Party shall not be required to (a) expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Services to the Receiving Party or (b) provide Services hereunder that are greater in nature and scope than the comparable services provided by the Supplying Party to the Receiving Party prior to the Closing Date, or that are greater in nature or scope than comparable services provided by the Supplying Party during the Term to its own internal organizations, except as may be specifically provided on Schedule A or Schedule B, as applicable.

Section 2.8 Personnel. In providing the Services, the Supplying Party, as it deems necessary or appropriate in its reasonable judgment, may (a) use the personnel of the Supplying Party or its Affiliates and (b) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of the Supplying Party or are reasonably necessary for the efficient performance of any of such Services; provided that the Receiving Party consents prior to the use of such third parties, which consent shall not be unreasonably withheld. The Supplying Party will only employ the services of third parties who have entered into non-disclosure agreements that obligate such third parties to maintain the confidentiality of the Receiving Party’s confidential information and that prohibit the third party from using such confidential information for any purpose other than in connection with providing the Services. The Receiving Party may retain at its own expense its own consultants and other professional advisers.

Section 2.9 Right to Determine Priority. If there is an unavoidable conflict between the immediate needs of the Supplying Party and those of the Receiving Party as to the use of or access to a particular Service to be provided by the Supplying Party, the Supplying Party shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between the Supplying Party and the Receiving Party. In any

4

such situation, the Supplying Party shall provide notice to the Receiving Party of the establishment of such priorities at the earliest practicable time.

ARTICLE III.

TERM AND TERMINATION

Section 3.1 Term.

(a) This Agreement shall become effective on the Closing Date and shall remain in force until the expiration of the last time period for performance of the Services scheduled on Schedule A and Schedule B of this Agreement (the “Term”), unless terminated earlier with respect to a particular Service or with respect to the Agreement pursuant to Section 3.2 below.

(b) The Company shall not have any obligation to continue to use any of the Roadster Services and may delete any Roadster Service from Schedule A that TRW is providing to Roadster by giving TRW sixty (60) days notice thereof; provided that TRW consents to any such discontinuance, which consent shall not be unreasonably withheld. In the event any Roadster Service is terminated by Roadster, Schedule A shall be amended to reflect such terminated Roadster Service. The Company will reimburse TRW for any third party cancellation or similar charges incurred as a result of the early termination thereof, provided that TRW reasonably entered into such obligation in order to provide Services to Roadster in accordance with this Agreement.

(c) TRW shall not have any obligation to continue to use any of the TRW Services and may delete any TRW Service from Schedule B that Roadster is providing to TRW by giving Roadster sixty (60) days notice thereof; provided that Roadster consents to any such discontinuance, which consent shall not be unreasonably withheld. In the event any TRW Service is terminated by TRW, Schedule B shall be amended to reflect such terminated TRW Services. TRW will reimburse Roadster for any third party cancellation or similar charges incurred as a result of the early termination thereof, provided that Roadster reasonably entered into such obligation in order to provide Services to TRW in accordance with this Agreement.

Section 3.2 Termination.

(a) Termination of Roadster Services Without Cause. The obligation of TRW to provide or cause to be provided a particular Roadster Service hereunder shall terminate on the earliest to occur of:

(i) the expiration of the Term;

(ii) the expiration of the term (including any available renewal term) during which such Roadster Service is to be provided as specified in Schedule A, each such term to commence on the Closing Date;

(iii) the date sixty (60) days following written notice from TRW that TRW is discontinuing permanently the provision of such Roadster Service to its own internal

5

organizations, provided that, during such 60-day period, TRW shall reasonably cooperate with Roadster in transitioning such Roadster Service to another supplier;

(iv) the date sixty (60) days (or such longer period as is specified in Schedule A) after TRW receives written notice that Roadster no longer desires that such Roadster Service be provided; or

(v) the date of termination pursuant to Section 3.2(c).

(b) Termination of TRW Services Without Cause. The obligation of Roadster to provide or cause to be provided each TRW Service to be provided hereunder shall terminate on the earliest to occur of:

(i) the expiration of the Term;

(ii) the expiration of the term (including any available renewal term) during which such TRW Service is to be provided as specified in Schedule B, each such term to commence on the Closing Date;

(iii) the date sixty (60) days following written notice from Roadster that Roadster is discontinuing permanently the provision of such TRW Service to its own internal organizations, provided that, during such 60-day period, Roadster shall reasonably cooperate with TRW in transitioning such TRW Service to another supplier;

(iv) the date sixty (60) days (or such longer period as is specified in Schedule B) after Roadster receives written notice that TRW no longer desires that such TRW Service be provided; or

(v) the date of termination pursuant to Section 3.2(c).

(c) Termination for Cause. Subject to Section 5.1, if either party shall fail to adequately perform in any material respect any of its material obligations under this Agreement (other than a payment default) (the “Defaulting Party”), the other party entitled to the benefit of such performance (the “Non-Defaulting Party”) may give thirty (30) days’ written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement, either in its entirety or partially as set forth in Section 3.2(d), if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such 30-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement in whole or in part with respect to the Defaulting Party; provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

(d) Partial Termination. Under circumstances specified in Section 3.2(c) entitling the Non-Defaulting Party to terminate this Agreement in its entirety, the Non-Defaulting Party shall

6

have the following options to partially terminate this Agreement upon the same notice provisions as specified in Section 3.2(c):

(i) if the default relates to the payment for a Service, the Supplying Party may terminate this Agreement as to the provision of that Service or all Services to the Receiving Party, but continue this Agreement in all other respects; or

(ii) if the default relates to the provision of a Service, the Receiving Party may terminate this Agreement as to the provision of that Service or all Services by the Supplying Party, but continue this Agreement in all other respects.

Section 3.3 Effect of Termination.

(a) Each Receiving Party specifically agrees and acknowledges that all obligations of the Supplying Party to provide each Service for which the Supplying Party is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of the Supplying Party’s obligation to provide any Service, the Receiving Party shall immediately cease using, directly or indirectly, such Service (including any and all software of the Supplying Party or third party software provided through the Supplying Party, telecommunications services or equipment, or computer systems or equipment).

(b) Upon termination of a Service with respect to which the Supplying Party holds books, records or files, including current or archived copies of computer files, owned by the Receiving Party and used by the Supplying Party in connection with the provision of a Service to the Receiving Party, the Supplying Party will return all of such books, records or files as soon as reasonably practicable; provided, however, that the Supplying Party may make a copy, at its expense, of such books, records or files for archival purposes only.

(c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Section 3.3(b), Section 7.16 and Article VI, and (b) the Supplying Party’s right to receive the Service Charges for the Services provided by it hereunder pursuant to Section 4.1 incurred prior to the effective date of termination.

ARTICLE IV.

COMPENSATION

Section 4.1 Service Charge. As consideration for the provision of the Services, the Receiving Party shall, for each Service performed, pay the Supplying Party the applicable fee for such Service set forth in Schedule A or Schedule B, as appropriate (the “Service Charge”), for such Service. The fee for each Service provided by the Supplying Party shall be a base fee, as specified in Schedule A or Schedule B, as appropriate. In addition to the Service Charge for such Services, the Supplying Party shall also be entitled to reimbursement from the Receiving Party upon receipt of reasonable supporting documentation for all reasonable and necessary out-of-pocket expenses incurred in connection with the Supplying Party’s provision of the Services that are not included as part of the Service Charge. The Receiving Party may, but is not obligated to, set a monthly or total cap for such out-of-pocket expenses, in which case the

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Supplying Party shall not exceed such cap without the Receiving Party’s prior approval. In the event the Service is terminated, the Service Charge will be prorated for the number of days of Service received in the calendar month (based on a thirty day month) in which the Service is terminated.

Section 4.2 Invoicing and Payments.

(a) Invoices. After the end of each month, the Supplying Party, together with its Affiliates and/or Subsidiaries providing Services, will submit one invoice to the Receiving Party for all Services provided to the Receiving Party and the Receiving Party’s Subsidiaries by the Supplying Party during such month. Such monthly invoices shall be issued when the Supplying Party issues its invoices in the ordinary course of its business. Each invoice shall include a summary list of the previously agreed upon Services for which there are fixed dollar fees, together with documentation supporting each of the invoiced amounts that are not covered by the fixed fee agreements. The total amount set forth on such summary list and such supporting detail shall equal the invoice total and shall be provided under separate cover apart from the invoice. All invoices shall be sent to the attention of the Receiving Party at the address set forth in Section 7.1 or to such other address as the Receiving Party shall have specified by notice in writing to the Supplying Party.

(b) Payment. Payment of all invoices in respect of Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever, within thirty (30) days of the date of receipt of the invoice. Invoices unpaid as of such date shall accrue interest at a rate equal to the daily average one month LIBOR plus one percent (1%). All payments shall be made to the account designated by the Supplying Party to the Receiving Party. If any payment is not paid when due, the Supplying Party shall have the right, without any liability to the Receiving Party, or anyone claiming by or through the Receiving Party, upon thirty (30) days’ notice, to cease providing any or all of the Services provided by the Supplying Party to the Receiving Party, which right may be exercised by the Supplying Party in its sole and absolute discretion.

Section 4.3 Taxes. The price the Supplying Party charges for Services shall include all taxes and other charges that are imposed now or in the future by any Governmental Entity other than any applicable sales, value added or similar tax that is imposed solely as a result of any Service rendered hereunder unless covered by an exemption certificate.

Section 4.4 Disputed Amounts. In the event the Receiving Party disputes the accuracy of any invoice, the Receiving Party shall pay the undisputed portion of such invoice and the parties hereto shall promptly meet and seek to resolve the disputed amount of the invoice. If the Receiving Party fails to pay any undisputed amount owed under this Agreement, the Receiving Party shall correct such failure promptly following notice of the failure and shall pay the Supplying Party interest on the amount paid late at an interest rate equal to the daily average one month LIBOR plus one percent (1%).

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ARTICLE V.

FORCE MAJEURE

Section 5.1 Event of Force Majeure. The Supplying Party shall not be liable to the Receiving Party for any interruption of Service or delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, war, terrorism, fuel or energy shortage, network failures, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain equipment, supplies or utilities from usual sources. In such event, the obligations hereunder of the Supplying Party in providing any Service, and the obligation of the Receiving Party to pay for any such Service, shall be postponed for such time as its performance is suspended or delayed on account thereof. Upon learning of the occurrence of such event of force majeure, the Supplying Party shall promptly notify the Receiving Party, either orally or in writing.

Section 5.2 Reasonable Efforts. In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, the Supplying Party shall use its reasonable efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such services.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and will also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	if to Roadster, to:

[ ]
12025 Tech Center Drive
Livonia, Michigan 48150]
Attention: General Counsel
Telecopy: [ ]

(b)	if to TRW, to:

TRW Inc.
1900 Richmond Road
Cleveland, OH 44124 USA
Attention: Secretary
Telecopy: 216-291-7070

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All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. ([Cleveland, Ohio time]) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.2 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.3 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 6.5 Entire Agreement. This Agreement, the Master Purchase Agreement, the Ancillary Agreements, the Exhibits hereto and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

Section 6.6 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

Section 6.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8 Assignment. This Agreement may not be assigned by either party without the written consent of the other party, provided that this Agreement may be assigned without consent by either party to a person acquiring substantially all of the shares or assets of that party, or to a parent, controlled subsidiary or controlled affiliate, on condition that the assignee agrees to be bound by all of the terms and conditions of this Agreement. No such assignment shall relieve either party of any of its rights and obligations hereunder.

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Section 6.9 Fees and Expenses. Each party hereto shall be responsible for the fees and expenses incurred by it relating to the drafting, negotiation and enforcement of this Agreement, as well as any other advice sought in connection with this Agreement.

Section 6.10 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof which shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 6.12 No Right of Setoff. Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever against any amounts such Persons may owe to the other party hereto or any of it Affiliates any amounts owed by such other party or its Affiliates to the first party or its Affiliates.

Section 6.13 Currency. All monetary amounts mentioned or referred to herein are in United States dollars unless otherwise indicated.

Section 6.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.15 Construction.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto and the Exhibits hereto) and not to any particular provision of this Agreement, and article, Section, paragraph, exhibit and schedule references are to the articles, Sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive, and (v) Roadster and TRW will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

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(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

Section 6.16 Confidentiality. TRW and Roadster each agrees to maintain the confidentiality of all non-public information relating to the other party, its Affiliates or any third party that may be disclosed by a party to the other party in connection with the performance of the Services hereunder and to use such information solely for the purposes of providing or receiving the Services hereunder. This Agreement and all information that may be disclosed to a party pursuant to this Agreement shall be subject to the terms of the confidentiality provisions in the Master Purchase Agreement, and such information shall be held in confidence by each party and its representatives in accordance with the terms of the Master Purchase Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Transition Services Agreement to be duly executed as of the day and year first above written.

TRW INC.

By:
Name: Title:

ROADSTER ACQUISTION CORP.

By:
Name: Title:

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EXHIBIT C

EMPLOYEE MATTERS AGREEMENT

Between

TRW INC.

And

ROADSTER ACQUISITION CORP.

Dated as of             , 2003

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Schedule 1.1(a)

Schedule 1.1(b)

Schedule 2.2(a)

Schedule 2.4

Schedule 3.1(c)(ii)

Schedule 3.2(a)(i)

Schedule 3.2(b)(i)

Schedule 5.1

Schedule 5.2

Schedule 5.3

Schedule 7.1(a)

Schedule 7.2

Schedule 8.4

ii

EMPLOYEE MATTERS AGREEMENT

Employee Matters Agreement (this “Agreement”), dated as of                 , 2003, between TRW INC., an Ohio corporation (“TRW”) and ROADSTER ACQUISITION CORP., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Master Purchase Agreement (as defined below).

WHEREAS, Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and TRW are parties to that certain Agreement and Plan of Merger, dated as of June 30, 2002 (the “Northrop/TRW Merger Agreement”), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into TRW (the “Northrop/TRW Merger”) and TRW as the surviving corporation will become a wholly-owned subsidiary of Northrop Grumman;

WHEREAS, BCP Acquisition Company L.L.C., a Delaware limited liability company (the “Purchaser”) and Northrop Grumman have entered into a Master Purchase Agreement (the “Master Purchase Agreement”), dated as of November     , 2002, providing for the purchase by the Company of TRW’s Automotive Business;

WHEREAS, pursuant to the Master Purchase Agreement, on or prior to the date hereof, TRW has contributed and transferred to the Company or its Subsidiaries, and the Company or its Subsidiaries has received and assumed, directly or indirectly, substantially all of the assets and liabilities currently associated with the Automotive Business and the stock or similar interests currently held by TRW in Subsidiaries and other entities that conduct the Automotive Business (the transactions described in this recital are referred to collectively as the “Transfers” and have been effected in accordance with Article I of the Master Purchase Agreement);

WHEREAS, in connection with the Transfers and the Acquisition, TRW and the Company have determined that it is appropriate and desirable to provide for the allocation of certain assets and liabilities and certain other matters relating to employees, employee benefit plans and compensation agreements;

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Capitalized terms used in this Agreement but not defined herein (other than the names of employee benefit plans) shall have the meanings ascribed to such terms in the Master Purchase Agreement. As used in this Agreement (or in any schedule to this Agreement), the terms defined in any section of or schedule to this Agreement shall have the meanings set forth in such section or schedule and the terms set forth in this Section 1.1 shall have the following meanings:

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“Acquisition” means the transactions contemplated by the Master Purchase Agreement and the Ancillary Agreements.

“Active TRW Automotive Employee” means any individual who, immediately after the Closing Date, will be employed by a member of the TRW Automotive Group pursuant to Section 2.1 (i.e., active employees, employees on vacation and approved leave of absence, including maternity, family, sick, short-term or long-term disability leave, and leave under the Family Medical Leave Act and other approved leaves and any person on layoff with recall rights).

“Active TRW Employee” means any individual who, immediately after the Closing Date, will be employed by a member of the TRW Group pursuant to Section 2.1, including but not limited to, active employees, employees on vacation and leave of absence, including maternity, family, sick, short-term or long-term disability leave, and leave under the Family Medical Leave Act and other approved leaves and any person on layoff with recall rights.

“Affiliate” shall have the meaning ascribed thereto in the Master Purchase Agreement.

“Agreement” shall have the meaning ascribed thereto in the preamble to the recitals.

“Automotive Business” shall have the meaning ascribed thereto in the Master Purchase Agreement.

“Closing Date” shall have the meaning ascribed thereto in the Master Purchase Agreement.

“Company” shall have the meaning ascribed thereto in the preamble to the recitals.

“Company Staff Employee” means any individual who, as of the Closing Date, was employed by TRW or any of its Subsidiaries as a member of the “Company Staff” function, as designated by TRW on Schedule 1.1(a) (i.e., active employees, employees on vacation and approved leave of absence, including maternity, family, sick, short-term or long-term disability leave, and leave under the Family Medical Leave Act and other approved leaves and any person on layoff with recall rights). Delayed Transfer Employees cease to be Company Staff Employees 180 days after the Closing Date.

“Delayed Transfer Date” shall have the meaning ascribed thereto in Section 2.4.

“Delayed Transfer Employees” shall have the meaning ascribed thereto in Section 2.4.

“Divested Business” means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Acquisition Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Acquisition Group.

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“Divested Business Employee” means any Pre-Acquisition Group Employee whose most recent active employment with any member of the Pre-Acquisition Group was with a Divested Business.

“Divested TRW Automotive Business Employee” means any Divested Business Employee who is categorized for purposes of TRW’s 2001 FAS 106 valuation as a member of one of the following Operating Unit Codes: 116 (Massey Ferguson); 262 (Dayton Walther); 263 (Fruehauf Trailer); or 143 (Lucas Closed Operations).

“Employee Benefit Plan” shall have the meaning ascribed thereto in the Master Purchase Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final 2002 TRW Automotive True-Up” shall have the meaning ascribed thereto in Section 5.3(d)(ii).

“Final 2003 TRW Automotive True-Up” shall have the meaning ascribed thereto in Section 5.3(d)(ii).

“Former Company Staff Employee” means any former employee, including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with any member of the Pre-Acquisition Group was in a “Company Staff” function.

“Former Shared Services Employee” means any former employee (excluding Divested Business Employees, other than Divested TRW Automotive Business Employees), including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with any member of the Pre-Acquisition Group was in a “Shared Services” function.

“Former TRW Automotive Employee” means any former employee (excluding Divested Business Employees, other than Divested TRW Automotive Business Employees), including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with any member of the Pre-Acquisition Group was with the Automotive Business.

“Former TRW Employee” means any former employee, including retired, deferred vested, non-vested and other inactive terminated individuals, whose most recent active employment with any member of the Pre-Acquisition Group was with the TRW Business.

“Global Retirement Plan” means the TRW Global Retirement Plan, including all amendments thereto through the Closing Date.

“Initial Transfer Amount” shall have the meaning ascribed thereto in Section 3.1(c)(iii).

“Joint Venture Savings Plans” shall have the meaning ascribed thereto in Section 4.3.

“Liabilities” shall have the meaning ascribed thereto in the Master Purchase Agreement.

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“Master Purchase Agreement” shall have the meaning ascribed thereto in the recitals.

“Operating Unit Codes” means the codes representing the operating units of TRW and its Subsidiaries and Affiliates as of the Closing Date of the Acquisition, which operating units submit periodic financial data to TRW.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pre-Acquisition Group” means: (i) each of TRW, the Subsidiaries of TRW existing immediately prior to the Closing Date, and the former Subsidiaries of TRW; (ii) each of the predecessors of the foregoing; and (iii) each of the present and former Subsidiaries and other Affiliates of each of the foregoing, and their predecessors.

“Pre-Acquisition Group Employee” means any individual who was, at any time prior to the Closing Date, employed by TRW or any other member of the Pre-Acquisition Group.

“Preliminary 2002 TRW Automotive True-Up” shall have the meaning ascribed thereto in Section 5.3(d)(ii).

“Preliminary 2003 TRW Automotive True-Up” shall have the meaning ascribed thereto in Section 5.3(d)(ii).

“Returned Transfer Date” shall have the meaning ascribed thereto in Section 2.4.

“Returned Transfer Employees” shall have the meaning ascribed thereto in Section 2.4.

“Shared Services Employee” means any individual who, as of the Closing Date was employed by TRW as a member of the “Shared Services” function, as designated by TRW on Schedule 1.1(b) (i.e., active employees, employees on vacation and approved leave of absence, including maternity, family, sick, short-term or long-term disability leave, and leave under the Family Medical Leave Act and other approved leaves and any person on layoff with recall rights).

“Subsidiary” shall have the meaning ascribed thereto in the Master Purchase Agreement.

“Transfer Amount” shall have the meaning ascribed thereto in Actuarial Schedule 1.

“True-Up Amount” shall have the meaning ascribed thereto in Section 3.1(c)(v).

“True-Up Procedure” shall have the meaning ascribed thereto in Section 5.3(d)(ii).

“TRW” shall have the meaning ascribed thereto in the preamble to the recitals and shall include any successor or Affiliate of such successor.

“TRW Actuary” means Towers Perrin except in relation to Article VII and Actuarial Schedule 1 where it means Peter McDonald of Watson Wyatt LLP, or, with respect to any part of this Agreement, any other actuary appointed by TRW.

“TRW Automotive Actuary” means an independent actuary selected by the Company.

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“TRW Automotive Assumed Welfare Plans” shall have the meaning ascribed thereto in Section 5.2.

“TRW Automotive Group” shall mean the Company, each Subsidiary of the Company and each other Person that is either controlled directly or indirectly by the Company after the Closing Date.

“TRW Automotive Master Trust” shall have the meaning ascribed thereto in Section 3.1(a).

“TRW Automotive Non-U.S. Plans” means the TRW Automotive Non-U.S. Plans maintained with respect to the Operating Unit Codes identified in Schedule 7.1.

“TRW Automotive Participant” means any individual who, immediately after the Closing Date, is: (i) an Active TRW Automotive Employee; (ii) a Former TRW Automotive Employee; (iii) a Shared Services Employee; (iv) a Former Shared Services Employee; (v) a Divested TRW Automotive Business Employee; (vi) current and former employees of TRW Investment Management Company, Ltd.; or (vii) a beneficiary of any of the foregoing.

“TRW Automotive Rabbi Trusts” shall have the meaning ascribed thereto in Section 6.1.

“TRW Automotive Subsidiary” shall mean each Subsidiary of the Company following the Closing Date.

“TRW Automotive U.S. Hourly Pension Plans” shall have the meaning ascribed thereto in Section 3.2(a)(i).

“TRW Automotive U.S. Welfare Plans” shall have the meaning ascribed thereto in Section 5.3(a).

“TRW Automotive U.S. Non-Qualified Plans” shall have the meaning ascribed thereto in Section 6.1.

“TRW Automotive U.S. Retained Welfare Plans” shall have the meaning ascribed thereto in Section 5.1.

“TRW Automotive U.S. SPP” shall have the meaning ascribed thereto in Section 3.1(a).

“TRW Automotive U.S. SPP Transfer Amount” shall mean the amount determined pursuant to Section 3.1(c)(ii).

“TRW BEP” means the TRW Benefits Equalization Plan, including all amendments thereto through the Closing Date.

“TRW Business” means all business conducted by TRW except for the Automotive Business.

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“TRW DCP” means the TRW Inc. Deferred Compensation Plan, including all amendments thereto through the Closing Date.

“TRW Group” means TRW, each Subsidiary of TRW and each other Person that is either controlled directly or indirectly by TRW after the Closing Date.

“TRW Hourly Pension Plans” shall have the meaning ascribed thereto in Section 3.2(b)(i).

“TRW Other Compensation Plans” shall have the meaning ascribed thereto in Section 8.1.

“TRW Master Trust” means the master trust related to the TRW SPP, TRW Hourly Pension Plans and TRW Automotive U.S. Hourly Pension Plans.

“TRW Non-Qualified Plans” means, collectively, the TRW BEP, the TRW DCP and the TRW SRIP.

“TRW Participant” means any individual who, immediately after the Closing Date, is: (i) an Active TRW Employee; (ii) a Former TRW Employee; (iii) a Company Staff Employee; (iv) a Former Company Staff Employee; (v) a Divested Business Employee other than a Divested TRW Automotive Business Employee; (vi) current and former employees of TRW Investment Management Company; or (vii) a beneficiary of any of the foregoing.

“TRW SPP” means the TRW Salaried Pension Plan, including all amendments thereto through the Closing Date.

“TRW SRIP” means the TRW Supplementary Retirement Income Plan, including all amendments thereto through the Closing Date.

“TRW SSP” means the TRW Employee Stock Ownership and Savings Plan, including all amendments thereto through the Closing Date.

“TRW Subsidiary” shall mean each Subsidiary of TRW other than the Company and any TRW Automotive Subsidiary.

“TRW Welfare Plans” shall have the meaning ascribed thereto in Section 5.3(a).

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA and any specified fringe benefit plan as defined in Section 6039D of the Code for all active, retired and inactive employees, including medical, dental, vision, prescription drug and other health plans for employees, life insurance plans for employees, accidental death and dismemberment plans, long term disability plans, flexible benefit plans, dependent care assistance programs and severance pay plans.

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ARTICLE II

EMPLOYMENT

Section 2.1 Post-Closing Employment.

a) Each individual employed by TRW or any of its Subsidiaries within the U.S. immediately prior to the Closing Date and who is engaged primarily in the Automotive Business shall be (by operation of law or with the employee’s consent, if required by applicable law), immediately after the Closing Date an Active TRW Automotive Employee employed by a member of the TRW Automotive Group with the same base salary and annual bonus opportunity as applied immediately before the Closing Date. Each employed Shared Service Employee shall be (by operation of law or with the employee’s consent, if required by applicable law) immediately after the Closing Date employed by a member of the TRW Automotive Group with the same base salary and annual bonus opportunity as applied immediately before the Closing Date. Each employed Company Staff Employee shall be (by operation of law or with the employee’s consent, if required by applicable law) immediately after the Closing Date employed by a member of the TRW Group.

b) Each individual employed by TRW or any of its Subsidiaries outside of the U.S. immediately prior to the Closing Date and who is engaged primarily in the Automotive Business shall be (by operation of law or with the employee’s consent, if required by applicable law), immediately after the Closing Date employed and, where not by operation of law, offered employment by a member of the TRW Automotive Group on the same terms and conditions of employment as applied immediately before the Closing Date, and shall be an Active TRW Automotive Employee.

Section 2.2 Compensation and Benefits Generally.

(a) Except as otherwise agreed to by TRW, and except as required pursuant to the assumption or retention of collective bargaining agreements under Section 2.3 below, from the Closing Date until at least one year following the Closing Date, the TRW Automotive Group shall provide to Active TRW Automotive Employees, Shared Services Employees and Delayed Transfer Employees compensation and employee benefits which, in the aggregate and regardless of the form of such benefits, are at least as favorable as the compensation and benefits (including salary, the opportunity to earn performance based incentive compensation, fringe benefits, availability of paid leave, and pension and welfare benefits, but excluding equity-based compensation and benefits) which are provided by TRW or its Subsidiaries (as applicable) immediately prior to the Closing Date and which are listed on Schedule 5.10(a) of the Master Purchase Agreement. In addition, the TRW Automotive Group shall provide, from the Closing Date until at least one year following the Closing Date, to TRW Automotive Participants who are not active employees such post-termination benefits, in the aggregate, that are at least as favorable as the benefits described on Schedule 2.2(a) which were provided (or to be provided, in the case of deferred benefits) by TRW or its Subsidiaries (as applicable) immediately prior to the Closing Date. The foregoing shall not be construed to prevent (i) the amendment or termination of any particular plan or program or (ii) the termination of employment of any Active TRW Automotive Employee or any other person; provided however, that during such

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one-year period the Company and the TRW Automotive Subsidiaries shall not amend or terminate the severance policies which are (i) described on Schedule 2.2(a) and (ii) in effect immediately prior to the Closing Date.

(b) As of the Closing Date, the Company and the TRW Automotive Subsidiaries shall credit each Active TRW Automotive Employee under severance benefit, vacation, sickness and other employee benefit plans or arrangements maintained or to be maintained by the Company or any Subsidiary of the Company for such Active TRW Automotive Employee, with service with TRW or any Subsidiary of TRW to the same extent recognized by TRW immediately prior to the Closing Date for similar TRW plans or arrangements provided that such service does not create a duplication of benefits.

Section 2.3 Collective Bargaining Agreements. Effective as of the Closing Date, the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, unconditionally assume or retain (as applicable) all Liabilities of TRW and all of its Subsidiaries (including Liabilities relating to wages, hours or other terms and conditions of employment) relating to the TRW Automotive Participants under each of the collective bargaining agreements, and collateral agreements related thereto, through the expiration or other termination of such agreements. Where the Company is assuming the obligations or assuming such collective bargaining agreements, the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, become the successor employer under such collective bargaining agreements and assume all obligations of the employer under such agreements.

Section 2.4 Restriction on Hiring. For a period of one year after the Closing Date, each of TRW and the Company agrees that, without the prior written consent of the other, it shall not, and it shall cause the other members of its Group not to, solicit the employment of or employ any Active TRW Automotive Employee, Shared Services Employee, Active TRW Employee or Company Staff Employee, respectively; provided, however, that during the first 180 days after the Closing Date the Company may solicit for employment all Active TRW Employees listed on Schedule 2.4 (those approved to accept employment with the Company and its Subsidiaries to be identified as “Delayed Transfer Employees”) for employment beginning 180 days after the Closing Date (the “Delayed Transfer Date”); provided, further, that during the first 180 days after the Closing Date TRW may solicit for the employment of all Active TRW Automotive Employees listed on Schedule 2.4 (those approved to accept employment with TRW to be identified as “Returned Transfer Employees”) for employment beginning 180 days after the Closing Date (the “Returned Transfer Date”). Before any person becomes a Delayed Transfer Employee or a Returned Transfer Employee, as applicable, the senior human resources officers or their designees of TRW and the Company must agree in writing to such designation. Notwithstanding Section 1.5 of the Master Purchase Agreement, the asset and liability transfers for Delayed Transfer Employees and Returned Transfer Employees shall be made as contemplated by this Agreement. This Section 2.4 shall not, however, prevent or restrict TRW or the Company or any other members of their Groups from making general solicitations of employment (and hiring upon such general solicitation), including through newspaper or similar advertisements or third party search firms, provided that such solicitations are not specifically directed at Active TRW Employees or Active TRW Automotive Employees.

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Section 2.5 No Right to Employment or Continued Employment. Nothing in this Agreement is intended to confer upon any employee of the TRW Group or the TRW Automotive Group any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave. In addition, nothing in this Agreement is intended to confer any right of re-employment upon a Pre-Acquisition Group Employee who does not become an Active TRW Employee or an Active TRW Automotive Employee by operation of Section 2.1.

ARTICLE III

U.S. QUALIFIED DEFINED BENEFIT PLANS

Section 3.1 Salaried Pension Plan.

(a) Establishment of TRW Automotive Plan. Effective as of the Closing Date, the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, establish a new defined benefit pension plan to provide benefits to TRW Automotive Participants who immediately prior to the Closing Date were participants in, or entitled to a present or future benefit (whether or not vested) under, the TRW SPP (the “TRW Automotive U.S. SPP”) and a master trust related thereto (the “TRW Automotive Master Trust”) (such participants, the “Salaried Plan Participants”). The TRW Automotive U.S. SPP shall be qualified under Section 401(a) of the Code. Effective as of the date of transfer of the Initial Transfer Amount pursuant to Section 3.1(c)(iii) (Delayed Transfer Date for Delayed Transfer Employees or Returned Transfer Date for Returned Transfer Employees), the TRW Automotive U.S. SPP shall credit each participant thereunder for purposes of eligibility to participate, vesting, benefit accruals and all other plan purposes with all service which had been credited to such participant for such purposes under the TRW SPP. Until the actual transfer of the Initial Transfer Amount, all benefits payable to Salaried Plan Participants (including benefits that have accrued under the TRW Automotive U.S. SPP following the Closing Date) shall be paid from the TRW Master Trust.

(b) Assumption of Pension Plan Liabilities. Effective as of the date of the actual transfer of the Initial Transfer Amount set forth in Section 3.1(c), the Company hereby agrees to cause the TRW Automotive U.S. SPP and the TRW Automotive Master Trust to assume, and to fully perform, pay and discharge, all accrued benefits of the TRW SPP and the TRW Master Trust relating to all Salaried Plan Participants as of the Closing Date (exclusive of benefits paid prior to the date of transfer of the Initial Transfer Amount), as well as all Liabilities for all participants under the TRW Automotive U.S. SPP which accrue from and after the Closing Date. Neither the Company nor its Subsidiaries shall assume any other obligations or liabilities arising under or attributable to the TRW SPP or TRW Master Trust, but the Company and the TRW Automotive Subsidiaries acknowledge all liability for funding and other obligations imposed upon the Company or its Subsidiaries under ERISA and the Code arising under the TRW Automotive U.S. SPP in connection with benefit accruals arising on and after the Closing Date.

(c) Transfer of Pension Plan Assets.

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(i) As soon as reasonably practical and at least 30 days prior to the transfers described in (iii) and (v) below, TRW and the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, to the extent necessary, file with the IRS notice on IRS Form 5310-A regarding the transfer of assets and liabilities from the TRW SPP and the TRW Master Trust to the TRW Automotive U.S. SPP and the TRW Automotive Master Trust. No transfer shall be made under this paragraph (c) unless and until TRW has received from the Company or the TRW Automotive Subsidiaries (A) evidence reasonably satisfactory to TRW that the Company or the TRW Automotive Subsidiaries have completed all governmental filings or submissions needed in order for the TRW Automotive U.S. SPP to receive a transfer of assets from the TRW SPP and (B) either a current and valid IRS determination letter with respect to the TRW Automotive U.S. SPP or a representation by the Company that the TRW Automotive U.S. SPP is designed to qualify and that the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, timely make all filings necessary to obtain such qualification and make any and all necessary amendments on a retroactive basis as are required by the IRS to obtain such qualification.

(ii) The TRW Actuary shall determine the amount of assets to be transferred to the TRW Automotive U.S. SPP (the “TRW Automotive U.S. SPP Transfer Amount”) in respect of the Liabilities with respect to Salaried Plan Participants assumed in accordance with the requirements of Code Section 411(d) and 414(l) and Treasury Regulations issued thereunder and actuarial methods and assumptions established by the PBGC under ERISA Section 4044 and in effect for plans terminating on the Closing Date and, with respect to any actuarial methods and assumptions not required under ERISA Section 4044, the actuarial assumptions and methods used in the 2002 valuation for the TRW SPP as reflected on Schedule B of the TRW SPP Form 5500. The applicable ERISA Section 4044 assumptions are set forth in the attached Schedule 3.1(c)(ii). The determination of the TRW Automotive U.S. SPP Transfer Amount shall be made without regard to the assets held in the separate Code Section 401(h) account under the TRW SPP, which assets shall remain a separate account under the TRW SPP. The determination of the TRW Automotive U.S. SPP Transfer Amount shall be made by including, for purposes of the ERISA Section 4044 allocation in the market value of TRW SPP assets, the accrued contribution obligation, if any, due September 15, 2003 with respect to the 2002 plan year, any unpaid minimum required Code section 412 quarterly contributions for 2003 calendar quarters ending prior to the Closing Date and any pro rata share of the minimum required Code section 412 quarterly contribution for the quarter in which the Closing Date occurs in accordance with a ratio equal to: (A) the number of days from the beginning of such quarter until the Closing Date; divided by (B) the total days in the quarter.

(iii) Within 90 days of Closing, TRW shall cause an initial transfer of assets from the TRW SPP to the TRW Automotive U.S. SPP in an amount equal to 80% of the then estimated TRW Automotive U.S. SPP Transfer Amount (“Initial Transfer Amount”), calculated without regard to Delayed Transfer Employees and Returned Transfer Employees.

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(iv) Within 270 days of the Closing Date, TRW will provide the Company with an updated calculation of the TRW Automotive U.S. SPP Transfer Amount (including Delayed Transfer Employees but excluding Returned Transfer Employees). The Company may submit the TRW Actuary’s determination of the TRW Automotive U.S. SPP Transfer Amount to the TRW Automotive Actuary for verification, which shall relate only to the calculation of the TRW Automotive U.S. SPP Transfer Amount on the basis of the assumptions and methods set forth above. The Company shall pay the cost of the TRW Automotive Actuary. The TRW Actuary and the TRW Automotive Actuary shall make a good faith attempt to reconcile any difference in their calculations. If the TRW Automotive Actuary’s calculation is within five percent (5%) of the TRW Actuary’s calculation of the TRW Automotive US SPP Transfer Amount, the average of the TRW Actuary’s calculation and the TRW Automotive Actuary’s calculation shall be used. If the difference cannot be reconciled and exceeds five percent (5%), the TRW Actuary and the TRW Automotive Actuary shall jointly designate a third independent actuary whose verification shall be final and binding, but not greater than the calculation of the TRW Automotive Actuary or less than the calculation of the TRW Actuary. The Company and TRW shall each pay one-half the costs of such third actuary.

(v) Within sixty (60) days after completion of the final verification, TRW or the Company, as applicable, shall cause an additional transfer of assets from the TRW SPP to the TRW Automotive U.S. SPP (or from the TRW Automotive U.S. SPP to the TRW SPP, as applicable) in an amount equal to the verified TRW Automotive U.S. SPP Transfer Amount less (A) the Initial Transfer Amount and (B) benefit payments made from the TRW SPP to TRW Automotive Participants from the Closing Date to the date of the transfer contemplated in this subsection (v) (“True-Up Amount”).

(vi) Both the Initial Transfer Amount in (iii) and the True-Up Amount in (v) shall be paid from the TRW Master Trust to the TRW Automotive Trust, together with interest from the Closing Date until the asset transfer at the actual rate of return of the TRW Master Trust. Assets to be transferred pursuant to this Section 3.1(e) shall consist of a proportionate interest in all investments under the TRW Master Trust, cash or cash equivalents and marketable securities, excepting real estate. The proportionate share of assets attributable to real estate shall be replaced with cash or cash equivalents.

Section 3.2 Hourly Pension Plans.

(a) Hourly Plans Maintained by the TRW Automotive Subsidiaries Prior to Closing Date.

(i) Retention of Plans by the Company. Immediately prior to the Closing Date, one or more TRW Automotive Subsidiaries maintain (and have all funding obligations relating to) the hourly pension plans listed on Schedule 3.2(a)(i) (the “TRW Automotive U.S. Hourly Pension Plans”). Effective as of the Closing Date, the Company hereby agrees to cause the TRW Automotive U.S. Hourly Pension Plans to retain and the TRW Automotive Master Trust to assume, and to fully perform, pay and discharge all accrued benefit and other Liabilities under or relating to the TRW Automotive U.S. Hourly Pension Plans including all Liabilities of the TRW Automotive Subsidiaries and

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the TRW Automotive U.S. Hourly Pension Plans with respect to all individuals who had an accrued benefit or were otherwise covered under the TRW Automotive U.S. Hourly Pension Plans at any time prior to the Closing Date. Until the actual transfer of the assets allocated to a TRW Automotive U.S. Hourly Pension Plan under the TRW Master Trust, all benefits payable to participants under such plan shall be paid from the TRW Master Trust.

(ii) Transfer of Assets. As soon as practicable after the Closing Date, TRW shall cause the trustee of the TRW Master Trust to transfer assets to the TRW Automotive Master Trust in an amount equal to the aggregate of the fair market value of the units of each of the TRW Automotive U.S. Hourly Pension Plans in the TRW Master Trust as of the Closing Date, together with interest from the Closing Date until the asset transfer at the actual rate of return of the TRW Master Trust. Assets to be transferred pursuant to this Section 3.2(a) shall consist of a proportionate interest in the real estate investments under the TRW Master Trust, cash or cash equivalents and marketable securities.

(b) Hourly Plans Maintained by TRW Prior to Closing Date.

(i) Assumption of Plans by TRW Automotive. Immediately prior to the Closing Date, TRW or one or more TRW Subsidiaries maintain the hourly pension plans listed on Schedule 3.2(b)(i) (the “TRW Hourly Pension Plans”). Effective as of the Closing Date, the Company hereby assumes, or shall cause one or more TRW Automotive Subsidiaries to assume, sponsorship of the TRW Hourly Pension Plans (including, without limitation, all funding obligations of the plan sponsor) and the Company hereby agrees to cause the TRW Hourly Pension Plans to retain and the TRW Automotive Master Trust to assume, and to fully perform, pay and discharge all accrued benefits as of the Closing Date under or relating to the TRW Hourly Pension Plans with respect to all individuals who had an accrued benefit or were otherwise covered under the TRW Hourly Pension Plans at any time prior to the Closing Date. Until the actual transfer of the assets allocated to a TRW Hourly Pension Plan under the TRW Master Trust, all benefits payable to participants under such plan shall be paid from the TRW Automotive Master Trust.

(ii) Spin-off of Certain Plan Assets. Immediately after the Closing Date, TRW or one of its Subsidiaries shall establish a new defined benefit pension plan (the “New Macon Plan”) to provide, effective as of the Closing Date, benefits to participants in the TRW Fasteners Division Hourly Pension Plan (the “Fasteners Plan”) relating to individuals who previously participated in the Lucas Aerospace Cargo Systems – Macon Retirement Plan (the “Macon Plan”). The New Macon Plan shall be qualified under Section 401(a) of the Code, and shall credit each participant thereunder with service for all purposes as had been credited to them under the Fasteners Plan. As soon as practicable thereafter, the TRW Automotive Actuary shall determine the amount of assets to be transferred to the New Macon Plan in respect of Liabilities with respect to individuals who previously participated in the Macon Plan assumed in accordance with the requirements of Section 411(d) and 414(l) of the

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Code (and regulations thereunder), and actuarial methods and assumptions established by the PBGC under ERISA Section 4044 and in effect for plans terminating on the date of spin-off and, with respect to any actuarial methods and assumptions not required under ERISA Section 4044, the actuarial assumptions and methods used in the 2002 valuation for the Fasteners Plan as reflected on Schedule B for the Fasteners Plan Form 5500. The applicable ERISA 4044 assumptions are set forth in the attached Schedule 3.1(c)(ii). TRW may submit the TRW Automotive Actuary’s determination of the amount of the asset transfer to the TRW Actuary for verification, which shall relate only to the calculation of the amount of the asset transfer on the basis of the assumptions and methods set forth above. TRW shall pay the cost of the TRW Actuary. The TRW Actuary and the TRW Automotive Actuary shall make a good faith attempt to reconcile any difference in their calculations. If the TRW Actuary’s calculation is within five percent (5%) of the TRW Automotive Actuary’s calculation of the amount of the asset transfer, the average of the TRW Actuary’s calculation and the TRW Automotive Actuary’s calculation shall be used. If the difference cannot be reconciled and exceeds five percent (5%), the TRW Actuary and the TRW Automotive Actuary shall jointly designate a third independent actuary whose verification shall be final and binding, but not greater than the calculation of the TRW Actuary or less than the calculation of the TRW Automotive Actuary. The Company and TRW shall each pay one-half the costs of such third actuary. From the date of the transfer of Fasteners Plan assets under (iii) immediately below and until the actual transfer to the TRW Master Trust of the assets allocated to the New Macon Plan under the TRW Automotive Master Trust, all benefits payable to participants under such plan shall be paid from the TRW Automotive Master Trust. Except as otherwise provided in this clause (ii), the transfer of assets shall be made in accordance with the rules of Section 3.1(c), together with interest from the date of the transfer of Fasteners Plan assets under (iii) immediately below until the transfer of New Macon Plan assets to the TRW Master Trust at the actual rate of return of the TRW Automotive Master Trust. As of the date of the transfer of the New Macon Plan assets from the TRW Automotive Master Trust to the TRW Master Trust, TRW hereby agrees to cause the New Macon Plan and the TRW Master Trust to assume, and to fully perform, pay and discharge all accrued benefits of the Macon Plan and the TRW Automotive Master Trust relating to individuals who previously participated in the Macon Plan (exclusive of benefits paid prior to the date of transfer), as well as all Liabilities for all participants under the New Macon Plan which accrue from and after the Closing Date.

(iii) Transfer of Assets. As soon as practicable after the Closing Date, TRW shall cause the trustee of the TRW Master Trust to transfer assets to the TRW Automotive Master Trust in an amount equal to the aggregate of the fair market value of the units of each of the TRW Hourly Pension Plans in the TRW Master Trust as of the Closing Date, together with interest from the Closing Date until the asset transfer at the actual rate of return of the TRW Master Trust. Assets to be transferred pursuant to this Section 3.2 (b) shall consist of a proportionate interest in the real estate investments under the TRW Master Trust, cash or cash equivalents and marketable securities.

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(c) With respect to the plans identified in this Section 3.2, TRW shall be responsible for the accrued contribution obligation, if any, due September 15, 2003 with respect to the 2002 plan year, any unpaid minimum required Code section 412 quarterly contributions for 2003 calendar quarters ending prior to the Closing Date and any pro rata share of the minimum required Code section 412 quarterly contribution for the quarter in which the Closing Date occurs in accordance with a ratio equal to: (A) the number of days from the beginning of such quarter until the Closing Date; divided by (B) the total days in the quarter.

ARTICLE IV

U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1 Salaried Savings Plan.

(a) Establishment of TRW Automotive Plan. Effective as of the Closing Date, the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, establish a new defined contribution plan and a trust related thereto to cover TRW Automotive Participants (the “TRW Automotive U.S. SSP”). The TRW Automotive U.S. SSP (i) shall be qualified under Sections 401(a) and 401(k) of the Code and (ii) shall contain provisions that permit participants to roll over their accounts from the TRW SSP (including, without limitation, a direct rollover of loans from the TRW SSP). The TRW Automotive U.S. SSP shall have a broad range of investment options available for participant investment. In addition, the TRW Automotive U.S. SSP shall provide for immediate eligibility and full vesting for all TRW Automotive Participants, and shall credit each TRW Automotive Participant with all service for all other plan purposes which had been credited to such participant under the TRW SSP as of the Closing Date (Delayed Transfer Date for Delayed Transfer Employees).

(b) Cessation of Participation in TRW SSP. As of the Closing Date, each TRW Automotive Participant shall be fully vested in his or her account balance under the TRW SSP. As of the Delayed Transfer Date, each Delayed Transfer Employee shall be fully vested in his or her account balance under the TRW SSP. Effective as of the Closing Date, TRW Automotive Participants shall cease to be eligible to contribute to, or receive contributions in respect of, their accounts under the TRW SSP. Effective as of the Delayed Transfer Date, Delayed Transfer Employees shall cease to be eligible to contribute to, or receive contributions in respect of, their accounts under the TRW SSP.

Section 4.2 Represented Savings Plan.

(a) Prior to the Closing Date, TRW shall divide the TRW Inc. Savings Plan for Represented Employees into two plans as follows: (A) the TRW Inc. Savings Plan for Represented Employees which shall contain the accounts of all TRW Automotive Participants and (B) the Vinnell Corporation Savings Plan for Represented Employees for all other participants of the plan prior to the date of the split. Effective as of the Closing Date, TRW or its subsidiaries shall assume sponsorship of the Vinnell Corporation Savings Plan for Represented Employees and the Company or its Subsidiaries shall assume sponsorship of the TRW Inc. Savings Plan for Represented Employees. Effective as of the Closing Date, the Company hereby agrees to cause its plan to fully perform, pay and discharge all account balances as of the Closing

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Date under or relating to the TRW Inc. Savings Plan for Represented Employees. Effective as of the Closing Date, TRW hereby agrees to cause its plan to fully perform, pay and discharge all Liabilities under or relating to the Vinnell Corporation Savings Plan for Represented Employees including all Liabilities of TRW or any of its Subsidiaries under or relating to the Vinnell Corporation Savings Plan for Represented Employees with respect to all individuals who had an accrued benefit or were otherwise covered under the Vinnell Corporation Savings Plan for Represented Employees at the Closing Date.

(b) Effective as of the Closing Date, the Company or its Subsidiaries shall, by operation of law, retain all the assets held in separate trust for the TRW Inc. Savings Plan for Represented Employees, whether in cash or in kind (inclusive of loans). Effective as of the Closing Date, TRW or its Subsidiaries shall, by operation of law, retain all the assets held in separate trust for the Vinnell Corporation Savings Plan for Represented Employees, whether in cash or in kind (inclusive of loans).

Section 4.3 Joint Venture Savings Plans. Immediately prior to the Closing Date, one or more TRW Automotive Subsidiaries participate in joint ventures that maintain the TRW Fuji Valve, Inc. Deferred Compensation Plan, the TRW Koyo Steering Systems Company (TKS) Deferred Compensation Plan and the Toyoda TRW Automotive Inc. Deferred Compensation Plan (collectively, the “Joint Venture Savings Plans”). Effective as of the Closing Date, the TRW Automotive Subsidiaries hereby retain and agree to fully perform, pay and discharge their responsibilities with respect to the Joint Venture Savings Plans.

Section 4.4 Contributions as of Closing Date. All contributions payable to each defined contribution pension plan, as defined in Section 3(34) of ERISA, for all benefits earned and other liabilities incurred through the Closing Date, determined in accordance with the terms and provisions of such plan, ERISA, and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the books or financial statements of TRW and its Subsidiaries. However, in the event that the Closing Date occurs on a date that is not coincident with the end of a payroll cycle of one or more payrolls of TRW or one or more TRW subsidiaries, TRW and the Company and its Subsidiaries shall retain or assume financial responsibility, on a pro-rata basis, for the value of company contribution obligations arising before and after, respectively, the Closing Date occurring during such payroll cycle(s) for such TRW Automotive Participants.

ARTICLE V

U.S. WELFARE BENEFIT PLANS

Section 5.1 Welfare Plans Maintained by the TRW Automotive Subsidiaries Prior to Closing Date. Immediately prior to the Closing Date, one or more TRW Automotive Subsidiaries maintain various Welfare Plans listed on Schedule 5.1 (the “TRW Automotive U.S. Retained Welfare Plans”). Effective as of the Closing Date, the Company shall, or shall cause one or more TRW Automotive Subsidiaries to, retain all Liabilities of the TRW Automotive Subsidiaries under or with respect to the TRW Automotive U.S. Retained Welfare Plans, including all Liabilities for TRW Automotive Participants. TRW shall be responsible for a pro-rata portion of any contributions or accruals due with respect to TRW Automotive Participants

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for benefits described in this paragraph that are accrued prior to the Closing Date and TRW shall either make such contributions prior to the Closing Date, pay providers directly or reimburse the Company for the cost thereof.

Section 5.2 Welfare Plans Maintained by TRW for TRW Automotive Participants Prior to Closing Date. Immediately prior to the Closing Date, TRW or one or more TRW Subsidiaries maintain various Welfare Plans that cover exclusively TRW Automotive Participants listed on Schedule 5.2 (the “TRW Automotive Assumed Welfare Plans”). Effective as of the Closing Date, the Company hereby assumes, or shall cause one or more TRW Automotive Subsidiaries to assume, sponsorship of the TRW Automotive Assumed Welfare Plans and the Company and the TRW Automotive Subsidiaries hereby agree to assume and be solely responsible for and fully perform, pay and discharge, all Liabilities of TRW or any of its Subsidiaries under the TRW Automotive Assumed Welfare Plans, whether incurred, or arising in connection with incidents occurring, before, on, or after the Closing Date and whether any claim is made with respect thereto before, on, or after the Closing Date. TRW shall be responsible for a pro-rata portion of any contributions or accruals due with respect to TRW Automotive Participants for benefits described in this paragraph that are accrued prior to the Closing Date and TRW shall either make such contributions prior to the Closing Date, pay providers directly or reimburse the Company for the cost thereof.

Section 5.3 Welfare Plans Maintained by TRW for TRW Participants and TRW Automotive Participants Prior to Closing Date.

(a) Establishment of TRW Automotive U.S. Welfare Plans. TRW and one or more TRW subsidiaries maintain various Welfare Plans (the “TRW Welfare Plans”) for the benefit of TRW Participants and TRW Automotive Participants. Effective as of the Closing Date, the Company or the TRW Automotive Subsidiaries shall establish, and shall cover all TRW Automotive Participants under, Welfare Plans (collectively, “TRW Automotive U.S. Welfare Plans”).

(b) Terms of Participation in TRW Automotive U.S. Welfare Plans. The Company shall, or shall cause one or more TRW Automotive Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting periods with respect to participation and coverage requirements applicable to the TRW Automotive Participants under any TRW Automotive U.S. Welfare Plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that were in effect with respect to such employees as of the Closing Date under the TRW Welfare Plans for the Active TRW Automotive Employees immediately prior to the Closing Date, and (ii) provide each Active TRW Automotive Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any TRW Automotive U.S. Welfare Plans that such employees are eligible to participate in after the Closing Date during the same plan year in which such co-payments and deductibles were paid.

(c) Delayed Transfer Employees and Returned Transfer Employees. The Company (or one or more TRW Automotive Subsidiaries) and TRW (or one or more TRW Subsidiaries), respectively, shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Delayed

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Transfer Employees and Returned Transfer Employees, as applicable, under any Welfare Plans that such employees may be eligible to participate in after the Delayed Transfer Date or Returned Transfer Date, as applicable, other than limitations or waiting periods that were in effect with respect to such employees immediately prior to the Delayed Transfer Date or Returned Transfer Date, as applicable, and (ii) provide each Delayed Transfer Employee or Returned Transfer Employee, as applicable, with credit for any co-payments and deductibles paid prior to the Delayed Transfer Date or Returned Transfer Date, as applicable, in satisfying any applicable deductible or out-of-pocket requirements under any Welfare Plans that such employees are eligible to participate in after the Delayed Transfer Date or Returned Transfer Date, as applicable, during the same plan year in which such co-payments and deductibles were paid.

(d) Liabilities.

(i) From and after the Closing Date (or Delayed Transfer Date, to the extent applicable), the Company or the TRW Automotive Subsidiaries shall fully perform, pay and discharge, all claims in respect of TRW Automotive Participants and Delayed Transfer Employees with respect to employee welfare and fringe benefits, under the TRW Automotive U.S. Welfare Plans or otherwise, that are incurred before, on or after the Closing Date (or Delayed Transfer Date).

(ii) On or before January 1, 2004, TRW shall reasonably determine, in accordance with the standard procedure historically used by TRW (the “True-Up Procedure”), a preliminary retrospective cost adjustment with respect to TRW Automotive Participants under the TRW Welfare Plans for the 2002 plan year (the “Preliminary 2002 TRW Automotive True-Up”). On or before January 1, 2005, TRW shall determine, in accordance with the True-Up Procedure, the final retrospective cost adjustment with respect to TRW Automotive Participants under the TRW Welfare Plans for the 2002 plan year (the “Final 2002 TRW Automotive True-Up”). On or before January 1, 2005, TRW shall determine, in accordance with the True-Up Procedure, a preliminary retrospective cost adjustment with respect to TRW Automotive Participants under the TRW Welfare Plans for the 2003 plan year (the “Preliminary 2003 TRW Automotive True-Up”). On or before January 1, 2006, TRW shall determine, in accordance with the True-Up Procedure, the final retrospective cost adjustment with respect to TRW Automotive Participants under the TRW Welfare Plans for the 2003 plan year (the “Final 2003 TRW Automotive True-Up”). Documentation supporting the calculations of each TRW Automotive True-Up shall be provided to the Company for review. In the case of any positive TRW Automotive True-Up, TRW shall, within 60 days after the TRW Automotive True-Up is determined, pay the Company the amount of the TRW Automotive True-Up. In the case of any negative TRW Automotive True-Up, the Company shall, within 60 days after receipt of notice from TRW, pay TRW the amount of the TRW Automotive True-Up. In the event that any TRW Automotive True-Up is payable hereunder prior to the Closing Date, such TRW Automotive True-Up shall be settled in accordance with True-Up Procedure. The Company shall have the right, at its own expense, to require TRW to submit the TRW Welfare Plans for audit with respect to the preliminary and final TRW Automotive True-Ups. Such audit or audits, if any, will be carried out in a commercially reasonable manner during normal business hours by

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the Company or an inspection body selected by the Company and composed of independent members in possession of the appropriate professional qualifications.

Section 5.4 Disposition of Voluntary Employee Beneficiary Association Assets. TRW and the TRW Subsidiaries shall retain all Voluntary Employee Beneficiary Association assets and any related trusts at and after the Closing Date. In no event will any such assets or such related trusts transfer to the Company or the TRW Automotive Subsidiaries; the Company will provide all cooperation as may be necessary to accomplish the foregoing.

ARTICLE VI

U.S. NON-QUALIFIED RETIREMENT PLANS

Section 6.1 Non-Qualified Plans Maintained by the TRW Automotive Subsidiaries Prior to Closing Date. Immediately prior to the Closing Date, one or more TRW Automotive Subsidiaries maintain the Varity Automotive Inc. Supplemental Retirement & Deferred Compensation Plan for Employees and the Varity Automotive Inc. Non-Qualified Deferred Compensation Plan (collectively, the “TRW Automotive U.S. Non-Qualified Plans”) and rabbi trusts relating thereto (collectively, the “TRW Automotive Rabbi Trusts”). Effective as of the Closing Date, the Company or the TRW Automotive Subsidiaries hereby retains and agrees to fully perform, pay and discharge and agrees to cause the TRW Automotive U.S. Non-Qualified Plans and the TRW Automotive Rabbi Trusts to retain and to fully perform, pay and discharge, all accrued benefit and other Liabilities under or with respect to the TRW Automotive U.S. Non-Qualified Plans and the TRW Automotive Rabbi Trusts.

Section 6.2 Non-Qualified Plans Maintained by TRW Prior to Closing Date.

(a) Immediately prior to the Closing Date, TRW maintains the TRW Non-Qualified Plans. Effective as of the Closing Date (Delayed Transfer Date for Delayed Transfer Employees), the Company hereby assumes, and agrees, or shall cause one or more TRW Automotive Subsidiary to assume and agree to fully perform, pay and discharge all accrued benefits as of the Closing Date under or relating to the TRW Non-Qualified Plans with respect to all TRW Automotive Participants and Delayed Transfer Employees. Effective as of the Returned Transfer Date, TRW hereby assumes, and agrees to fully perform, pay and discharge all accrued benefits and other Liabilities of the Company or any of its Subsidiaries under or relating to the TRW Automotive U.S. Non-Qualified Plans with respect to all Returned Transfer Employees.

(b) Assumption of Global Retirement Plan and Related Liability. Immediately prior to the Closing Date, TRW or one or more TRW Subsidiaries maintain the Global Retirement Plan. Effective as of the Closing Date, the Company hereby assumes, or shall cause a TRW Automotive Subsidiary to assume sponsorship of the Global Retirement Plan and agrees to fully perform, pay and discharge all accrued benefit and other Liabilities under or relating to the Global Retirement Plan including all Liabilities of TRW or any of its Subsidiaries and the Global Retirement Plan under or relating to the Global Retirement Plan with respect to all individuals who had an accrued benefit or were otherwise covered under the Global Retirement Plan at any time.

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(c) TRW agrees to transfer (or cause to be transferred to) the Company any assets allocated, reserved or otherwise set aside (including any assets held under any grantor trusts) for the purpose of paying benefits under any TRW Non-Qualified Plan, the Global Retirement Plan or any other plan with respect to which Purchaser, the Company or their Affiliates are assuming liabilities hereunder.

ARTICLE VII

FOREIGN PLANS

Section 7.1 Transfer of Foreign Non-UK Plans.

(a) Immediately prior to the Closing Date, the Company will retain, assume, or cause one of the TRW Automotive Subsidiaries to assume, sponsorship of the TRW Automotive Non-U.S. Plans, and the Company or the TRW Automotive Subsidiaries hereby agree to assume and be responsible for and fully perform, pay and discharge all Liabilities relating to the TRW Automotive Non-U.S. Plans, including all Liabilities of the Company or any of its Subsidiaries arising in respect of all individuals who had an accrued or contingent benefit or were otherwise covered under the TRW Automotive Non-U.S. Plans at any time prior to the Closing Date.

(b) Transfer of TRW Transferring Members

(i) As soon as practicable after the Closing Date, and in any event within 30 days after the Closing Date (or if later, within 30 days of the Leaving Date, as defined in Actuarial Schedule 1), the Company and its Subsidiaries shall provide to the TRW Actuary such data, records and other information as is necessary to enable TRW’s Actuary to verify the Transfer Amount in respect of TRW Transferring Members in each of the TRW Automotive Non-U.S. Plans. As soon as practicable after the Closing Date the Company shall instruct its Actuary to determine the Transfer Amounts. The Company shall make the details of these calculations and their results available to TRW for their review and confirmation, and shall furnish to them such data and other information as may be required or requested to permit a review, recalculation and confirmation of the Transfer Amounts. The actuarial bases of how the Transfer Amounts are to be calculated in respect of each of the TRW Automotive Non-U.S. Plans are set out in Actuarial Schedule 1. TRW shall within 2 months of receiving such information and data (or such later date as the parties may agree to) notify the Company as to its agreement or disagreement with the Company’s calculation of the Transfer Amounts.

(ii) If TRW and the Company cannot reach agreement with respect to calculations under this Section 7.1 any such disputes shall be referred to and settled with final and binding effect by an independent actuary mutually agreeable to TRW and the Company, pursuant to the terms set out in Clause 4.2 or Clause 5.3, as applicable, of Actuarial Schedule 1. The costs, fees and expenses which are associated with any such appointment shall be borne equally by TRW and the Company.

(iii) After final agreement is reached between TRW and the Company on the Transfer Amounts in respect of the TRW Transferring Members in each of the TRW

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Automotive Non-U.S. Plans, TRW, the Company and the TRW Automotive Subsidiaries shall take whatever action is required to facilitate transfers, on or before the Due Date as defined in Actuarial Schedule 1 (or such other date as to be agreed between the parties), of assets equal to the Transfer Amounts from each of the TRW Automotive Non-U.S. Plans, to appropriate TRW pension arrangements which are capable of receiving the Transfer Amounts for and on behalf of the TRW Transferring Members.

Section 7.2 Transfer of the UK TRW Pension Scheme. The parties to this Agreement shall use best endeavors to arrange that one of the TRW Automotive Subsidiaries (the “New Principal Employer”) will be substituted as Principal Employer of the TRW Pension Scheme, with effect from the Closing Date. Prior to the Closing Date TRW shall not make any changes (whether as to the vesting of powers or benefits, or otherwise), or enable such changes to be automatically triggered, to the TRW Pension Scheme as a result of the substitution other than the change of Principal Employer. The Company or the TRW Automotive Subsidiaries hereby agree to retain and be responsible for and fully perform, pay and discharge all Liabilities relating to the TRW Pension Scheme including all Liabilities of the Company or any of its Subsidiaries arising in respect of all individuals who had an accrued or contingent benefit or were otherwise covered under the TRW Pension Scheme at any time prior to the Closing Date, and the obligations on the Company/TRW Automotive Subsidiaries set out in Schedule 7.2.

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ARTICLE VIII

OTHER BENEFITS

Section 8.1 Other Plans. Except as otherwise provided in this Agreement, effective as of the Closing Date, the Company shall assume or retain, or cause one or more TRW Automotive Subsidiaries to assume or retain, as applicable, and shall be solely responsible for and shall fully perform, pay and discharge, all Liabilities of TRW or any of its Subsidiaries for, due to and/or attributable to Active TRW Automotive Employees and Delayed Transfer Employees under the TRW Operational Incentive Plan, the TRW Strategic Incentive Plan and all other similar plans and arrangements of TRW and its Subsidiaries to the extent such Liabilities have been accrued on the balance sheet of one or more of the TRW Automotive Subsidiaries (collectively, the “TRW Other Compensation Plans”) in effect at or prior to the Closing Date (Delayed Transfer Date for Delayed Transfer Employees). TRW shall pay or cause to be paid to all Active TRW Automotive Employees any bonuses otherwise payable in respect of the fiscal year prior to the fiscal year in which the Closing Date occurs pursuant to the TRW Other Compensation Plans or any other annual incentive compensation plans of the Pre-Acquisition Group, which bonuses would otherwise be payable during the fiscal year in which the Closing Date occurs. As of the Closing Date, TRW shall pay to the Company a pro rata portion of any bonuses otherwise payable to Active TRW Automotive Employees in respect of the fiscal year in which the Closing Date occurs pursuant to the TRW Other Compensation Plans or any other annual incentive compensation plans of the Pre-Acquisition Group, which bonuses would otherwise be payable after the end of the applicable fiscal year (such payment to be reduced by the amount of such bonuses, if any, paid to Active TRW Automotive Employees as described in items (e) and (f) of Schedule 7.2 to the Northrop Grumman Disclosure Letter).

Section 8.2 Equity-Based Compensation. TRW or its Subsidiaries shall remain solely responsible for the payment of awards of all equity-based compensation granted prior to closing.

Section 8.3 Severance Pay; Notice Obligations. TRW or its Subsidiaries shall retain and be solely responsible for and shall fully perform, pay and discharge, all Liabilities in connection with claims made by or on behalf of TRW Automotive Participants (or TRW Participants, as applicable) or Delayed Transfer Employees in respect of severance pay, salary continuation, notice obligations and similar obligations relating to the termination or alleged termination of any such person’s employment that occurred before or on the Closing Date (Delayed Transfer Date for Delayed Transfer Employees) and whether any claim is made with respect thereto before, on or after the Closing Date (Delayed Transfer Date for Delayed Transfer Employees). The Company and the TRW Automotive Subsidiaries (or TRW and its Subsidiaries, as applicable) shall be solely responsible for, and shall fully perform, pay and discharge, all liabilities of TRW or any of its Subsidiaries (or the Company and its Subsidiaries, as applicable) in connection with claims made by or on behalf of Active TRW Automotive Employees or Delayed Transfer Employees in respect of severance pay, salary continuation, notice obligations and similar obligations relating to the termination or alleged termination of any such person’s employment after the Closing Date (Delayed Transfer Date for Delayed Transfer Employees).

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Section 8.4 Employment, Consulting and Other Employee-Related Agreements. Except with respect to the agreements and arrangements listed on Schedule 8.4, which, notwithstanding any other provision of this Agreement, shall remain the sole liability of TRW, effective from and after the Closing Date (Delayed Transfer Date for Delayed Transfer Employees), the Company and the TRW Automotive Subsidiaries shall assume or retain, as applicable, and be solely responsible for, and fully perform, pay and discharge, all Liabilities of TRW or any of its Subsidiaries relating to Active TRW Automotive Employees and Delayed Transfer Employees (a) under any employment, consulting, separation, arbitration and other employee-related agreements with any member of the Pre-Acquisition Group, as the same are in effect immediately prior to the Closing Date (Delayed Transfer Date for Delayed Transfer Employees); and (b) except as specifically set forth in this Agreement, under any benefit plans, collective bargaining agreements, similar plans or agreements or otherwise of any member of the Pre-Acquisition Group. This applies regardless of whether such Liabilities arose before, on or after the Closing Date (Delayed Transfer Date for Delayed Transfer Employees), including all litigation, administrative charges, grievances, arbitrations, or alternative dispute claims.

Section 8.5 Workers’ Compensation. The Company and its Subsidiaries shall be responsible for any loss, liability, damage or expense resulting from workers’ compensation claims arising out of or based on events or occurrences prior to, on or after the Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Indemnification. All Liabilities retained or assumed by TRW or any TRW Subsidiary pursuant to this Agreement shall be deemed to be Liabilities of TRW and all Liabilities retained or assumed by the Company or any TRW Automotive Subsidiary pursuant to this Agreement shall be deemed to be TRW Automotive Liabilities and, in each case, shall be subject to the indemnification provisions set forth in Article X of the Master Purchase Agreement.

Section 9.2 Sharing of Information. TRW and the Company shall, and shall cause each of their respective Subsidiaries to, provide to the other all such Information in its possession as the other may reasonably request to enable the requesting party to administer its employee benefit plans, programs, compensation, employment consulting and other related agreements and to determine the scope of, and fulfill, its obligations under this Agreement. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the party providing such Information be obligated to incur any out-of-pocket expense not reimbursed by the party making such request, nor to make such Information available outside its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in the Master Purchase Agreement.

Section 9.3 Facilitation of Benefits Changes. TRW and the Company hereby agree to take any and all actions necessary to facilitate the transactions contemplated by this Agreement. Such actions shall include, among others, adopting plans or plan amendments, and submitting them for appropriate IRS determination letters and other governmental approvals, to reflect asset

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and Liabilities transfers, required service credits and the Delayed Transfer Employee and Returned Transfer Employee provisions.

Section 9.4 Access to Employees. After the Closing Date, the TRW Group shall make available to the TRW Automotive Group, those of its employees whom the TRW Automotive Group may reasonably need in order to defend or prosecute any legal or administrative action to which any member or Employee Benefit Plan of the TRW Automotive Group is a party and which relates to the conduct of the Automotive Business or Employee Benefit Plans prior to the Closing Date (Delayed Transfer Date for Delayed Transfer Employees or Returned Transfer Date for Returned Transfer Employees). After the Closing Date, the TRW Automotive Group shall make available to the TRW Group, those of its employees whom the TRW Group may reasonably need in order to defend or prosecute any legal or administrative action to which any member or Employee Benefit Plan of the TRW Group or Employee Benefit Plans is a party and which relates to the conduct of the TRW Business prior to the Closing Date (Delayed Transfer Date for Delayed Transfer Employees or Returned Transfer Date for Returned Transfer Employees). The party to whom an employee is made available shall pay or reimburse the other party for all reasonable expenses which may be incurred by such employee in connection therewith, including, without limitation, all travel, lodging, and meal expenses, and shall compensate the other party for the number of whole business days spent by each such employee in providing such services at the rate of one hundred thirty percent (130%) of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.

Section 9.5 Entire Agreement. This Agreement, the Master Purchase Agreement and the other Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this agreement and the provisions of the Master Purchase Agreement, the provisions of this Agreement shall control.

Section 9.6 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next Business Day:

If to TRW, to:

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c/o Northrop Grumman Corporation
1840 Century Park
East Los Angeles, CA 90067
Facsimile No.: [                ]
Attention:    [                                             ]
                     [                                             ]

With a copy to:

Gibson, Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, California 90071
Facsimile No: (213) 229-7520
Attention: Andrew E. Bogen, Esq.

If to the Company, to:

[                                                 ]
12025 Tech Center Drive
Livonia, Michigan 48150]
Facsimile No.: [                        ]
Attention: General Counsel
                   [                                             ]

With a copy to:

Simpson, Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Facsimile No.: (212) 455-2502
Attention: Brian D. Robbins

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Section 9.8 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 9.10 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL, UNLESS PREEMPTED BY FEDERAL LAW, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE APPLICABLE HERETO.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Assignment. This Agreement may not be assigned by either party without the written consent of the other party. No such assignment shall relieve either party of any of its rights and obligations hereunder.

Section 9.13 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the provisions of Section 9.1 of this Agreement which are intended for the benefit of, and to be enforceable by, any of the Indemnified Parties in their respective capacities as such, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.14 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 9.15 Construction.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import

25

shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto and the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) the Company and TRW shall be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires) and (vi) the phrases “used primarily in” or “relate primarily to” are to be determined in relation to the business of TRW and its Affiliates collectively.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

TRW INC.

By:
Name: Title:

ROADSTER ACQUISITION CORP.

By:
Name: Title:

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EXHIBIT D

INSURANCE ALLOCATION AGREEMENT

between

TRW INC.

and

ROADSTER ACQUISITION CORP.

Dated as of                  , 2003

This INSURANCE ALLOCATION AGREEMENT (this “Agreement”), dated as of                           , 2003 (the “Closing Date”), is entered into by and between TRW INC., an Ohio corporation (“TRW”), and ROADSTER ACQUISITION CORP., a Delaware corporation (“Roadster”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Master Purchase Agreement (as defined below).

WHEREAS, Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and TRW are parties to that certain Agreement and Plan of Merger, dated as of June 30, 2002 (the “Northrop/TRW Merger Agreement”), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into TRW (the “Northrop/TRW Merger”) and TRW as the surviving corporation will become a wholly owned subsidiary of Northrop Grumman;

WHEREAS, BCP Acquisition Company L.L.C., a Delaware limited liability company (the “Purchaser”) and Northrop Grumman have entered into a Master Purchase Agreement (the “Master Purchase Agreement”), dated as of November     , 2002, providing for the purchase by Roadster of TRW’s Automotive Business;

WHEREAS, pursuant to the Master Purchase Agreement, on or prior to the date hereof, TRW has contributed and transferred to Roadster, and Roadster has received and assumed, directly or indirectly, substantially all of the assets and liabilities currently associated with the Automotive Business and the stock or similar interests currently held by TRW in Subsidiaries and other entities that conduct the Automotive Business (the transactions described in this recital are referred to collectively as the “Transfers” and have been effected in accordance with Article I of the Master Purchase Agreement);

WHEREAS, the Company (as defined in the Master Purchase Agreement) and its Subsidiaries currently maintain insurance coverage under TRW’s insurance policies, which generally expire in May 2003; and

WHEREAS, TRW and Roadster desire to enter into this Agreement in order to, among other things, allocate between TRW and Roadster certain insurance policies and arrangements of TRW and related coverages.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Automotive Business” shall have the meaning ascribed thereto in the Master Purchase Agreement.

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1.2 “Company Liabilities” shall have the same meaning as Automotive Liabilities in the Master Purchase Agreement.

1.3 “Company Policies” shall mean all insurance policies that provide or have provided insurance coverage and that are held by the Company, any Transferred Entity or any of their Subsidiaries, including any insurance policies held by Kelsey-Hayes Company, Fruehauf Corporation and Lucas Industries, Inc.

1.4 “Current TRW Policies” shall mean Property and Casualty insurance policies that insure TRW or one or more of its Subsidiaries or Affiliates and that have policy periods that extend beyond the Closing Date.

1.5 “Other Policies” shall mean Property and Casualty insurance policies that provide or have provided insurance coverage to TRW or one or more of its Subsidiaries or Affiliates as a result of the acquisition of the assets or shares of, or mergers or consolidations with, other Persons that had previously purchased such policies or that had succeeded to rights to obtain coverage from such policies prior to the time of the acquisition, merger or consolidation by or with TRW or one or more of its Subsidiaries or Affiliates (other than Company Policies).

1.6 “Prior TRW Policies” shall mean all Property and Casualty insurance policies that provide or have provided insurance coverage to TRW or one or more of its Subsidiaries or Affiliates that are neither Current TRW Policies nor Other Policies.

1.7 “Property and Casualty” shall mean property and casualty as that term is commonly used in the insurance business and includes but is not limited to liability policies, first party property policies and workers compensation policies.

1.8 “TRW Liabilities” shall mean all Liabilities of TRW and its Affiliates, whether arising before or after the Closing Date, that are not Company Liabilities.

ARTICLE II.

CURRENT TRW POLICIES

2.1 With respect to the integrated risk policies listed in Schedule A to this Agreement, which were issued for the period from May 1, 2000 to May 1, 2003, TRW will provide Roadster and its Subsidiaries and Affiliates such insurance as is afforded by those policies to the extent that TRW has the right to do so without paying additional premium under those policies. Prior to the currently scheduled expiration date of those policies, which is May 1, 2003, TRW shall not cancel, terminate or amend those policies in a manner that adversely affects coverage for Roadster or its Subsidiaries or Affiliates. TRW shall use its reasonable best efforts, including approaching such insurers jointly with Roadster if requested by Roadster, to obtain written confirmation from the insurers that issued those policies that Roadster and its Subsidiaries and Affiliates shall continue to be “Insured(s)” under those policies as the term “Insured(s)” is defined in those policies from the Closing Date to May 1, 2003. In the event that TRW does not have the right to make Roadster and its Subsidiaries and Affiliates “Insureds” under those policies (or the insurers refuse to provide confirmation of TRW’s right to do so), Roadster shall

3

be obligated at its own expense to obtain replacement coverage (or to bear the risk that such coverage is not available under the current policies).

2.2 With respect to the aviation products liability policies listed in Schedule B to this Agreement, which were issued for the period from May 1, 2002 to May 1, 2003, TRW will provide Roadster and its Subsidiaries and Affiliates such insurance as is afforded by those policies to the extent that it has the right to do so without paying additional premium under those policies. Prior to the currently scheduled expiration date of those policies, which is May 1, 2003, TRW shall not cancel, terminate or amend those policies in a manner that adversely affects coverage for Roadster or its Subsidiaries or Affiliates. TRW shall use its reasonable best efforts, including approaching such insurers jointly with Roadster if requested by Roadster, to obtain written confirmation from the insurers that issued those policies that Roadster and its Subsidiaries and Affiliates shall continue to be “Insured(s)” under those policies as the term “Insured(s)” is defined in those policies from the Closing Date to May 1, 2003. In the event that TRW does not have the right to make Roadster and its Subsidiaries and Affiliates “Insureds” under those policies (or the insurers refuse to provide confirmation of TRW’s right to do so), Roadster shall be obligated at its own expense to obtain replacement coverage (or to bear the risk that such coverage is not available under the current policies).

2.3 For the six-year period commencing immediately after the date hereof, TRW shall maintain in effect TRW’s current directors’ and officers’ liability insurance policies providing coverage as respects acts or omissions occurring prior to the Closing Date with respect to those Persons who are currently covered by TRW’s directors’ and officers’ liability insurance policy on terms and at limits no less favorable to Roadster’s directors and officers currently covered by policies in effect on the date hereof; provided, also, that if TRW’s current directors’ and officers’ liability insurance expires, is terminated or is canceled during such six-year period, TRW shall obtain directors’ and officers’ liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to Roadster’s directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation.

2.4 Except as expressly set forth above, the policy period of all Current TRW Policies as to Roadster and its Subsidiaries or their respective Affiliates shall be deemed to end on the Closing Date, and Roadster shall be obligated to obtain its own separate replacement insurance policies for the period that commences on the Closing Date.

ARTICLE III.

RIGHTS IN POLICIES WITH INCEPTION DATES PRIOR TO THE CLOSING DATE

3.1 The Company and its Subsidiaries as of the Closing Date are hereby assigned whatever coverage is provided for Company Liabilities under the Current TRW Policies, Prior TRW Policies, Other Policies and Company Policies in accordance with the terms of such policies and applicable principles of law and equity, subject to the applicable limits of such policies.

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3.2 TRW and its Subsidiaries as of the Closing Date hereby retain whatever coverage is provided for TRW Liabilities under the Current TRW Policies and Prior TRW Policies and Other Policies (other than Company Policies) in accordance with the terms of such policies and applicable principles of law and equity, subject to the applicable limits of such policies.

3.3 For purposes of the exhaustion of any limits that apply to coverage available under Current TRW Policies, Prior TRW Policies or Other Policies (other than Company Policies) amounts shall be allocated to the policies on a first come/first served basis. That means that amounts covered by such policies shall be allocated to such policies in the order in which such amounts were paid by the insurance companies.

3.4 Roadster shall retain whatever insurance coverage is provided for by the Company Policies.

ARTICLE IV.

SELF-INSURED RETENTIONS AND RELATED MATTERS

4.1 With respect to TRW Liabilities, TRW shall pay or cause to be paid any self-insured retentions, deductibles, retrospective premiums or other amounts payable after the Closing Date by an insured that apply under Current TRW Policies, Prior TRW Policies or Other Policies. In addition, to the extent that there is any obligation after the Closing Date to provide or continue to provide security or collateral to any insurer with respect to TRW Liabilities, TRW shall provide or cause to be provided such security or collateral and pay or cause to be paid the cost of doing so.

4.2 Without limiting the rights of Roadster and its Subsidiaries and Affiliates to indemnification under the Master Purchase Agreement, with respect to Company Liabilities, Roadster shall pay or cause to be paid any self-insured retentions, deductibles, retrospective premiums or other amounts payable after the Closing Date by an insured that apply under Current TRW Policies, Prior TRW Policies or Other Policies. In addition, to the extent that there is any obligation after the Closing Date to provide or continue to provide security or collateral to any insurer with respect to Company Liabilities, Roadster shall provide or cause to be provided such security or collateral and pay or cause to be paid the cost of doing so.

4.3 To the extent that TRW continues after the Closing Date to make payments that Roadster is obligated to make under Section 4.2, whether as a result of contractual obligations or for the purpose of ensuring a smooth transition or otherwise, Roadster shall reimburse TRW for such payments. Similarly, to the extent that Roadster continues after the Closing Date to make payments that TRW is obligated to make under Section 4.1, whether as a result of contractual obligations or for the purpose of ensuring a smooth transition or otherwise, TRW shall reimburse Roadster for such payments.

4.4 To the extent that TRW continues after the Closing Date to provide security or collateral to any insurer with respect to Company Liabilities, Roadster shall: (a) use commercially reasonable efforts, in cooperation with TRW, to persuade the insurer to release TRW from such obligation and to substitute security or collateral from Roadster; (b) to the extent

5

requested by TRW, at the expense of Roadster, provide TRW with equivalent security or collateral during such time period as TRW is providing such security or collateral to insurers with respect to Company Liabilities; or (c) reimburse TRW for the cost of continuing to provide such security or collateral.

4.5 For purposes of the application of any self-insured retentions, deductibles, retrospective premiums or other amounts payable by an insured that apply under Current TRW Policies, Prior TRW Policies or Other Policies, amounts shall be applied on a first come/first served basis. That means that amounts shall be applied in the order in which such amounts were paid by or on behalf of TRW, Roadster, or their respective Subsidiaries. Where the limits apply to amounts that are not paid by or on behalf of TRW, Roadster, or their respective Subsidiaries, for example, in the case of first party coverage for the value of property that is destroyed but not replaced, amounts shall be allocated to such limits in the order in which the relevant losses occurred.

4.6 With respect to all Property and Casualty insurance policies issued at any time prior to the Closing Date by TRW Risk Management Inc. and Inlake Insurance Limited:

(a) Roadster and its Subsidiaries, and all Persons insured under those policies with respect to Company Liabilities, are not entitled under such policies to have any further payments made to them or on their behalf after the Closing Date;

(b) Roadster and its Subsidiaries, each on its own behalf and on behalf of all Persons insured under those policies with respect to Company Liabilities, release TRW and all of its Subsidiaries from any obligation under such policies to make any payments to them or on their behalf after the Closing Date;

(c) such policies shall be deemed to have been endorsed, and may at any time actually be endorsed, with effect from their original inception dates as having no obligation to make any payments after the Closing Date to or on behalf of Roadster or its Subsidiaries, or to or on behalf of any Person insured under such policies with respect to Company Liabilities; and

(d) Roadster and its Subsidiaries shall indemnify TRW Risk Management Inc., Inlake Insurance Limited, TRW and its Subsidiaries for all defense costs and other amounts that may be incurred in connection with any claim by any Person seeking the payment of additional sums after the Closing Date under such policies to or on behalf of Roadster or its Subsidiaries, or to or on behalf of any other Person allegedly entitled to payment under such policies with respect to Company Liabilities.

4.7 With respect to Company Liabilities that are insured under policies issued by commercial insurers (including but not limited to FM Global, AIU, Gerling, and Zurich Commercial) but reinsured in whole or in part by TRW Risk Management Inc., the Company shall: (a) use commercially reasonable efforts, in cooperation with TRW, to persuade the insurer to release TRW Risk Management Inc. and Inlake Insurance Limited from such reinsurance obligation and substitute a reinsurance obligation from the Company or one of its Subsidiaries; (b) provide TRW Risk Management Inc. at the expense of the Company with commercially reasonable security or collateral during such time period as TRW Risk Management Inc. or

6

Inlake Insurance Limited remains obligated to provide reinsurance with respect to Company Liabilities; or (c) reimburse TRW for the cost of continuing to provide such reinsurance.

4.8 TRW and Roadster shall make appropriate adjustments to accounting records to adjust for changes made pursuant to Sections 4.6 and 4.7 of this Agreement. For example, to the extent appropriate as a result of Sections 4.6 and 4.7, TRW shall reduce reserves on the books of TRW Risk Management Inc. or Inlake Insurance Limited (if any) relating to Company Liabilities, and Roadster shall include appropriate reserves on its books for such liabilities.

4.9 Roadster shall have the right but not the obligation to establish its own Subsidiary to provide insurance with respect to Company Liabilities, including but not limited to insurance to take the place of that previously provided by TRW Risk Management Inc.

4.10 Notwithstanding anything to the contrary in this Agreement, TRW shall have the right, in its sole discretion, after consultation with, and at least sixty (60) days notice to, Roadster, to adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization of TRW Risk Management Inc. and Inlake Insurance Limited at any time after the date hereof; provided that TRW ensures that any rights of Roadster or its Subsidiaries with respect to any coverage provided by TRW Risk Management Inc. are not materially impaired.

ARTICLE V.

COOPERATION WITH RESPECT TO CLAIMS AND INSURANCE MATTERS

5.1 With respect to TRW Liabilities, TRW shall have the right and the responsibility to provide appropriate notice to insurers, administer claims to the extent necessary or appropriate, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes.

5.2 With respect to Company Liabilities, Roadster shall have the right and the responsibility to provide appropriate notice to insurers, administer claims to the extent necessary or appropriate, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes.

5.3 The Company shall have the right to request assistance from TRW in carrying out its responsibilities under Section 5.2 and other risk-management-related tasks, including but not limited to the purchase of other insurance policies. In response to such a request, TRW shall be obligated during such period to use commercially reasonable efforts to provide such assistance, either through its own personnel or through contractors (such as insurance brokers, claims adjustors, or other insurance professionals) or attorneys, but Roadster shall be obligated to reimburse TRW for all out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance.

5.4 (a) TRW and Roadster shall cooperate with each other, use commercially reasonable efforts to take or cause to be taken all appropriate actions required of such party, and do or cause to be done all things necessary or appropriate to effectuate the provisions and

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purposes of this Agreement and the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the obtaining of consents that may be reasonably necessary or appropriate to carry out any of the provisions hereof, and the taking of all such other actions as such party may reasonably be requested to take by the other party from time to time consistent with the terms of this Agreement.

(b) By way of enumeration and not of limitation: (i) each party shall be obligated to provide copies of insurance policies or evidence of the existence of insurance to the other; (ii) each party shall be obligated to provide the other with information reasonably necessary or helpful to either party (including, without limitation, currently valued loss runs on an annual basis for all lines of insurance for five calendar years after the Closing Date) in connection with its efforts to obtain insurance coverage pursuant to and in accordance with the terms of this Agreement or to purchase other insurance policies; (iii) each party shall be obligated to provide information to the other about amounts applied to the limits of policies or self-insured retentions potentially applicable to both, and the basis for the application of such amounts to such limits, so that each company can monitor the exhaustion of such limits; and (iv) each party shall execute further assignments or allow the other to pursue claims in its name (subject to appropriate disclosure of the fact that it is doing so and the reasons why it is doing so), including by means of arbitration or litigation, to the extent necessary or helpful to the other party’s efforts to obtain insurance coverage to which it is entitled under this Agreement.

5.5 TRW and Roadster shall be obligated to reimburse each other for out-of-pocket costs and expenses reasonably incurred in connection with providing cooperation and assistance to the other pursuant to Section 5.4.

5.6 In the event of any arbitration or litigation with any insurers concerning any Current TRW Policy, Prior TRW Policy or Other Policy that potentially provides coverage for both TRW Liabilities and Company Liabilities, TRW and Roadster shall be obligated to provide prompt notice to each other of the initiation of such arbitration or litigation and to cooperate with efforts by the other to intervene in such arbitration or litigation as a party or as an amicus in order to protect its interests at its own expense. In the event that such an arbitration or litigation is initiated by TRW or Roadster, such party shall be obligated to notify the other at least ten (10) days prior to the initiation of such proceeding (unless it is not reasonably possible to do so without prejudicing the effort to obtain coverage), and the other party shall be obligated to preserve the confidentiality of that information and to use it for no purpose other than conferring with the other and considering whether or not it should join that proceeding as a party or an amicus, or institute another proceeding against one or more insurers in the same or some different forum at some time after the first proceeding has been initiated.

5.7 With respect to the application of the first come/first served principles set forth in Sections 3.3 and 4.5, TRW, Roadster and their respective Subsidiaries shall be obligated to act in good faith and to avoid taking any actions for the purpose or with the intention of accelerating or delaying claims payments or losses in order to obtain some advantage with respect to the exhaustion of applicable limits. In addition, TRW, Roadster and their respective Subsidiaries shall not enter into any written settlement agreement with any insurer that has the effect of reducing limits that would otherwise be potentially available under this Agreement to both TRW and Roadster or their respective Subsidiaries without first giving the other party to this

8

Agreement at least ten (10) days advance written notice of its intention to enter into such settlement accompanied by a copy of the proposed settlement so that the other party may have an opportunity to consider the impact of such proposed settlement on its interests. TRW and Roadster agree to consult with each other and negotiate in good faith about such impacts.

5.8 Neither TRW nor any of its Subsidiaries shall have any right to provide any release under a Current TRW Policy, a Prior TRW Policy or an Other Policy with respect to any rights that Roadster or any of its Subsidiaries may have under that policy under this Agreement.

5.9 Neither Roadster nor any of its Subsidiaries shall have any right to provide any release under a Current TRW Policy, a Prior TRW Policy or an Other Policy with respect to any rights that TRW or any of its Subsidiaries may have under that policy under this Agreement.

ARTICLE VI.

OTHER PROVISIONS

6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next Business Day:

(a)	if to Roadster, to:
[                                         ]
12025 Tech Center Drive
Livonia, Michigan 48150]
Attention: General Counsel
Telecopy: [            ]

(b)	if to TRW, to:
TRW Inc.
1840 Century Park East
Los Angeles, CA 90067
Facsimile No.: (310) 556-4558
Attention: Vice President and General Counsel
Facsimile No.: [            ]

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or

9

communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

6.2 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

6.4 Entire Agreement. This Agreement, the Master Purchase Agreement, the Northrop Grumman Disclosure Letter, the Ancillary Agreements, the Exhibits hereto and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

6.5 Assignment. This Agreement may not be assigned by either party without the written consent of the other party hereto and any attempted assignment without the required consent will be null and void; provided, however, that Roadster may assign any or all of its rights, in whole or in part, to one or more Affiliates of the Purchaser or to any Persons providing financing to the Purchaser in connection with the transactions contemplated under the Master Purchase Agreement. No such assignment shall relieve either party of any of its rights and obligations hereunder.

6.6 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

6.7 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted under applicable Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

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6.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts or choice of laws, or any other law that would make the laws of any jurisdiction other than Delaware applicable.

6.9 Reimbursement. In order to obtain reimbursement of amounts due under this Agreement, TRW or Roadster, as the case may be, shall send a written request for such reimbursement in accordance with Section 6.1, together with such information as is reasonably required to support its request for reimbursement. Payment shall be due 30 days after receipt of such request and supporting information. If there are questions or disputes about certain amounts for which reimbursement is requested, payment should be made on a timely basis with respect to other amounts. With respect to all amounts that are ultimately determined to be owed under this Agreement but that were not paid in full within 30 days after the date of receipt of the original request for reimbursement and supporting information, interest at the prime rate published by Citibank N.A. from time to time, compounded monthly, shall be owed for the period beginning from 30 days after the date of receipt of the original request for reimbursement and supporting information until the date of payment.

6.10 No Right of Setoff. Neither party hereto, nor any of their Subsidiaries or Affiliates may deduct from, set off, hold back or otherwise reduce in any manner whatsoever against any amounts such Persons may owe to the other party hereto or any of its Subsidiaries or Affiliates any amounts owed by such other party or its Subsidiaries or Affiliates to the first party or its Subsidiaries or Affiliates.

6.11 Headings. The table of contents, and the article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Insurance Allocation Agreement to be duly executed as of the day and year first above written.

TRW INC.

By:
Name: Title:

ROADSTER ACQUISITION CORP.

By:
Name: Title:

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EXHIBIT E

General Terms and Conditions of Stockholders’ Agreement

The stockholders’ agreement to be negotiated in good faith between the parties and entered into at Closing shall reflect the following general principles. Capitalized terms not defined herein shall have the meanings ascribed to them in the Master Purchase Agreement.

Governance

•	All significant decisions involving Parent or its direct or indirect Subsidiaries will require the approval of the board of directors of Parent, acting by a simple majority vote.*

•	There will be no supermajority voting rights with respect to any action to be taken by either the board of directors or the stockholders of Parent.

•
The board of directors of Parent will consist of seven or more members, the majority of whom will be designated by the Majority Stockholder (as defined below) and at least one of whom will be designated by Northrop Grumman. The chief executive officer or another senior officer of Newco will be represented on the board of directors.

•
Committees of the board of directors of Parent will have a minimum of three members and Northrop Grumman will be entitled to have representation on each committee proportionate to its representation on the board of directors, but in any event at least one such representative (except as otherwise prohibited by law or regulation).

Dispositions

•
No transfers may be made by any stockholder prior to the fifth anniversary of the Closing Date (other than transfers to Affiliates (“Permitted Transfers”)) without the consent of one or more stockholders controlling at least a majority of the outstanding stock of Parent (the “Majority Stockholder”). BCP’s designee will agree not to unreasonably withhold its consent to any such transfer requested by Northrop Grumman if the proposed transferee or transferees are acceptable to such designee in its reasonable judgment and such transfer would not adversely affect Parent and its subsidiaries or such designee in the reasonable judgment of such designee.

* In seeking other investors to subscribe for Parent Common Stock at the Closing, BCP intends to seek arrangements or understandings with as many of such other investors as it can which will be designed to preserve for the benefit of BCP the voting control, registration rights and other benefits that it would otherwise have maintained under the form stockholders’ agreement previously negotiated between the parties (STB draft of 11/10/02) in the absence of any such subscriptions for Parent Common Stock.

•
Thereafter, any transfers made without the consent of the Majority Stockholder (other than pursuant to a registration statement declared effective by the SEC (a “Registered Sale”)) are subject to a right of first refusal.

•
Any stockholders transferring at least a majority of the outstanding stock of Parent in a transaction shall have the right to drag along the other stockholders in such transaction, and will be subject to the right of such stockholders to tag along in such transaction.

•
Other than Permitted Transfers or in connection with a Registered Sale, BCP will not sell or otherwise dispose of any stock without offering to Northrop Grumman the opportunity to participate in such sale or disposition on a basis proportionate to their respective ownership.

Registration Rights

•
Only a Majority Stockholder shall have the right to initiate any demand registration right until the later of (i) the fifth anniversary of the Closing Date and (ii) 180 days after an initial public offering (the “Demand Date”).

•	Thereafter, other stockholders having at least a specified minimum amount of stock may have demand rights.

•
Stockholders having at least a specified minimum amount of stock shall be entitled to piggyback registration rights exercisable in connection with Parent-initiated registrations or other stockholders’ demand registrations.

EXHIBIT F

THIS TRANSACTION AND MONITORING FEE AGREEMENT is dated                          , 2003 (this “Agreement”) and is between Roadster Acquisition Corp., a Delaware corporation (the “Company”), and Blackstone Management Partners IV L.L.C., a Delaware limited liability company (“BMP”).

BACKGROUND

1. Northrop Grumman Corporation, a Delaware corporation (“Northrop Grumman”), and BCP Acquisition Company L.L.C., a Delaware limited liability company (“BCP”), have entered into a Master Purchase Agreement, dated November     , 2002 (the “Purchase Agreement”), as a result of which, among other things, BCP and TRW Automotive Inc., a Delaware corporation and a wholly-owned subsidiary of Northrop Grumman, will acquire all of the issued and outstanding common stock, par value $[0.01] per share (the “Common Stock”), of Automotive Holdings Corp., a Delaware corporation.

2. BMP has expertise in the areas of finance, strategy, investment and acquisitions relating to the Company and its business and has facilitated the transactions referred to above and certain other related transactions (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. BMP has also provided advice and negotiation assistance with relevant parties in connection with the financing of certain of the Transactions as contemplated under the Purchase Agreement (the “Financing”).

3. The Company believes that having Blackstone Capital Partners IV Merchant Banking Fund L.P. (together with its affiliated funds, “Blackstone”) as a beneficial stockholder of the Company as a result of the Transactions will be of substantial benefit to the Company and that BMP’s provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions and advice and negotiation assistance with relevant parties in connection with the Financing has been of substantial benefit to the Company and warrants payment of the fees described in this Agreement. The Company also desires to avail itself, for the term of this Agreement, of the expertise of BMP in these areas, and BMP wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

4. The rendering by BMP of the services described in this Agreement and the investment by Blackstone, as described above, is being made on the basis that the Company will pay the fees described below.

AGREEMENT

The parties agree as follows:

SECTION 1. Transaction and Advisory Fee. In consideration of BMP undertaking the financial and structural analysis, due diligence investigations, other advice and negotiation assistance necessary in order to enable the Transactions to be consummated, the

Company will pay to BMP, at the Effective Time (as defined herein), a transaction and advisory fee of an amount equal to $49,000,000.

SECTION 2. Appointment. The Company appoints BMP to render the monitoring, advisory and consulting services described in Section 3 (the “Services”) for the term of this Agreement.

SECTION 3. Services. BMP agrees that during the term of this Agreement, it will render to the Company, by and through itself, its affiliates and their respective officers, employees and representatives as BMP in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (a) advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, (b) advice regarding the strategy of the Company, (c) advice regarding dispositions or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder will not include investment banking or other financial advisory services rendered by BMP or any of its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries. BMP may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and BMP or its relevant affiliates, on the other hand.

SECTION 4. Monitoring Fee.

(a) In consideration of the Services being provided by BMP, the Company will pay to BMP an aggregate annual monitoring fee (the “Monitoring Fee”) of $5,000,000 in cash. The Monitoring Fee will be payable quarterly in advance on the first day of each quarter, by wire transfer in same-day funds to the bank account designated by BMP, commencing at the Effective Time (as defined herein) through the Termination Date (as defined below). Any Monitoring Fee for the first calendar year of this Agreement will be prorated for the period of such year commencing at the Effective Time. Any Monitoring Fee for the last calendar year of this Agreement will be prorated for the period of such year ending on the Termination Date. For purposes of this Agreement, “Termination Date” means the earliest of (i) the date on which Blackstone owns less than 5% of the number of shares of Common Stock then outstanding, (ii) when BMP is no longer entitled to any payment of the Monitoring Fee in accordance with Section 4(c) and (iii) such earlier date as the Company and BMP may mutually agree upon.

(b) To the extent the Company cannot pay the Monitoring Fee for any reason, including by reason of any debt financing of the Company or its subsidiaries, the payment by the Company to BMP of the accrued and payable Monitoring Fee will be deferred until the earlier of (i) the date of payment of such deferred Monitoring Fee that is not otherwise prohibited under any contract applicable to the Company and that is otherwise able to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest at an annual rate of ten percent (10%), compounded quarterly, from the date due until paid.

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(c)
Notwithstanding anything to the contrary contained in subparagraph (a) above, BMP may elect at any time (which election can be made in its sole discretion by the delivery of written notice to the Company) to receive, in lieu of annual payments of the Monitoring Fee, a single lump sum cash payment equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice) of all then current and future Monitoring Fees payable under this Agreement, assuming the Termination Date to be the tenth anniversary of the date hereof (the “Lump Sum Fee”). The Lump Sum Fee will be payable to BMP by wire transfer in same-day funds to the bank account designated by BMP.

SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse BMP, Blackstone and each of their respective affiliates for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by BMP, Blackstone and their respective affiliates in connection with the Transactions and the Services rendered under this Agreement, or in order to make SEC and other legally required filings relating to Blackstone’s ownership of capital stock of the Company or its successor, or otherwise incurred by BMP, Blackstone and their respective affiliates from time to time in the future in connection with the ownership or subsequent sale or transfer by Blackstone of capital stock of the Company or its successor, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by BMP, Blackstone or any of its affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BMP, Blackstone or any of their respective affiliates and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with its or its affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by BMP or its relevant affiliate (if such Out-of-Pocket Expenses were incurred by BMP, Blackstone or their respective affiliates) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, to the account indicated to the Company by the relevant payee.

SECTION 6. Indemnification. The Company will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence,

3

or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses will be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 7. Accuracy of Information. The Company will furnish or cause to be furnished to BMP such information as BMP believes reasonably appropriate to its monitoring, advisory and consulting services hereunder and to comply with SEC or other legal requirements relating to the beneficial ownership by Blackstone of the capital stock of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that BMP (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 8. Effective Time. This Agreement will become effective (the “Effective Time”) as of the Closing Date (as defined in the Purchase Agreement). At the Effective Time, the Company will make the payments to BMP pursuant to Sections 1 and 4 by wire transfer of same-day funds to the bank account designated by the payee in writing.

SECTION 9. Term. This Agreement will become effective as of the Effective Time and will continue until the Termination Date, except that Section 5 will remain in effect thereafter with respect to Out-of-Pocket Expenses which were incurred prior to or within a reasonable period of time after the Termination Date but have not been paid to BMP in accordance with Section 5. The provisions of Sections 4(b), 6, 7 and 9 will survive the termination of this Agreement.

SECTION 10. Permissible Activities. Subject to applicable law, nothing herein will in any way preclude BMP or its affiliates (other than the Company or its subsidiaries and their respective employees) or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

SECTION 11. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any

4

party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

c/o The Blackstone Group L.P.
345 Park Avenue
31st Floor
New York, New York 10154
Attention: Neil P. Simpkins
Facsimile: (212) 583-5703

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attention: William R. Dougherty
Facsimile: (212) 455-2502

if to the Company:

Attention: General Counsel
Telephone:

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c) This Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted transferees and their respective successors, each of which permitted transferees will agree, in writing in form and substance satisfactory to BMP,

5

to become a party hereto and be bound to the same extent as its transferor hereby. Subject to the next sentence, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that Blackstone and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 5 and 6 of this Agreement.

(f) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

6

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Monitoring Fee Agreement on the date first written above.

ROADSTER ACQUISITION CORP.

By:
Name: Title:

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:
Name: Title:

7

EXHIBIT G

Illustrative Indemnity Calculation Examples

Projected Cash Cost:

2003	2004	2005	2006	2007	2008
48	50	51	54	55	56

Maximum Payment (Before Adjustment for Negative Cash Cost Account):

2003	2004	2005	2006	2007	2008
9	11	15	15	18	18
*	*	*	*	*	*	*	*	*	*

Example 1:

Actual Cash Cost (Before Adjustment for Excess Cash Cost Account):

2003	2004	2005	2006	2007	2008
55	66	66	66	66	66

Annual Indemnity Payment/(Shortfall):

2003	2004	2005	2006	2007	2008
7	13	15	15	11	10
48	50	51	54	55	56

Terminal Value Payment: 65

Example 2:

Actual Cash Cost (Before Adjustment for Excess Cash Cost Account):

2003	2004	2005	2006	2007	2008
51	48	50	58	75	75

Annual Indemnity Payment/(Shortfall):

2003	2004	2005	2006	2007	2008
3	(-2)	(-1)	4	20	19

Terminal Value Payment: 117.0

EXHIBIT H

PRINCIPAL TERMS OF 8% SUBORDINATED NOTE

Amount:	$600 million.

Maker:	Automotive Intermediate Corp., a Delaware corporation (“Intermediate Holdco”).

Maturity:
Initially 15 years, with reduction to 12 years if, on or at any date after the fifth anniversary of the Closing Date (as defined in the Master Purchase Agreement), the debt rating on the lowest rated securities of Roadster Acquisition Corp. (“Newco”) is investment grade (defined as Baa3 or above by Moody’s and BBB- or above by S&P).

Interest:
Initially 8% per annum, payable in kind until maturity, with increase to 10% per annum from the fifth anniversary onwards if, on or at any date after the fifth anniversary of the Closing Date, the debt rating on Newco’s lowest rated securities is investment grade (defined as Baa3 or above by Moody’s and BBB- or above by S&P).

If Intermediate Holdco should at any time declare and pay a dividend (other than a stock dividend) to its stockholders, then commencing on the payment date for such dividend, interest on the Notes will thereafter be payable in cash, in quarterly installments.

Optional Redemption:	Intermediate Holdco may redeem all or part of the Notes at any time at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Change of Control:
In the event a Change of Control (as such term is defined in the indenture relating to the senior subordinated notes to be issued by Newco) occurs at a time when the debt rating on Newco’s lowest rated securities is investment grade (defined as Baa3 or above by Moody’s and BBB- or above by S&P), the holders of the Notes will have the right to put the Notes to Intermediate Holdco at 100% of the then aggregate principal amount as of the redemption date, plus accrued and unpaid interest thereon to the redemption date.

EXHIBIT H

Covenants:
In the event of the sale by Intermediate Holdco of any assets (other than in the ordinary course of business) of Intermediate Holdco and its subsidiaries, no proceeds from such asset sale may be distributed as a dividend to the stockholders of Intermediate Holdco unless all of the Notes shall have been redeemed by Intermediate Holdco.

Intermediate Holdco will not enter into any contract, arrangement or transaction with any of its direct or indirect stockholders or their affiliates (other than subsidiaries of Intermediate Holdco) without the unanimous approval of the Executive Committee of the Board of Directors of Intermediate Holdco to consist of two Blackstone representatives and one Northrop Grumman representative. Payments of dividends will not be subject to this provision.

Defaults:
Failure to pay principal or interest if interest becomes payable in cash when the same shall become due and payable; breach of the covenants specified in the preceding paragraph; bankruptcy of Intermediate Holdco or Newco.

Ranking:	Unsecured and subordinated in right of payment to all other debt of Intermediate Holdco and its subsidiaries.

Transferability:
Holder may sell or otherwise transfer all or any part of the Note (in no less than increments of $50 million principal amount) with the prior written consent of BCP Acquisition Company L.L.C., which consent shall not be unreasonably withheld if such transfer would not adversely affect Parent and its subsidiaries.